As filed with the Securities and Exchange Commission on January 14, 2011

Registration No. 333-170640

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

Amendment No. 2

TO

Form S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

KAYAK SOFTWARE CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	4700	54-2139807
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

55 North Water Street, Suite 1

Norwalk, CT 06854

(203) 899-3100

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Karen Ruzic Klein

General Counsel

55 North Water Street, Suite 1

Norwalk, CT 06854

(203) 899-3100

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Michael A. Conza Bingham McCutchen LLP One Federal Street Boston, MA 02110 Tel: (617) 951-8000 Fax: (617) 951-8736	Richard D. Truesdell, Jr. Davis Polk & Wardwell LLP 450 Lexington Ave. New York, NY 10017 Tel: (212) 450-4000 Fax: (212) 701-5800

Approximate date of commencement of proposed sale to public: As soon as practicable after this Registration Statement is declared effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box.    ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering.    ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐		Accelerated filer	☐

Non-accelerated filer	☒	(Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee(2)(3)
Common Stock, $0.001 par value per share	$50,000,000	$3,565

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933. Includes the offering price attributable to shares available for purchase by the underwriters to cover over-allotments, if any.
(2)	Calculated pursuant to Rule 457(o) based on an estimate of the proposed maximum aggregate offering price.
(3)	Previously paid.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We and the selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we and the selling stockholders are not soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

PROSPECTUS (Subject to Completion)

Issued January 14, 2011

             SHARES

KAYAK Software Corporation

COMMON STOCK

KAYAK Software Corporation is offering              shares of its common stock, and the selling stockholders are offering              shares of common stock. We will not receive any proceeds from the sale of shares by the selling stockholders. This is our initial public offering, and no public market exists for our shares. We anticipate that the initial public offering price will be between $              and $              per share.

We intend to apply to list our common stock on The NASDAQ Stock Market under the symbol “KYAK.”

Investing in our common stock involves risks. See “Risk Factors” beginning on page 8.

PRICE $              A SHARE

	Price to Public	Underwriting Discounts and Commissions	Proceeds to Company	Proceeds to Selling Stockholders
Per share	$	$	$	$
Total	$	$	$	$

KAYAK Software Corporation and the selling stockholders have granted the underwriters the right to purchase an additional              shares of common stock to cover over-allotments.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the shares of common stock to purchasers on                      , 2011.

MORGAN STANLEY	DEUTSCHE BANK SECURITIES

PIPER JAFFRAY	STIFEL NICOLAUS WEISEL	PACIFIC CREST SECURITIES

                      , 2011

COMPARE HUNDREDS
OF TRAVEL SITES
AT ONCE.

KAYAK®.COM

SEARCH ONE AND DONE.®

We have not, and the selling stockholders have not, authorized anyone to provide any information other than that contained or incorporated by reference in this prospectus or in any free writing prospectus prepared by or on behalf of us or to which we have referred you. We and the selling stockholders take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We and the selling stockholders are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted. The information in this prospectus or any free-writing prospectus is accurate only as of its date, regardless of its time of delivery or of any sale of shares of our common stock. Our business, financial condition, results of operations and prospects may have changed since that date.

Until                     , 2011 (25 days after the commencement of this offering), all dealers that buy, sell or trade shares of our common stock, whether or not participating in this offering, may be required to deliver a prospectus. This delivery requirement is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

For investors outside the U.S.: We have not, the selling stockholders have not and the underwriters have not done anything that would permit this offering, or possession or distribution of this prospectus, in any jurisdiction where action for that purpose is required, other than in the U.S. Persons outside the U.S. who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the shares of common stock and the distribution of this prospectus outside of the U.S.

Market and Industry Data

Except as otherwise noted, all industry and market data in this prospectus were derived directly from data estimated and reported by PhoCusWright Inc. (PhoCusWright) or International Data Corporation (IDC), or were estimated by us using such data as the primary source. Industry publications, studies and surveys generally state that they have been prepared from sources believed to be reliable, although they do not guarantee the accuracy or completeness of such information. While we believe that each of these studies and publications is reliable, we have not independently verified such data, or any other industry or market data from third-party sources referenced in this prospectus.

i

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus and does not contain all of the information that you should consider in making your investment decision. Before investing in our common stock, you should carefully read this entire prospectus, including our consolidated financial statements and the related notes and the information set forth under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” in each case included elsewhere in this prospectus. Some of the statements in this prospectus constitute forward-looking statements. See “Special Note Regarding Forward-Looking Statements” for more information.

KAYAK SOFTWARE CORPORATION

Overview

We are a technology-driven company committed to improving online travel. Cofounders of Expedia, Travelocity and Orbitz started KAYAK in 2004 to take a better approach to finding travel online. Our websites and mobile applications enable people to easily research and compare accurate and relevant information from hundreds of other travel websites in one comprehensive, fast and intuitive display. We also provide travel management tools and services such as flight status updates, pricing alerts and itinerary management. Once users find their desired flight, hotel or other travel products, KAYAK sends them to their preferred travel supplier or online travel agent, or OTA, website to complete their purchase.

KAYAK’s services are free for travelers. We offer travel suppliers and OTAs an efficient channel to sell their products and services to a highly targeted audience focused on purchasing travel. We earn revenues from both referrals to travel suppliers and OTAs, or distribution revenues, and from a variety of advertising placements on our websites and mobile applications, or advertising revenues.

Since our commercial launch in 2005, KAYAK has experienced significant growth:

•

For the nine months ended September 30, 2010, we generated $128 million of revenues, representing year-over-year growth of 48%. For the quarter ended September 30, 2010, we generated $48 million of revenues, representing year-over-year growth of 80%;

•

For the nine months ended September 30, 2010, we processed more than 469 million user queries for travel information, representing year-over-year growth of 37%. For the quarter ended September 30, 2010, our quarter-over-quarter query volume increased 50% compared to the same period in 2009; and

•

KAYAK mobile applications have been downloaded nearly five million times since their introduction in March 2009. For the quarter ended September 30, 2010, we had over one million downloads, representing growth of 152% compared to the same period in 2009.

As of December 31, 2010, we had 148 employees, and we had local websites in 14 countries outside the U.S., including the United Kingdom, Germany, France, Spain, Italy and India.

Our Industry

Market Opportunity

As a distribution and advertising platform, we participate in both the online travel market and the online travel advertising market.

Online Travel: A Large and Growing Market. The travel industry in the U.S., Europe and Asia Pacific accounted for $723 billion in global expenditures in 2009, and is projected to increase at a 3% compound annual growth rate, or CAGR, through 2011. Of this amount, approximately $216 billion, or 30% was purchased online in 2009 representing a 17% CAGR between 2005 and 2009. We believe that travel, with its research and information intensive nature, real time pricing, electronic fulfillment capabilities and thousands of travel options, is well suited for the online channel. Currently, online travel represents the largest category of e-commerce, with total sales exceeding the combined total of electronics, books, software, appliances and collectibles.

Key Online Travel Products. The two largest categories of online travel are airline ticket sales and hotel bookings. In 2009, airline ticket sales represented 52% of total online travel purchases, followed by hotel bookings at 25%. Hotel bookings are the fastest growing online travel category and are projected to grow at a 12% CAGR from 2009 through 2011. Given the significant differentiation among hotels, travelers will typically spend considerable time online researching a hotel stay, making hotel bookings highly suitable for the online channel.

Online Travel Advertising: A Large Opportunity to Grow Share of Total Advertising Spend. Travel represents one of the largest advertising categories, with advertisers spending $29 billion globally on travel-related advertising in 2009. Of this amount, only $4 billion, or 13%, was spent online with the remainder being spent primarily on traditional media. We believe that over time more travel advertising will move from offline to online as travel purchases continue to move online. Online travel advertising can also be a more efficient advertising channel, as it enables advertisers to directly target individuals who are researching and planning travel. The online travel advertising market is expected to reach $8 billion by 2014, a CAGR of 15% between 2009 and 2014.

Challenges of Our Industry

Challenges for Consumers. Travel product pricing and availability change frequently, and information is often fragmented across hundreds of travel sites. Traditional travel websites can be slow and confusing and often lack comprehensive search results. These limitations can make it frustrating for people to find, purchase and manage their travel online. As a result, we believe that travelers continue to search multiple sites for the best prices and options to meet their travel needs.

Challenges for Travel Suppliers and OTAs. Travel suppliers and OTAs face two main challenges. One is to distribute their travel products to as many travelers as possible, while still maintaining their brand and owning the customer relationship. In distributing their travel inventory through third party sites, they lose the opportunity to cross sell or upsell additional products and to build brand loyalty. The second challenge they face is to advertise their services to the right audience at the right time, in a cost effective manner. The majority of travel advertising dollars is currently spent in offline media channels, including TV, radio, print and outdoor campaigns. Offline travel advertising can be expensive, and its effectiveness can be difficult to measure and track. Online advertising offers many improvements to traditional advertising, but can still suffer from audience fragmentation, generic advertising placements and complex pricing schemes.

Our Strengths

We believe that KAYAK offers a better product for consumers, travel suppliers and OTAs.

KAYAK Provides a Fast, Intuitive and Comprehensive Travel Planning Experience. We use proprietary software and algorithms to quickly find, consolidate and sort travel information from hundreds of websites. We present these results through an intuitive interface, providing a single place for our users to plan their travel. Once a KAYAK user finds what they want to buy, we give them the flexibility to purchase directly from travel suppliers or OTAs.

KAYAK is a Technology-Driven Company Focused on Rapid Innovation and the User Experience. We have invested significant time and resources building a technology platform that delivers the best user experience possible. The majority of our employees are either software engineers or technologists, and we believe we have one of the strongest technology teams in the travel industry. We strive to innovate faster than our competitors, and we release new code to our websites almost every week.

KAYAK’s Users are Loyal. We believe that our users are loyal to our brands, products and services. According to a June 2010 study conducted by a market research company on our behalf, KAYAK is a leading brand among the major online travel sites in the U.S. for attributes such as “Finds all the best prices in one place” and “Smarter way to search for travel online.” Through the first nine months of 2010, 72% of our query volume was generated from people who directly visited our websites, and only 8% of our query volume was generated by users referred to us from general search engines.

KAYAK’s Proprietary Distribution and Advertising Platform is Optimized for the Travel Industry. We provide travel suppliers and OTAs with access to a valuable audience of people searching for travel information. Our query results include real-time pricing and availability information from travel suppliers and OTAs, from which a user can make a selection and be linked directly into the travel supplier’s or OTA’s purchase process. Our innovative platform allows advertisers to target their placements, create advertising content and link the user to the relevant page on the advertiser’s website, all based on the user’s search parameters.

KAYAK’s Unique Business Model is Highly Scalable. We designed our business model and technology platform to be highly scalable and cost efficient. Our software and systems have been designed from inception to handle significant growth in users and queries, without requiring significant re-engineering or major capital expenditures. In addition, we use a combination of our own proprietary software and a variety of public domain technologies so that as we continue to grow our user base, we do not incur significant additional software costs. Since all travel products are purchased by our users directly on the travel supplier’s or OTA’s website, we do not incur meaningful costs or overhead associated with fulfillment or customer service for those travel products. We have relatively low fixed operating costs, and the largest component of our variable operating cost is discretionary marketing.

The KAYAK Team Has Deep Industry Experience and Focus. Cofounders of Expedia, Travelocity and Orbitz formed KAYAK in 2004. Our team has extensive and longstanding relationships across the travel industry and, unlike general search engine companies, we focus on a single market category—online travel.

Our Growth Strategy

Continue to Improve and Expand Our Services. We are dedicated to offering people the best online travel planning experience. We will continue to improve and expand our offerings, adding new travel suppliers and OTAs to our query results, improving our search algorithms to enhance the speed and relevance of our query results, and adding new features to our websites and mobile applications.

Increase Consumer Awareness of Our Brands. We believe there is significant opportunity to increase the number of people who use our websites and mobile applications. In November 2009, we commenced a broad reach marketing program which resulted in our unaided awareness increasing to 20% as of September 2010 from 9% as of October 2009. We will continue to invest in broad reach marketing to increase our unaided awareness.

Grow Our Business Internationally. We operate websites in 14 countries outside of the U.S., including Germany, the United Kingdom, France, Spain, Italy and India. We believe that the international opportunity for our services is sizable and we intend to invest in both head count and marketing in 2011 and 2012.

Expand Our Position in Hotels. We believe that the hotel marketplace is well suited for our services, and we plan to increase the number of hotel queries we process. To capture this opportunity, we are improving our hotel query functionality, increasing our hotel-related marketing and search engine spending and improving cross-promotion of hotels in flight query results.

Extend our Leadership Position in Mobile Applications. Mobile devices represent an important growth area in both audience and query volume. We have seen rapid adoption of our KAYAK mobile applications. We plan to extend our leadership position in travel-related mobile applications through continued product development to enhance the loyalty to our brand, products and services.

Risks Associated with Our Business

We are subject to a number of risks, including risks that may prevent us from achieving our business objectives or may adversely affect our business, financial condition, results of operations, cash flows and prospects. You should carefully consider these risks, including all of the risks discussed in the section entitled “Risk Factors,” beginning on page 8 of this prospectus, before investing in our common stock. Risks relating to our business include, among others:

•	we may be unable to maintain or establish relationships with travel suppliers and OTAs;

•	we primarily depend on a single third party to provide our airfare query results;

•	competition from general search engine companies and other travel companies could adversely affect us;

•	if travel suppliers or OTAs choose not to advertise with us or choose to reduce or even eliminate the fees they pay us, our financial performance could be materially adversely affected;

•

if we do not continue to innovate and provide tools and services that are useful to travelers, and if we are unable to retain or motivate key personnel or hire, retain and motivate qualified personnel we may not remain competitive, and our revenues and operating results could suffer;

•	we may be unable to maintain and increase KAYAK brand awareness and preference; and

•	we have limited international experience and may be limited in our ability to expand into international markets.

Corporate Information

Our principal executive offices are located at 55 North Water Street, Suite 1, Norwalk, CT 06854 and our telephone number at that address is (203) 899-3100. Our corporate website address is www.kayak.com. We do not incorporate the information contained on, or accessible through, our corporate website into this prospectus, and you should not consider it part of this prospectus. We were originally incorporated in Delaware in 2004 under the name Travel Search Company, Inc. We changed our name to Kayak Software Corporation in August 2004.

Except where the context otherwise requires or where otherwise indicated, references herein to “KAYAK,” “we,” “our” and “us” refer to the operations of Kayak Software Corporation and its consolidated subsidiaries. Our operations consist primarily of our flagship website KAYAK.com, which is part of a global family of websites that includes kayak.co.uk, swoodoo.com and SideStep.com. We refer to these websites collectively as the KAYAK websites.

Trademarks

KAYAK®, SideStep®, swoodooTM and Search One and Done® are our key trademarks and are registered under applicable intellectual property laws. This prospectus contains references to our trademarks and service marks and to those belonging to other entities. Solely for convenience, trademarks and trade names referred to in this prospectus, including logos, artwork and other visual displays, may appear without the ® or TM symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the rights of the applicable licensor to these trademarks and trade names. We do not intend our use or display of other companies’ trade names, trademarks or service marks to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

THE OFFERING

Common stock offered by Kayak Software Corporation	shares

Common stock offered by the selling stockholders	shares

Total common stock offered in this offering	shares

Total common stock to be outstanding after this offering	shares

Use of proceeds	We expect to use the net proceeds from this offering for working capital and other general corporate purposes. We may also use a portion of the proceeds to expand our current business through acquisitions or investments in other strategic businesses, products or technologies. We have no commitments with respect to any such acquisitions or investments at this time.

We will not receive any proceeds from the sale of shares by the selling stockholders. See “Use of Proceeds.”

Risk Factors	See “Risk Factors” for a discussion of factors that you should consider carefully before deciding whether to purchase shares of our common stock.

Proposed NASDAQ Stock Market symbol	KYAK.

Except as otherwise indicated, all information in this prospectus:

•	assumes no exercise of the underwriters’ over-allotment option;

•

assumes the conversion of all outstanding shares of our Series A convertible preferred stock, Series A-1 convertible preferred stock, Series B convertible preferred stock, Series B-1 convertible preferred stock, Series C convertible preferred stock and Series D convertible preferred stock, collectively, our convertible preferred stock, into an aggregate of 26,767,656 shares of our common stock and conversion of all outstanding warrants into warrants to purchase shares of our common stock; such conversions of preferred stock and warrants will occur upon completion of this offering in accordance with the pre-existing terms of our convertible preferred stock and preferred stock warrants, and we will not be repurchasing any of such outstanding shares in connection with this offering;

•	assumes an initial public offering price of $ per share, the midpoint of the initial public offering price range indicated on the cover of this prospectus;

•	excludes 103,904 shares issuable upon the exercise of warrants outstanding as of September 30, 2010 with a weighted average exercise price of $13.57 per share;

•	excludes 6,862,226 shares issuable upon the exercise of options outstanding as of September 30, 2010 with a weighted average exercise price of $7.19 per share; and

•

excludes 715,451 shares reserved for issuance pursuant to future grants of awards under our Third Amended and Restated 2005 Equity Incentive Plan and 2011 Equity Incentive Plan as of September 30, 2010.

SUMMARY CONSOLIDATED HISTORICAL AND OPERATING DATA

The following summaries of our consolidated financial and operating data for the periods presented should be read in conjunction with “Selected Consolidated Financial and Operating Data,” “Capitalization,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the related notes included elsewhere in this prospectus. The summary consolidated statements of operations data for the years ended December 31, 2007, 2008 and 2009 have been derived from our audited financial statements included elsewhere in this prospectus. The summary consolidated statements of operations data for the nine months ended September 30, 2009 and September 30, 2010 and the summary consolidated balance sheet data as of September 30, 2010 have been derived from our unaudited financial statements included elsewhere in this prospectus. In the opinion of management, the unaudited interim consolidated financial statements have been prepared on the same basis as the audited consolidated financial statements and include all adjustments necessary for the fair presentation of our financial position and results of operations for these periods. The historical results presented below are not necessarily indicative of the results to be expected for any future period, and the results for any interim period may not necessarily be indicative of the results that may be expected for a full year.

	Years ended December 31,			Nine months ended September 30,
Consolidated Statements of Operating Data:	2007	2008	2009	2009	2010
(in thousands except share and per share amounts)				(unaudited)
Revenues	$48,444	$112,018	$112,698	$86,567	$128,280

Costs and expenses
Cost of revenue	4,990	13,120	10,156	8,071	7,227
Marketing	33,624	56,841	57,389	36,020	69,139
Technology	4,292	10,382	10,708	8,077	9,723
Personnel	8,131	19,150	22,638	16,469	20,987
General and administrative	2,046	5,440	6,446	4,562	6,134

Total costs and expenses	53,083	104,933	107,337	73,199	113,210

(Loss) income from operations	(4,639)	7,085	5,361	13,368	15,070
Other income (expense)	271	(1,569)	(1,225)	(1,350)	1,244
Income tax expense (benefit)	—	415	(2,776)	1,579	10,156

Net (loss) income	$(4,368)	$5,101	$6,912	$10,439	$6,158

Net (loss) income per common share
Basic	$(1.67)	$(1.37)	$(0.92)	$0.05	$(0.43)
Diluted	$(1.67)	$(1.37)	$(0.92)	$0.05	$(0.43)
Weighted average shares outstanding:
Basic	3,860,114	4,831,777	5,223,187	5,193,555	6,164,171
Diluted	3,860,114	4,831,777	5,223,187	5,866,565	6,164,171

Unaudited pro forma:
Net income per common share:
Basic			$0.22		$0.19
Diluted			$0.21		$0.17
Weighted average common shares:
Basic			31,990,843		32,931,827
Diluted			33,304,117		35,443,786

Other Data:
Adjusted EBITDA (1)	$(1,415)	$18,699	$16,188	$21,110	$25,178
Capital expenditures	$1,043	$986	$2,267	$1,939	$1,612
Queries (2)	238,449	434,540	458,594	342,873	469,048

Consolidated Balance Sheet Data:
	September 30, 2010	Pro forma at September 30, 2010(4)	Pro Forma as Adjusted
	Restated (3)
Cash and cash equivalents	$30,554	$30,554
Working capital	50,866	50,866
Total assets	264,346	264,346
Total liabilities	36,293	36,293
Redeemable convertible preferred stock	232,800	—
Total stockholders’ deficit	(4,747)	228,053

(1)	Earnings Before Interest, Taxes, Depreciation and Amortization, or EBITDA, is a metric used by management to measure operating performance. Adjusted EBITDA represents EBITDA excluding the impact of stock-based compensation expense and other income (expense), net. We present Adjusted EBITDA as a supplemental performance measure because we believe it facilitates operating performance comparisons from period to period and company to company by backing out potential differences caused by variations in capital structures (affecting other income (expense), net), tax positions (such as the impact on periods or companies of changes in effective tax rates), the age and book depreciation of fixed assets (affecting relative depreciation expense), the impact of acquisitions and the impact of stock-based compensation expense. Because Adjusted EBITDA facilitates internal comparisons of operating performance on a more consistent basis, we also use Adjusted EBITDA in measuring our performance relative to that of our competitors. Adjusted EBITDA is not a measurement of our financial performance under GAAP and should not be considered as an alternative to net income, operating income or any other performance measures derived in accordance with GAAP or as an alternative to cash flow from operating activities as a measure of our profitability or liquidity. We understand that although Adjusted EBITDA is frequently used by securities analysts, lenders and others in their evaluation of companies, Adjusted EBITDA has limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are:
•	adjusted EBITDA does not reflect our cash expenditures or future requirements for capital expenditures or contractual commitments;
•	adjusted EBITDA does not reflect changes in, or cash requirements for, our working capital needs;
•

although depreciation is a non-cash charge, the assets being depreciated will often have to be replaced in the future, and Adjusted EBITDA does not reflect any cash requirements for such replacements; and

•	other companies in our industry may calculate Adjusted EBITDA differently than we do, limiting its usefulness as a comparative measure.

The following table reconciles net income to Adjusted EBITDA for the periods presented and is unaudited:

	Year ended December 31,			Nine months ended September 30,
	2007	2008	2009	2009	2010
Net (loss) income	$(4,368)	$5,101	$6,912	$10,439	$6,158
Interest (income) expense	(209)	2,163	(121)	(58)	(83)
Income taxes	—	415	(2,776)	1,579	10,156
Depreciation and amortization	1,485	5,214	5,380	4,023	4,923

EBITDA	(3,092)	12,893	9,395	15,983	21,154
Stock-based compensation	1,739	6,400	5,447	3,719	5,185
Other (income) expense, net	(62)	(594)	1,346	1,408	(1,161)

Adjusted EBITDA	$(1,415)	$18,699	$16,188	$21,110	$25,178

(2)	Queries refer to user requests for travel information we process through our websites and mobile applications.
(3)	Refer to Note 3, “Restatement of Consolidated Balance Sheets and Statements of Changes in Shareholders’ Deficit” in the consolidated financial statements for a discussion of the restatement of previously issued financial statements.
(4)	The pro forma balances give effect to the conversion of all outstanding shares of our redeemable convertible preferred stock into 26,767,656 shares of our common stock.

RISK FACTORS

Risks Related to Our Business and Industry

We may be unable to maintain or establish relationships with travel suppliers and OTAs, which could limit the information we are able to provide to travelers.

Our ability to attract travelers to our websites and use our mobile applications and our services depends in large part on providing a comprehensive set of query results. To do so, we maintain relationships with travel suppliers and OTAs to include their data in our query results. The loss of existing relationships with travel suppliers or OTAs, or an inability to continue to add new ones, may cause our query results to provide incomplete pricing, availability and other information important to travelers using our services. This deficiency could reduce traveler confidence in the query results we provide, making us less popular with travelers.

With respect to our flight and fare information, the willingness of airlines to participate in our query results can vary by carrier. Historically, Southwest Airlines has chosen not to include its pricing and availability information in our query results and those of other third parties. If we are unable to continue to display travel data from multiple airline carriers, it would reduce the breadth of our query results and the number of travelers using our services could decline, resulting in a loss of revenues and a decline in our operating results.

Recently, there has been an increase in domestic airline consolidation, including the 2008 merger between Delta Air Lines and Northwest Airlines, the 2010 merger between United Airlines and Continental Airlines and the recently announced merger of AirTran Airlines and Southwest Airlines. If one of our airline travel suppliers merges or consolidates with, or is acquired by, another company with which we do not have a relationship, we may lose that airline as a participant in our query results or as an advertiser. We could also lose an airline’s participation in the event of an airline bankruptcy.

Approximately 15% of the hotels displayed on our websites are comprised of five hotel chains. A loss of any one of these brand name hotel chains as a travel supplier, or a loss of any one of these chains as a provider of travel information to OTAs, could have a negative impact on our business, results of operations and financial condition.

In addition, many of our agreements with travel suppliers and OTAs are short-term agreements that may be terminated on 30 days’ notice. We cannot guarantee that travel suppliers and OTAs will continue to work with us. We may also be unable to negotiate access, pricing or other terms that are consistent or more favorable than our current terms. A failure to retain current terms or obtain more favorable terms with our travel suppliers and OTAs could harm our business and operating results.

We primarily depend on a single third party to provide our airfare query results, and a loss of this provider could limit our ability, or make it more difficult for us, to provide travelers with accurate flight information.

We license faring engine software from ITA Software, Inc., or ITA, under an agreement which expires on December 31, 2013. This faring engine software directly provided approximately 43.3% of our overall airfare query results for the nine months ended September 30, 2010. Additionally, 48.8% of our overall airfare query results during such period were obtained from other sources which, in turn, utilized the ITA faring engine software. We have invested significant time and resources to develop proprietary software and practices to optimize the output from ITA’s software for our websites and mobile applications.

We may be unable to renew our license with ITA, or we may be able do so only on terms that are less favorable to us, which could negatively impact our ability to quickly provide travelers with comprehensive airline pricing and availability information. Airline travel queries accounted for approximately 85% of the searches performed on our websites and mobile applications for the nine months ended September 30, 2010, and distribution revenues from airline queries represented approximately 26% of our revenues for the nine months ended September 30, 2010. We anticipate domestic airfare queries will continue to represent a significant portion of our overall queries for the foreseeable future. Thus, a loss of access to ITA’s software or enhancements or improvements to the software, or an adverse change in our costs associated with use of the ITA software, could have a significant negative effect on the comprehensiveness and/or speed of our query results, and on our revenues and operating results. Moreover, we believe that a significant number of travelers who use our websites and mobile applications for our non-air travel services first come to our site to conduct queries for airfare, and accordingly a loss, disruption or other negative impact on our airfare query results could also result in a significant decline in the use of, and financial performance of, our query services for non-air travel queries.

In the event Google acquires ITA Software, Inc. and we are not offered access to ITA software at competitive prices, our ability to compete and operate our business effectively, and our financial performance, may be materially adversely affected.

On July 1, 2010, Google, Inc., or Google, announced an agreement to acquire ITA. According to Experian Hitwise, in September 2010, approximately 30% of travel searches began with Google. If Google completes its acquisition of ITA and creates new flight search tools and services that directly compete with the services we offer, this number could substantially increase and people may be able to find comparable flight information on the internet without using our services. These services offered by Google could include enhancements or improvements in performance of the ITA software which may not be made available to us, such as improved performance that significantly increases the speed at which their software returns search results. Google may also cause ITA not to renew or honor agreements with us, or to renew agreements with us on less favorable terms. If ITA or Google limit our access to the ITA software or any improvements to the software, increase the price we pay for it or refuse to renew our contract and we are unable to replace ITA’s software with a comparable technology, we may be unable to operate our business effectively and our financial performance may suffer.

Competition from general search engine companies could adversely affect us by reducing traffic to our website and mobile applications and by creating a competitive product that people choose over KAYAK when searching for travel online.

Large, established Internet search engines with substantial resources and expertise in developing online commerce and facilitating Internet traffic are creating, and are expected to create further, inroads into online travel, both in the U.S. and internationally. For example, in addition to their proposed acquisition of ITA, Google is actively testing a travel search engine that displays hotel information and rates to travelers. Moreover, Microsoft acquired one of our competitors, Farecast.com, in 2008 and relaunched it as Bing Travel, a travel search engine which not only allows users to search for airfare and hotel reservations but also purports to predict the best time to purchase. These initiatives appear to represent a clear intention by Google and Microsoft to appeal more directly to travel consumers and travel suppliers by providing more specific travel-related search results, which could lead to more travelers using services offered by Google or Bing instead of those offered on our websites and mobile applications. For example, if Google chooses to provide comprehensive travel search results such as flight and hotel pricing and availability, and further chooses to integrate such offerings with other Google services such as Google maps and weather information, then the number of users that visit our websites and our ability to attract advertising dollars could be negatively impacted. Google or other leading search engines could choose to direct general searches on their respective websites to their own travel search service and/or materially improve search speed through hardware investments, which also could negatively impact the number of users that visit our websites and our ability to attract advertising dollars. If Google or other leading search engines are successful in offering services that directly compete with ours, we could lose traffic to our websites and mobile applications, which could have a material adverse effect on our business, results of operations and financial condition.

If travel suppliers or OTAs choose not to advertise with us, or choose to reduce or even eliminate the fees they pay us, our financial performance could be materially adversely affected.

Our current financial model depends almost entirely on fees paid by travel suppliers and OTAs for referrals from our query results and advertising placements. Since we do not have long-term contracts with most of the travel suppliers or OTAs who use our services, these travel suppliers or OTAs could choose to modify or discontinue their relationship with us with little to no advanced notice to us. These changes may include a cessation in the provision of travel data to us, or a reduction in our compensation.

During the nine months ended September 30, 2010, our top ten travel suppliers and OTAs accounted for approximately 69% of our total revenues for that period. In particular, for the nine months ended September 30, 2010, Expedia and its affiliates, including its Hotels.com and Hotwire subsidiaries, accounted for 25% of our total revenues. Also during this period, Orbitz and its affiliates, including its CheapTickets and ebookers subsidiaries, accounted for 19% of our total revenues. If our relationship with any of our top travel suppliers or OTAs were to end or otherwise be materially reduced, our revenues and operating results could experience significant decline.

If we do not continue to innovate and provide tools and services that are useful to travelers, we may not remain competitive, and our revenues and operating results could suffer.

Our success depends on continued innovation to provide features and services that make our websites and mobile applications useful for travelers. Our competitors are constantly developing innovations in online travel-related services and features. As a result, we must continue to invest significant resources in research and development in order to continually improve the speed, accuracy and comprehensiveness of our services. If we are unable to provide quality features and services that travelers want to use, then travelers may become dissatisfied and use a competitor’s website or mobile applications. If we are unable to continue offering innovative products and services, we may be unable to attract additional users or retain our current users, which could adversely affect our business, results of operations and financial condition.

We may be unable to maintain and increase KAYAK brand awareness and preference, which could limit our ability to maintain our current financial performance or achieve additional growth.

We rely heavily on the KAYAK brand. Awareness, perceived quality and perceived differentiated attributes of the KAYAK brand are important aspects of our efforts to attract and expand the number of travelers who use our websites and mobile applications. Since many of our competitors have more resources than we do, and can spend more advertising their brands and services, we are required to spend considerable money and other resources to preserve and increase our brand awareness. Should the competition for top-of-mind awareness and brand preference increase among online travel services, we may not be able to successfully maintain or enhance the strength of our brand. Even if we are successful in our branding efforts, such efforts may not be cost effective. If we are unable to maintain or enhance traveler and advertiser awareness of our brand cost effectively, our business, results of operations and financial condition would be adversely affected.

In November 2009, we began a broad-reach marketing campaign that included television commercials and signage advertising in major U.S. airports. We do not know if these additional marketing investments will result in new or additional travelers visiting our websites or using our mobile applications. If we are unable to recover these additional costs through an increase in the number of travelers using our services, we will likely experience a decline in our financial results.

We have registered domain names for websites that we use in our business, such as KAYAK.com, kayak.co.uk, swoodoo.com and SideStep.com. If we lose the ability to use a domain name, we would be forced to incur significant expenses to market our services under a new domain name, which could substantially harm our business. In addition, our competitors could attempt to capitalize on our brand recognition by using domain names similar to ours. Domain names similar to ours have been registered in the U.S. and elsewhere, and in some countries the top level domain name “kayak” is owned by other parties. We may be unable to prevent third parties from acquiring and using domain names that infringe on, are similar to, or otherwise decrease the value of, our brand or our trademarks or service marks. Protecting and enforcing our rights in our domain names and determining the rights of others may require litigation, which could result in substantial costs and diversion of management attention.

Competition from other travel companies could result in a decrease in the amount and types of travel information we display, a loss of travelers using our products and services and a decrease in our financial performance.

We operate in the highly competitive online travel category. Many of our current and potential competitors, including general search engines, OTAs, travel supplier websites and other travel websites, have existed longer and have larger customer bases, greater brand recognition and significantly greater financial, marketing, personnel, technical and other resources than KAYAK. Some of these competitors may be able to secure services on more favorable terms. In addition, many of these competitors may be able to devote significantly greater resources to:

•	marketing and promotional campaigns;

•	attracting and retaining key employees;

•	securing participation of travel suppliers and access to travel information, including proprietary or exclusive content;

•	website and systems development; and

•	enhancing the speed at which their services return user search results.

In addition, consolidation of travel suppliers and OTAs could limit the comprehensiveness of our query results and the need for our services and could result in advertisers terminating their relationships with us.

Increased competition could result in reduced operating margins and loss of market share. There can be no assurance that we will be able to compete successfully against current and future competitors or that competition will not have a material adverse effect on our business, results of operations and financial condition.

Changes in general search engine algorithms and dynamics or termination of traffic-generating arrangements could result in a decrease in the number of people directed to our websites.

We use Internet search engines, principally through the purchase of travel-related keywords, to generate traffic to our websites. The purchase of travel-related keywords consists of anticipating what words and terms consumers will use to search for travel on general search engines and then bidding on those words and terms in the applicable search engine’s auction system. We bid against other advertisers for preferred placement on the applicable general search engine’s results page. Approximately 8% of our user queries during the nine months ended September 30, 2010 resulted from searches initially entered on general search engine websites. Search engines, such as Google, frequently update and change the logic which determines the placement and ordering of results of a user’s search, which may reduce the effectiveness of the keywords we have purchased. If a major search engine, such as Google, changes its algorithms in a manner that negatively affects the search engine ranking of our websites, or changes its pricing, operating or competitive dynamics to our disadvantage, our business, results of operations and financial condition could be adversely affected. We also rely to a certain extent on advertisements that we place on other travel search engines such as Lowfares.com. Approximately 15% of our user queries during the nine months ended September 30, 2010 resulted from traffic-generating arrangements. A loss of one or more of these traffic-generating arrangements as an advertising channel could result in fewer people using our services.

We have limited international experience and may be limited in our ability to expand into international markets, which could result in significant costs to us and a limitation on our ability to achive future financial growth.

We operate websites in 14 countries outside of the U.S., and we generated less than 10% of our net revenues for the nine months ended September 30, 2010 from our international operations. Our senior management team is located in the U.S. and has limited international experience. We believe that international expansion will be important to our future growth, and therefore we currently expect that our international operations will increase. As our international operations expand, we will face increasing risks resulting from operations in multiple countries, including:

•	differences and unexpected changes in regulatory requirements and exposure to local economic conditions;

•	limits on our ability to enforce our intellectual property rights;

•	restrictions on the repatriation of non-U.S. investments and earnings back to the U.S., including withholding taxes imposed by certain foreign jurisdictions;

•	requirements to comply with a number of U.S. and international regulations, including the Foreign Corrupt Practices Act;

•	uncertainty over our ability to legally enforce our contractual rights; and

•	currency exchange rate fluctuations.

To the extent we are not able to effectively mitigate or eliminate these risks, our results of operations could be adversely affected. Furthermore, any failure by us to adopt appropriate compliance procedures to ensure that our employees and agents comply with applicable laws and regulations in foreign jurisdictions could result in substantial penalties or restrictions on our ability to conduct business in certain foreign jurisdictions.

Some of our plans for expansion include operating in international markets where we have limited operating experience. These markets may have different competitive conditions, traveler preferences and discretionary spending patterns than the U.S. travel market. As a result, our international operations may be less successful than our U.S. operations. Travelers in other countries may not be familiar with our brands, and we may need to build brand awareness in such countries through greater investments in advertising and promotional activity than we originally planned. In addition, we may find it difficult to effectively hire, manage, motivate and retain qualified employees who share our corporate culture. We may also have difficulty entering into new agreements with foreign travel suppliers and OTAs on economically favorable terms.

Our failure to manage growth effectively could harm our ability to attract and retain key personnel and adversely impact our operating results.

Our culture is important to us. We believe it has been a major contributor to our success. As we grow, however, we may have difficulty maintaining our culture or adapting it sufficiently to meet the needs of our operations. Failure to maintain our culture could negatively impact our operations and business results.

We have rapidly and significantly expanded our operations and anticipate expanding further to pursue our growth strategy. The number of our employees worldwide has grown from less than 35 in 2006, to 148 as of December 31, 2010. Such expansion increases the complexity of our business and places a significant strain on our management, operations, technical performance, financial resources and internal control over financial reporting functions.

There can be no assurance that we will be able to manage our expansion effectively. Our current and planned personnel, systems, procedures and controls may not be adequate to support and effectively manage our future operations, especially as we employ personnel in multiple geographic locations. We may not be able to hire, train, retain, motivate and manage required personnel, which may limit our growth, damage our reputation and negatively affect our financial performance and harm our business.

We may not be able to expand our business model beyond providing travelers with travel query results and our attempts to do so could result in significant additional costs to us without a corresponding increase in our revenues.

We plan to expand our business model beyond helping travelers search for travel by offering additional services and tools, including assisted booking services through mobile applications and our websites. This growth strategy depends on various factors, including the willingness of travel suppliers and OTAs to participate in our assisted booking services, as well as travelers’ use of these other new services and a willingness to trust us with their personal information. These newly launched services may not succeed, and, even if we are successful, our revenues may not increase. These new services could also increase our operating costs and result in costs that we have not incurred in the past, including customer service.

We are dependent on the leisure travel industry and declines in leisure travel or discretionary spending generally could reduce the demand for our services.

Our financial prospects are significantly dependent upon leisure travelers using our services. Leisure travel, including leisure airline tickets, hotel room reservations and rental car reservations, is dependent on personal discretionary spending levels. Leisure travel services tend to decline, along with the advertising dollars spent by travel suppliers, during general economic downturns and recessions. The current worldwide economic conditions have led to a general decrease in leisure travel and travel spending, which has negatively impacted the demand for our services.

Events beyond our control also may adversely affect the leisure travel industry, with a corresponding negative impact on our business and results of operations. Natural disasters, including hurricanes, tsunamis, earthquakes or volcanic eruptions, as well as other natural phenomena, such as outbreaks of H1N1 influenza (swine flu), avian flu and other pandemics and epidemics, have disrupted normal leisure travel patterns and levels. The leisure travel industry is also sensitive to other events beyond our control, such as work stoppages or labor unrest at any of the major airlines, political instability, regional hostilities, increases in fuel prices, imposition of taxes or surcharges by regulatory authorities, travel related accidents and terrorist attacks, any of which could have an impact on our business and results of operations. Although the September 2001 terrorist attacks in the U.S. occurred before we were formed, those attacks had a dramatic and sustained impact on the leisure travel industry, and any future terrorist attack, whether on a small or large scale, could have a material and negative impact on our business and results of operations.

We rely on the performance of highly skilled personnel, including senior management and our technology professionals, and if we are unable to retain or motivate key personnel or hire, retain and motivate qualified personnel, our business would be harmed.

We believe our success has depended, and continues to depend, on the efforts and talents of our senior management and our highly skilled team members, including our software engineers. Our future success depends on our continuing ability to attract, develop, motivate and retain highly qualified and skilled employees. The loss of any of our senior management or key employees could materially adversely affect our ability to build on the efforts they have undertaken and to execute our business plan, and we may not be able to find adequate replacements. In particular, the contributions of certain key senior management in the U.S. are critical to our overall success. We cannot ensure that we will be able to retain the services of any members of our senior management or other key employees. We do not maintain any key person life insurance policies.

Competition for well-qualified employees in all aspects of our business, including software engineers and other technology professionals, is intense both in the U.S. and abroad. Our continued ability to compete effectively depends on our ability to attract new employees and to retain and motivate existing employees. Our software engineers and technology professionals are key to designing code and algorithms necessary to our business. If we do not succeed in attracting well-qualified employees or retaining and motivating existing employees, our business would be adversely affected.

We process, store and use personal data which exposes us to risks of internal and external security breaches and could give rise to liabilities as a result of governmental regulation and differing personal privacy rights.

We may acquire personal or confidential information from travelers who use our websites and mobile applications. Substantial or ongoing security breaches to our system, whether resulting from internal or external sources, could significantly harm our business. It is possible that advances in computer circumvention capabilities, new discoveries or other developments, including our own acts or omissions, could result in a compromise or breach of personal and confidential traveler information.

We cannot guarantee that our existing security measures will prevent security breaches or attacks. A party, whether internal or external, that is able to circumvent our security systems could steal traveler information or proprietary information or cause significant interruptions in our operations. In the past we have experienced “denial-of-service” type attacks on our system that have made portions of our website unavailable for periods of time. We may need to expend significant resources to protect against security breaches or to address problems caused by breaches, and reductions in website availability could cause a loss of substantial business volume during the occurrence of any such incident. The risk of such security breaches is likely to increase as we expand the number of places where we operate and as the tools and techniques used in these types of attacks become more advanced. Security breaches could result in negative publicity, damage our reputation, expose us to risk of loss or litigation and possible liability and subject us to regulatory penalties and sanctions. Security breaches could also cause travelers and potential users to lose confidence in our security, which would have a negative effect on the value of our brand. Our insurance policies carry low coverage limits and would likely not be adequate to reimburse us for losses caused by security breaches.

Companies that we have acquired, and that we may acquire in the future, may employ security and networking standards at levels we find unsatisfactory. The process of enhancing infrastructure to improve security and network standards may be time consuming and expensive and may require resources and expertise that are difficult to obtain. Acquisitions could also increase the number of potential vulnerabilities and could cause delays in detection of an attack, or the timelines of recovery from an attack. Failure to adequately protect against attacks or intrusions could expose us to security breaches of, among other things, personal user data and credit card information that would have an adverse impact on our business, results of operations and financial condition.

We also face risks associated with security breaches affecting third parties conducting business over the Internet. People generally are concerned with security and privacy on the Internet, and any publicized security problems could inhibit the growth of our business. Additionally, security breaches at third parties upon which we rely, such as travel suppliers, could result in negative publicity, damage our reputation, expose us to risk of loss or litigation and possible liability and subject us to regulatory penalties and sanctions.

We currently facilitate the purchase of airlines tickets through our mobile applications by allowing travelers to provide us with their personally identifiable information, including credit card information, and assisting them in completing transactions directly with travel suppliers. In the future, we may provide this assistance directly on our websites. In connection with facilitating these transactions, we receive and store certain personally identifiable information, including credit card information. This information is increasingly subject to legislation and regulations in numerous jurisdictions around the world, including the Commission of the European Union through its Data Protection Directive and variations of that directive in the member states of the European Union. Government regulation is typically intended to protect the privacy of personal information that is collected, processed and transmitted in or from the governing jurisdiction. We could be adversely affected if legislation or regulations are expanded to require changes in our business practices or if governing jurisdictions interpret or implement their legislation or regulations in ways that negatively affect our business, results of operations and financial condition.

Litigation could distract management, increase our expenses or subject us to material money damages and other remedies.

We are involved in various legal proceedings, including, but not limited to, actions relating to breach of contract and intellectual property infringement that involve claims for substantial amounts of money or for other relief or that might necessitate changes to our business or operations. Please see the discussion regarding those matters in the section entitled “Business—Legal Proceedings.” Regardless of whether any claims against us are valid, or whether we are ultimately held liable or subject to payment of damages, claims may be expensive to defend and may divert management’s time away from our operations. If any legal proceedings were to result in an unfavorable outcome, it could have a material adverse effect on our business, financial position and results of operations. Any adverse publicity resulting from actual or potential litigation may also materially and adversely affect our reputation, which in turn could adversely affect our results.

Companies in the Internet, technology and media industries are frequently subject to allegations of infringement or other violations of intellectual property rights. We are currently subject to a patent infringement claim and may be subject to future claims relating to intellectual property rights. As we grow our business and expand our operations we may be subject to intellectual property claims by third parties. We plan to vigorously defend our intellectual property rights and our freedom to operate our business; however, regardless of the merits of the claims, intellectual property claims are often time-consuming and extremely expensive to litigate or settle, and are likely to continue to divert managerial attention and resources from our business objectives. Successful infringement claims against us could result in significant monetary liability or prevent us from operating our business, or portions of our business. Resolution of claims may require us to obtain licenses to use intellectual property rights belonging to third parties, which may be expensive to procure, or we may be required to cease using intellectual property altogether. Many of our agreements with travel suppliers, OTAs and other partners require us to indemnify these entities against third-party intellectual property infringement claims, which would increase our defense costs and may require that we pay damages if there were an adverse ruling in any such claims. Any of these events could have a material adverse effect on our business, results of operations or financial condition.

Acquisitions and investments could result in operating difficulties, dilution and other harmful consequences.

We have acquired a number of businesses in the past, including our acquisitions of SideStep, Inc., or SideStep, and swoodoo AG, or swoodoo. We expect to continue to evaluate and enter into discussions regarding a wide array of potential strategic transactions. Any transactions that we enter into could be material to our financial condition and results of operations. The process of integrating an acquired company, business or technology may create unforeseen operating difficulties and expenditures. The areas where we face risks include:

•	diversion of management time and focus from operating our business to acquisition integration challenges;

•	implementation or remediation of controls, procedures and policies at the acquired company;

•	coordination of product, engineering and sales and marketing functions;

•	retention of employees from the businesses we acquire;

•	liability for activities of the acquired company before the acquisition;

•	litigation or other claims in connection with the acquired company; and

•

in the case of foreign acquisitions, the need to integrate operations across different cultures and languages and to address the particular economic, currency, political and regulatory risks associated with specific countries.

Our failure to address these risks or other problems encountered in connection with our past or future acquisitions and investments could cause us to fail to realize the anticipated benefits of such acquisitions or investments, incur unanticipated liabilities and harm our business generally.

The requirements of being a public company may strain our resources and distract our management, which could make it difficult to manage our business.

Following the completion of this offering, we will be required to comply with various regulatory and reporting requirements, including those required by the Securities and Exchange Commission, or the SEC. Complying with these reporting and other regulatory requirements will be time-consuming and will result in increased costs to us and could have a negative effect on our business, results of operations and financial condition.

As a public company, we will be subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and requirements of the Sarbanes-Oxley Act of 2002, as amended, or SOX. These requirements may place a strain on our systems and resources. The Exchange Act requires that we file annual, quarterly and current reports with respect to our business and financial condition. The SOX requires that we maintain effective disclosure controls and procedures and internal controls over financial reporting. To maintain and improve the effectiveness of our disclosure controls and procedures, we will need to commit significant resources, hire additional staff and provide additional management oversight. We will be implementing additional procedures and processes for the purpose of addressing the standards and requirements applicable to public companies. Sustaining our growth also will require us to commit additional management, operational and financial resources to identify new professionals to join our firm and to maintain appropriate operational and financial systems to adequately support expansion. These activities may divert management’s attention from other business concerns, which could have a material adverse effect on our business, financial condition, results of operations and cash flows.

Fluctuations in our financial results make quarterly comparisons and financial forecasting difficult, which could make it difficult to manage our business.

Our revenues and operating results have varied significantly from quarter to quarter because our business experiences seasonal fluctuations, which reflect seasonal trends for the travel products distributed through and advertised on our platform. Traditional leisure travel bookings in the U.S. and Europe are generally higher in the second and third calendar quarters of the year as travelers take spring and summer vacations. In the fourth quarter of the calendar year, demand for travel services in the U.S. and Europe generally declines. We have seen and expect to continue to see, that the most significant portion of our revenues will be earned in the second and third quarters. The current state of the global economic environment, combined with the seasonal nature of our business and our relatively limited operating history, makes forecasting future operating results difficult. Because our business is changing and evolving, our historical operating results may not be useful to you in predicting our future operating results. Advertising spending has historically been cyclical in nature, reflecting overall economic conditions as well as individual travel patterns. Our rapid growth has tended to mask the cyclicality and seasonality of our business. As our growth rate slows, the cyclicality and seasonality in our business will become more pronounced and cause our operating results to fluctuate.

Any significant disruption in service on our websites or in our computer systems, which are currently hosted primarily by third-party providers, could damage our reputation and result in a loss of users, which would harm our business and operating results.

Our brands, reputation and ability to attract and retain travelers to use our websites and mobile applications depend upon the reliable performance of our network infrastructure and content delivery processes. We have experienced interruptions in these systems in the past, including server failures that temporarily slowed down the performance of our websites and mobile applications, and we may experience interruptions in the future. Interruptions in these systems, whether due to system failures, computer viruses or physical or electronic break-ins, could affect the security or availability of our services on our websites and mobile applications and prevent or inhibit the ability of travelers to access our services. Problems with the reliability or security of our systems could harm our reputation, and damage to our reputation and the cost of remedying these problems could negatively affect our business, financial condition and results of operations.

Substantially all of the communications, network and computer hardware used to operate our website are located at facilities in Medford and Somerville, Massachusetts and, with respect to our swoodoo operations, Freiburg, Germany. We do not own or control the operation of these facilities. Our systems and operations are vulnerable to damage or interruption from fire, flood, power loss, telecommunications failure, terrorist attacks, acts of war, electronic and physical break-ins, computer viruses, earthquakes and similar events. The occurrence of any of the foregoing events could result in damage to our systems and hardware or could cause them to fail completely, and our insurance may not cover such events or may be insufficient to compensate us for losses that may occur. Our systems are not completely redundant, so a failure of our system at one site could result in reduced functionality for our travelers, and a total failure of our systems at both U.S. sites could cause our websites or mobile applications to be inaccessible by our travelers. Problems faced by our third-party web hosting providers with the telecommunications network providers with which they contract or with the systems by which they allocate capacity among their customers, including us, could adversely affect the experience of our travelers. Our third-party web hosting providers could decide to close their facilities without adequate notice. Any financial difficulties, such as bankruptcy reorganization, faced by our third-party web hosting providers or any of the service providers with whom they contract may have negative effects on our business, the nature and extent of which are difficult to predict. If our third-party web hosting providers are unable to keep up with our growing needs for capacity, this could have an adverse effect on our business. Any errors, defects, disruptions or other performance problems with our services could harm our reputation and have an adverse effect on our business, financial condition and results of operations.

Governmental regulation and associated legal uncertainties could limit our ability to expand our product offerings or enter into new markets and could require us to expend significant resources, including the attention of senior management, to review and comply with such regulations.

Many of the services we offer are regulated by federal and state governments, and our ability to provide these services is and will continue to be affected by government regulations. The implementation of unfavorable regulations or unfavorable interpretations of existing regulations by courts or regulatory bodies could require us to incur significant compliance costs, cause the development of the affected markets to become impractical and otherwise have a material adverse effect on our business, results of operations and financial condition.

In addition, our business strategy involves expansion into regions around the world, many of which have different legislation, regulatory environments, tax laws and levels of political stability. Compliance with foreign legal, regulatory or tax requirements will place demands on our time and resources, and we may nonetheless experience unforeseen and potentially adverse legal, regulatory or tax consequences.

We assist with the processing of customer credit card transactions which results in us receiving and storing personally identifiable information. This information is increasingly subject to legislation and regulations in numerous jurisdictions around the world. This legislation and regulation is generally intended to protect the privacy and security of personal information, including credit card information, that is collected, processed and transmitted in or from the governing jurisdiction. We could be adversely affected if government regulations require us to significantly change our business practices with respect to this type of information.

If we are not successful in our ongoing arbitration dispute with Orbitz Woldwide, Inc., we may be required to pay money damages and cease offering certain advertising products.

We are currently a party to an arbitration dispute with Orbitz Worldwide, Inc., or OWW. In this dispute, OWW contends that we have violated our 2009 Promotion Agreement by failing to abide by certain exclusivity provisions relating to the display of certain core query results on our websites. OWW also contends that we owe it in excess of $2.5 million as a result of overpayments that OWW allegedly made to us over the past few years. If we are not successful in defending against these claims, we may be forced to pay money damages to OWW and we may be required to stop offering certain advertising products to our advertisers, which for the nine months ended September 30, 2010, accounted for approximately 3.7% of our total revenues for that period.

Fluctuations in foreign currency exchange rates affect financial results in U.S. dollar terms and could negatively impact our financial results.

A portion of our revenues come from international operations. Revenues generated and expenses incurred by our international subsidiaries are often denominated in local currencies. As a result, our consolidated U.S. dollar financial statements are subject to fluctuations due to changes in exchange rates as the financial results of our international subsidiaries are translated from local currencies into U.S. dollars. Our financial results are subject to changes in exchange rates that impact the settlement of transactions in non local currencies.

Risks Related to Our Intellectual Property

We may not be able to adequately protect our intellectual property, which could harm the value of our brands and adversely affect our business.

We regard our intellectual property as critical to our success, and we rely on trademark, copyright and patent law, trade secret protection and confidentiality and/or license agreements to protect our proprietary rights. If we are not successful in protecting our intellectual property, it could have a material adverse effect on our business, results of operations and financial condition.

While we believe that our issued patents and pending patent applications help to protect our business, there can be no assurance that our operations do not, or will not, infringe valid, enforceable third-party patents of third parties or that competitors will not devise new methods of competing with us that are not covered by our patents or patent applications. There can also be no assurance that our patent applications will be approved, that any patents issued will adequately protect our intellectual property, or that such patents will not be challenged by third parties or found to be invalid or unenforceable or that our patents will be effective in preventing third parties from utilizing a copycat business model to offer the same service in one or more categories. Moreover, we rely on intellectual property and technology developed or licensed by third parties, and we may not be able to obtain or continue to obtain licenses and technologies from these third parties at all or on reasonable terms.

Effective trademark, service mark, copyright and trade secret protection may not be available in every country in which our services are provided. The laws of certain countries do not protect proprietary rights to the same extent as the laws of the U.S. and, therefore, in certain jurisdictions, we may be unable to protect our proprietary technology adequately against unauthorized third party copying or use, which could adversely affect our competitive position. We have licensed in the past, and expect to license in the future, certain of our proprietary rights, such as trademarks or copyrighted material, to third parties. These licensees may take actions that might diminish the value of our proprietary rights or harm our reputation, even if we have agreements prohibiting such activity. Also to the extent third parties are obligated to indemnify us for breaches of our intellectual property rights, these third parties may be unable to meet these obligations. Any of these events could have a material adverse effect on our business, results of operations or financial condition.

Claims by third parties that we infringe their intellectual property rights could result in significant costs and have a material adverse effect on our business, results of operations or financial condition.

We are currently subject to a patent infringement claim by Parallel Networks, LLC, or Parallel. This claim alleges, among other things, that our website technology infringes upon Parallel’s owned patent technology. If we are not successful in defending ourselves against this claim, we may be required to pay money damages, which could have an adverse effect on our results of operations. In addition, the costs associated with the loss of this claim could have an adverse effect on our results of operations. Please see the discussion regarding this claim in the section entitled “Business—Legal Proceedings.” We may be subject to future claims relating to our intellectual property rights. As we grow our business and expand our operations we expect that we will continue to be subject to intellectual property claims. Resolving intellectual property claims may require us to obtain licenses to use intellectual property rights belonging to third parties, which may be expensive to procure, or we may be required to cease using intellectual property altogether. Any of these events could have a material adverse effect on our business, results of operations or financial condition.

Confidentiality agreements with employees and others may not adequately prevent disclosure of trade secrets and other proprietary information.

A substantial amount of our processes and technologies is protected by trade secret laws. In order to protect these technologies and processes, we rely in part on confidentiality agreements with our employees, licensees, independent contractors and other advisors. These agreements may not effectively prevent disclosure of confidential information, including trade secrets, and may not provide an adequate remedy in the event of unauthorized disclosure of confidential information. In addition, others may independently discover our trade secrets and proprietary information, and in such cases we could not assert any trade secret rights against such parties. To the extent that our employees, contractors or other third parties with which we do business use intellectual property owned by others in their work for us, disputes may arise as to the rights in related or resulting know-how and inventions. Laws regarding trade secret rights in certain markets in which we operate may afford little or no protection to our trade secrets. The loss of trade secret protection could make it easier for third parties to compete with our products by copying functionality. In addition, any changes in, or unexpected interpretations of, the trade secret and other intellectual property laws in any country in which we operate may compromise our ability to enforce our trade secret and intellectual property rights. Costly and time-consuming litigation could be necessary to enforce and determine the scope of our proprietary rights, and failure to obtain or maintain trade secret protection could adversely affect our business, revenue, reputation and competitive position.

Our use of “open source” software could adversely affect our ability to offer our services and subject us to possible litigation.

We use open source software in connection with our development. From time to time, companies that use open source software have faced claims challenging the use of open source software and/or compliance with open source license terms. We could be subject to suits by parties claiming ownership of what we believe to be open source software, or claiming noncompliance with open source licensing terms. Some open source licenses require users who distribute software containing open source to make available all or part of such software, which in some circumstances could include valuable proprietary code of the user. While we monitor the use of open source software and try to ensure that none is used in a manner that would require us to disclose our proprietary source code or that would otherwise breach the terms of an open source agreement, such use could inadvertently occur, in part because open source license terms are often ambiguous. Any requirement to disclose our proprietary source code or pay damages for breach of contract could be harmful to our business, results of operations or financial condition, and could help our competitors develop products and services that are similar to or better than ours.

Risks Related to this Offering and Ownership of Our Common Stock

Our securities have no prior market and an active trading market may not develop, which may cause our common stock to trade at a discount from the initial public offering price.

Prior to this offering, there has been no public market for our common stock. The initial public offering price for our common stock will be determined through negotiations between us and the representatives of the underwriters and may not be indicative of the market price of our common stock after this offering. If you purchase shares of our common stock, you may not be able to resell those shares at or above the initial public offering price. We cannot predict the extent to which investor interest in us will lead to the development of an active trading market on The NASDAQ Stock Market or otherwise or how liquid that market might become. An active public market for our common stock may not develop or be sustained after the offering. If an active public market does not develop or is not sustained, it may be difficult for you to sell your shares of common stock at a price that is attractive to you, or at all.

Our stock price may be volatile or may decline regardless of our operating performance, and you may not be able to resell your shares at or above the initial public offering price and the price of our common stock may fluctuate significantly.

After this offering, the market price for our common stock is likely to be volatile, in part because our shares have not been traded publicly. In addition, the market price of our common stock may fluctuate significantly in response to a number of factors, most of which we cannot control, including:

•	traveler preferences and competition from other travel sites;

•	changes in general economic or market conditions or trends in our industry or the economy as a whole and, in particular, in the leisure travel environment;

•	changes in key personnel;

•	entry into new geographic markets;

•	actions and announcements by us or our competitors or significant acquisitions, divestitures, strategic partnerships, joint ventures or capital commitments;

•	changes in operating performance and stock market valuations of other Internet companies;

•	investors’ perceptions of our prospects and the prospects of the online travel industry;

•	fluctuations in quarterly operating results, as well as differences between our actual financial and operating results and those expected by investors;

•	the public’s response to press releases or other public announcements by us or third parties, including our filings with the SEC;

•	announcements relating to litigation;

•	guidance, if any, that we provide to the public, any changes in this guidance or our failure to meet this guidance;

•

changes in financial estimates or ratings by any securities analysts who follow our common stock, our failure to meet these estimates or failure of those analysts to initiate or maintain coverage of our common stock;

•	the development and sustainability of an active trading market for our common stock;

•	future sales of our common stock by our officers, directors and significant stockholders; and

•	changes in accounting principles.

These and other factors may lower the market price of our common stock, regardless of our actual operating performance. As a result, our common stock may trade at prices significantly below the initial public offering price.

The stock markets, including The NASDAQ Stock Market, have experienced extreme price and volume fluctuations that have affected and continue to affect the market prices of equity securities of many Internet companies. In the past, stockholders have instituted securities class action litigation following periods of market volatility. If we were involved in securities litigation, we could incur substantial costs and our resources and the attention of management could be diverted from our business.

Future sales of our common stock, or the perception in the public markets that these sales may occur, may depress our stock price.

Sales of substantial amounts of our common stock in the public market after this offering, or the perception that these sales could occur, could adversely affect the price of our common stock and could impair our ability to raise capital through the sale of additional shares. Upon completion of this offering, we will have approximately          shares of common stock outstanding. Our shares of common stock offered in this offering will be freely tradable without restriction under the Securities Act, except for any shares of our common stock that may be held or acquired by our directors, executive officers and other affiliates, as that term is defined in the Securities Act, which will be restricted securities under the Securities Act. Restricted securities may not be sold in the public market unless the sale is registered under the Securities Act or an exemption from registration is available.

KAYAK, each of our officers, directors, all of the selling stockholders and substantially all of our other existing stockholders have agreed with the underwriters, subject to certain exceptions, not to dispose of or hedge any of the shares of our common stock or securities convertible into or exchangeable for shares of our common stock during the period from the date of this prospectus continuing through the date 180 days after the date of this prospectus, without the prior written consent of Morgan Stanley & Co. Incorporated, or Morgan Stanley. Collectively, the holders of our securities subject to these restrictions own approximately 40,389,119 shares of our common stock, representing approximately     % of our outstanding capital stock, assuming conversion of all convertible securities held by those holders and after giving effect to the offering. See “Underwriters” for a more detailed description of the terms of these “lock-up” arrangements. All of our shares of common stock outstanding as of the date of this prospectus may be sold in the public market by existing stockholders 180 days after the date of this prospectus, subject to applicable volume and other limitations imposed under federal securities laws. As a result, assuming that we issue and sell              shares of our common stock in this offering, the selling stockholders do not participate in this offering and there are no further issuances of our securities, the holders of our securities subject to these restrictions will be entitled to sell approximately     % of our common stock 180 days after the date of this prospectus. See “Shares Eligible for Future Sale” for a more detailed description of the restrictions on selling shares of our common stock after this offering. Sales by our existing stockholders of a substantial number of shares in the public market, or the threat of a substantial sale, could cause the market price of our common stock to decrease significantly.

In the future, we may also issue our securities in connection with investments or acquisitions. The amount of shares of our common stock issued in connection with an investment or acquisition could constitute a material portion of our then-outstanding shares of our common stock. Any issuance of additional securities in connection with investments or acquisitions may result in additional dilution to you.

If securities or industry analysts do not publish research or publish inaccurate or unfavorable research about our business, our stock price and trading volume could decline.

The trading market for our common stock will depend in part on the research and reports that securities or industry analysts publish about us or our business. We do not currently have and may never obtain research coverage by securities and industry analysts. If no securities or industry analysts commence coverage of our company, the trading price for our common stock would be negatively impacted. If we obtain securities or industry analyst coverage and if one or more of the analysts who cover us downgrades our common stock or publishes inaccurate or unfavorable research about our business, our stock price would likely decline. If one or more of these analysts cease coverage of us or fail to publish reports on us regularly, demand for our common stock could decrease, which could cause our stock price and trading volume to decline.

Our internal controls over financial reporting may not be effective and our independent registered public accounting firm may not be able to certify as to their effectiveness, which could have a significant and adverse effect on our business and reputation.

We are evaluating our internal controls over financial reporting in order to allow management to report on, and our independent registered public accounting firm to attest to, our internal controls over financial reporting, as required by Section 404 of SOX, and rules and regulations of the SEC thereunder, which we refer to as Section 404. We are in the process of documenting and testing our internal control procedures in order to satisfy the requirements of Section 404.

As we continue our evaluation, we may identify material weaknesses that we may not be able to remediate in time to meet the December 31, 2011 deadline imposed by SOX, for compliance with the requirements of Section 404. In addition, if we fail to achieve and maintain the adequacy of our internal controls, as such standards are modified, supplemented or amended from time to time, we may not be able to ensure that we can conclude on an ongoing basis that we have effective internal controls over financial reporting in accordance with Section 404. We cannot be certain as to the timing of completion of our evaluation, testing and any remediation actions or the impact of the same on our operations. If we are not able to implement the requirements of Section 404 in a timely manner or with adequate compliance, our independent registered public accounting firm may not be able to opine as to the effectiveness of our internal control over financial reporting and we may be subject to sanctions or investigation by regulatory authorities, such as the SEC. As a result, there could be a negative reaction in the financial markets due to a loss of confidence in the reliability of our financial statements. In addition, we may be required to incur costs in improving our internal control system and the hiring of additional personnel. Any such action could negatively affect our results of operations and cash flows.

Our management and other affiliates have significant control of our common stock and could control our actions in a manner that conflicts with the interests of other stockholders.

After giving effect to the offering, our executive officers, directors and their affiliated entities together will beneficially own approximately                 % of our outstanding capital stock, assuming the exercise of options, warrants and other common stock equivalents, which are currently exercisable and held by these stockholders. As a result, these stockholders, acting together, will be able to exercise considerable influence over matters requiring approval by our stockholders, including the election of directors, and may not always act in the best interests of other stockholders. Such a concentration of ownership may have the effect of delaying or preventing a change in our control, including transactions in which our stockholders might otherwise receive a premium for their shares over then current market prices.

We do not expect to pay any cash dividends for the foreseeable future.

The continued operation and growth of our business will require substantial cash. Accordingly, we do not anticipate that we will pay any cash dividends on shares of our common stock for the foreseeable future. Any determination to pay dividends in the future will be at the discretion of our board of directors and will depend upon our results of operations, financial condition, contractual restrictions relating to indebtedness we may incur, restrictions imposed by applicable law and other factors our board of directors deems relevant. Accordingly, if you purchase shares in this offering, realization of a gain on your investment will depend on the appreciation of the price of our common stock, which may never occur. Investors seeking cash dividends in the foreseeable future should not purchase our common stock.

Antitakeover provisions in our charter documents and Delaware law might discourage or delay acquisition attempts for us that you might consider favorable.

Our amended and restated certificate of incorporation and amended and restated by-laws to be in effect upon completion of this offering will contain provisions that may make the acquisition of us more difficult without the approval of our board of directors. These provisions, among other things:

•

authorize the issuance of undesignated preferred stock, the terms of which may be established and the shares of which may be issued without stockholder approval, and which may include supermajority voting, special approval, dividend or other rights or preferences superior to the rights of the holders of common stock;

•	prohibit stockholder action by written consent, which requires all stockholder actions to be taken at a meeting of our stockholders;

•	provide that our board of directors is expressly authorized to make, alter or repeal our amended and restated by-laws; and

•	establish advance notice requirements for nominations for elections to our board of directors or for proposing matters that can be acted upon by stockholders at stockholder meetings.

These antitakeover provisions and other provisions under Delaware law may prevent new investors from influencing significant corporate decisions, could discourage, delay or prevent a transaction involving a change-in-control, even if doing so would benefit our stockholders. These provisions could also discourage proxy contests and make it more difficult for you and other stockholders to elect directors of your choosing and to cause us to take other corporate actions you desire.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, including the sections entitled “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business,” contains forward-looking statements concerning our business, operations and financial performance and condition as well as our plans, objectives and expectations for our business operations and financial performance and condition. Any statements that are not of historical facts may be deemed to be forward-looking statements. You can identify these statements by words such as “aim,” “anticipate,” “assume,” “believe,” “could,” “due,” “estimate,” “expect,” “goal,” “intend,” “may,” “objective,” “plan,” “potential,” “positioned,” “predict,” “should,” “target,” “will,” “would” and other similar expressions or words that convey uncertainty of future events or outcomes to identify these forward-looking statements. These statements are not guarantees of future performance or development and involve known and unknown risks, uncertainties and other factors that are in some cases beyond our control. All of our forward-looking statements are subject to risks and uncertainties that may cause our actual results to differ materially from our expectations. Factors that may cause such differences include, but are not limited to, the risks described under “Risk Factors,” including:

•	our ability to maintain or establish relationships with travel suppliers and OTAs;

•	our dependence on a single third party to provide our airfare query results;

•	our ability to remain competitive by continuing to innovate and provide tools and services that are useful to travelers;

•	competition from other travel companies;

•	impact on us of changes in general search engine algorithms of major search engines, such as Google, or termination of our advertising arrangements with other travel-related websites;

•	our ability to expand our business model beyond providing travelers with travel search results;

•	limitations on our ability to expand into and operate in international markets;

•	sensitivity of the leisure travel industry to general economic downturns and recessions, natural disasters and other natural phenomena;

•	our dependence upon key executive management or our ability to hire or retain additional personnel;

•	impact of litigation in which we currently are, or in the future may be, a party;

•	failure of our security measures to prevent internal or external security breaches of personal data processed, stored or used by us;

•	any significant disruption in service on our website or in our computer systems, which are currently hosted primarily by third-party providers;

•	governmental regulation and associated legal uncertainties;

•	our ability to adequately protect our intellectual property rights;

•

failure of our confidentiality agreements to effectively prevent disclosure of confidential information, including trade secrets, and to provide an adequate remedy in the event of unauthorized disclosure of confidential information; and

•	increased strains on our resources of being a public company.

We derive many of our forward-looking statements from our own operating budgets and forecasts, which are based upon many detailed assumptions. While we believe that our assumptions are reasonable, we caution that it is very difficult to predict the impact of known factors, and it is impossible for us to anticipate all factors that could affect our actual results. Important factors that could cause actual results to differ materially from our expectations, or cautionary statements, are disclosed under “Risk Factors” and “Management’s Discussion and

Analysis of Financial Condition and Results of Operations” in this prospectus. All written and oral forward-looking statements attributable to us, or persons acting on our behalf, are expressly qualified in their entirety by the cautionary statements contained in this prospectus as well as other cautionary statements that are made from time to time in our other SEC filings and public communications. You should evaluate all forward-looking statements made in this prospectus in the context of these risks and uncertainties.

This prospectus also contains estimates and other statistical data made by independent parties and by us relating to market size and growth and other data about our industry. We obtained the industry and market data in this prospectus from our own research as well as from industry and general publications, surveys and studies conducted by third parties, some of which may not be publicly available. This data involves a number of assumptions and limitations and contains projections and estimates of the future performance of the industries in which we operate that are subject to a high degree of uncertainty. We caution you not to give undue weight to such projections, assumptions and estimates. While we believe that these publications, studies and surveys are reliable, we have not independently verified the data contained in them.

Potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on the forward-looking statements. These forward-looking statements speak only as of the date of this prospectus. Unless required by law, we do not intend to update or revise any forward-looking statements publicly to reflect new information or future events or otherwise. You should, however, review the factors and risks we describe in the reports we will file from time to time with the SEC after the date of this prospectus. See “Where You Can Find Additional Information.”

USE OF PROCEEDS

We estimate that the net proceeds we receive from this offering will be approximately $            million based on the assumed initial public offering price of $            per share, which is the midpoint of the range included on the cover page of this prospectus, after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us. If the underwriters’ option to purchase additional shares in this offering from us is exercised in full, our estimated net proceeds will be approximately $            million, after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us. The selling stockholders have granted to the underwriters an option to purchase up to an additional             shares of common stock, on a pro rata basis. We will not receive any proceeds from the sale of shares of our common stock by the selling stockholders. A $1.00 increase or decrease in the assumed initial public offering price of $            per share would increase or decrease the net proceeds we receive from this offering by approximately $            million, assuming the number of shares offered by us as set forth on the cover page of this prospectus remains the same and after deducting the estimated underwriter discounts and commissions and estimated offering expenses payable by us.

While we do not have any current specific plans for the net proceeds resulting from this offering, we expect to use the net proceeds for working capital and other general corporate purposes. We may also use a portion of the proceeds to expand our current business through acquisitions or investments in other strategic businesses, products or technologies. We have no commitments with respect to any such acquisitions or investments at this time. We will have broad discretion in the way we use the net proceeds, which will afford us significant flexibility to pursue our business strategies.

The primary purposes of this offering are to raise additional working capital, create a public market for our common stock for the benefit of our current stockholders, allow us easier and quicker access to the public markets should we need more capital in the future, increase the profile and prestige of our company with existing and possible future travelers, vendors and strategic partners and make our stock more valuable and attractive to our employees and potential employees for compensation purposes.

We intend to invest the net proceeds in short- and intermediate-term interest-bearing obligations, investment-grade instruments, certificates of deposit or guaranteed obligations of the U.S. government, pending their use as described above.

DIVIDEND POLICY

We have never declared or paid any cash dividends on our capital stock. We do not expect to pay dividends on our capital stock for the foreseeable future. Instead, we anticipate that all of our earnings in the foreseeable future will be retained and used in the operation and growth of our business. Any future determination to pay dividends will be at the discretion of our board of directors, subject to compliance with applicable law and any contractual provisions, including under agreements for indebtedness that we may incur, that may restrict or limit our ability to pay dividends, and will depend upon, among other factors, our results of operations, financial condition, capital requirements and other factors that our board of directors deems relevant.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and capitalization at September 30, 2010:

•	on an actual basis;

•	on a pro forma basis to give effect to the conversion of all outstanding shares of our redeemable convertible preferred stock into 26,767,656 shares of our common stock; and

•

on a pro forma as adjusted basis to reflect: (i) the pro forma basis conversions set forth above, (ii) the sale by us of                  shares of common stock in this offering and our receipt of the estimated net proceeds from that sale, based on an assumed public offering price of $             per share, which is the midpoint of the range set forth on the cover page of this prospectus, and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us and (iii) the filing of our restated certificate of incorporation which will occur prior to the closing of this offering.

Our capitalization following the completion of this offering will be adjusted based on the actual initial public offering price and other terms of this offering determined at pricing. You should read this table together with our consolidated financial statements and the related notes appearing elsewhere in this prospectus and the sections of this prospectus titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Use of Proceeds” and “Selected Consolidated Financial and Operating Data.”

	Actual	Pro Forma	Pro Forma as Adjusted
	(unaudited) (in thousands, except share and per share amounts)
Cash and cash equivalents	$30,554	$30,554

Redeemable Convertible Preferred Stock(1):
Series A redeemable convertible preferred stock, $0.001 par value: 6,600,000 shares authorized, 6,600,000 shares issued and outstanding, actual	$9,207	$—
Series A-1 redeemable convertible preferred stock, $0.001 par value: 1,176,051 shares authorized, 1,176,051 shares issued and outstanding, actual	2,231	—
Series B redeemable convertible preferred stock, $0.001 par value: 4,989,308 shares authorized, 4,989,308 shares issued and outstanding, actual	9,363	—
Series B-1 redeemable convertible preferred stock, $0.001 par value: 2,138,275 shares authorized, 2,138,275 shares issued or outstanding, actual	3,801	—
Series C redeemable convertible preferred stock, $0.001 par value: 3,897,084 shares authorized, 3,855,180 shares issued or outstanding, actual	14,509	—
Series D redeemable convertible preferred stock, $0.001 par value: 8,075,666 shares authorized, 8,008,842 shares issued and outstanding, actual	193,689	—

Total redeemable convertible preferred stock	$232,800	$—

	Actual	Pro Forma	Pro Forma as Adjusted
	(unaudited) (in thousands, except share and per share amounts)

Stockholders’ Equity:
Common Stock, $0.001 par value: 45,000,000 shares authorized, 7,321,625 shares issued and outstanding, actual; shares authorized, shares issued and outstanding, on a pro forma and pro forma as adjusted basis	$7	$34

Additional paid-in capital	9,370	242,143
Accumulated other comprehensive income	1,503	1,503
Accumulated deficit	(15,627)	(15,627)

Total stockholders’ (deficit) equity	$(4,747)	$228,053

Total capitalization	$228,053	$228,053

(1)	All redeemable convertible preferred stock assumes no shares authorized, no shares issued and no shares outstanding, on a pro forma and pro forma as adjusted basis.

In the table above, the number of shares outstanding as of September 30, 2010 does not include:

•	6,862,226 shares issuable upon the exercise of options outstanding with a weighted average exercise price of approximately $7.19 per share;

•	715,451 shares reserved for issuance pursuant to future grants of awards under our Third Amended and Restated 2005 Equity Incentive Plan and 2011 Equity Incentive Plan; and

•	103,904 shares issuable upon the exercise of outstanding warrants at a weighted average exercise price of approximately $13.57 per share.

Each $1.00 increase or decrease in the assumed initial public offering price of $            per share, the midpoint of the range set forth on the cover page of this prospectus, would increase or decrease the amount of cash and cash equivalents by approximately $            million and total stockholders’ equity by approximately $            million, assuming the number of shares offered by us as set forth on the cover page of this prospectus remains the same and after deducting the estimated underwriting discounts and commissions and estimated expenses payable by us.

DILUTION

Dilution is the amount by which the portion of the offering price paid by the purchasers of our common stock in this offering exceeds the net tangible book value per share of our common stock after the offering.

If you invest in our common stock, you will be diluted to the extent the initial public offering price per share of our common stock exceeds the net tangible book value per share of our common stock immediately after this offering. Our net tangible book value as of September 30, 2010 was approximately $            million, or $            per share of common stock. The net tangible book value per share represents the amount of our tangible net worth, or total tangible assets less total liabilities, divided by             shares of our common stock outstanding as of that date.

The pro forma net tangible book value of our common stock as of September 30, 2010 was approximately $             million, or $            per share. Pro forma net tangible book value per share represents our total pro forma tangible assets less total pro forma liabilities, divided by the pro forma number of shares of common stock outstanding as of September 30, 2010, in each case after giving effect to the conversion of all outstanding convertible preferred stock into common stock.

The above information assumes no exercise of stock options or conversion of warrants outstanding as of September 30, 2010.

After giving effect to the issuance and sale of             shares of our common stock to be sold by us in this offering and our receipt of the estimated net proceeds from such sale, based on an assumed public offering price of $            per share, which is the midpoint of the range set forth on the cover page of this prospectus, and after deducting the estimated underwriting discounts and commissions and the estimated expenses of the offering, our pro forma as adjusted net tangible book value per share as of September 30, 2010 would have been approximately $            million, or $            per share. This amount represents an immediate increase in pro forma as adjusted net tangible book value of $            per share to existing stockholders and immediate dilution in pro forma as adjusted net tangible book value of $            per share to new investors purchasing shares of our common stock in this offering.

The following table illustrates the per share dilution to new investors purchasing shares of our common stock in this offering, without giving effect to the over-allotment option granted to the underwriters:

Assumed initial public offering price per share		$

Net tangible book value per share at September 30, 2010, before giving effect to this offering	$
Increase per share attributable to conversion of convertible preferred stock and warrants
Pro forma net tangible book value before this offering
Increase in pro forma net tangible book value per share attributable to new investors purchasing shares in this offering	$
Pro forma as adjusted net tangible book value per share after giving effect to this offering			$
Dilution per share to new investors			$

A $1.00 increase (decrease) in the assumed initial public offering price of $            per share would increase (decrease) our pro forma as adjusted net tangible book value by $            million, the pro forma as adjusted net tangible book value per share after this offering by $            and the dilution per share to new investors by $             assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same, and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.

The following table summarizes as of September 30, 2010, after giving effect to this offering:

•	the total number of shares of common stock purchased from us;

•	the total consideration paid to us before deducting estimated underwriting discounts and commissions payable by us of $ million and estimated offering expenses of approximately $ million; and

•	the average price per share paid by existing stockholders and by new investors who purchase shares of common stock in this offering at the assumed initial public offering price of $ per share.

	Shares Purchased		Total Consideration		Average Price Per Share
	Number	Percent	Amount	Percent
Existing stockholders			$		$
New investors

Total		100%		100%

The foregoing table does not reflect proceeds to be realized by existing stockholders in connection with the sales by them in this offering, options outstanding under our stock option plans or stock options to be granted after the offering. Following the offering, there will be             options outstanding with an average exercise price of $             per share and             warrants outstanding with an average exercise price of $            per share.

SELECTED CONSOLIDATED FINANCIAL AND OPERATING DATA

The tables on the following pages set forth the consolidated financial and operating data as of and for the periods indicated. The consolidated statements of operations data presented below for the years ended December 31, 2005 through 2009 and the balance sheet data as of the years then ended have been derived from our consolidated financial statements. Financial statements for fiscal year 2005 and 2006 are not included in this prospectus. The consolidated statements of operations data for the nine-month periods ended September 30, 2009 and 2010 and the balance sheet data at September 30, 2010 are derived from our unaudited interim consolidated financial statements and include all adjustments, consisting of normal and recurring adjustments that we consider necessary for a fair presentation of the financial position and results of operations as of and for such periods. Operating results for the nine months ended September 30, 2010 are not necessarily indicative of the results that may be expected for the full 2010 fiscal year. See “Risk Factors” and the notes to our consolidated financial statements. You should read the consolidated financial data presented on the following pages in conjunction with our consolidated financial statements, the notes to our consolidated financial statements and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

Consolidated Statements of Operations Data:

(in thousands, except share and per share amounts)

	Year ended December 31,					Nine months ended September 30,
	2005	2006	2007	2008	2009	2009	2010
Revenues	$3,270	$16,890	$48,444	$112,018	$112,698	$86,567	$128,280
Costs and expenses
Cost of revenues	954	2,073	4,990	13,120	10,156	8,071	7,227
Marketing	3,531	13,483	33,624	56,841	57,389	36,020	69,139
Technology	1,778	2,433	4,292	10,382	10,708	8,077	9,723
Personnel	2,742	4,691	8,131	19,150	22,638	16,469	20,987
General and administrative	1,043	1,303	2,046	5,440	6,446	4,562	6,134

Total costs and expenses	10,048	23,983	53,083	104,933	107,337	73,199	113,210

(Loss) income from operations	(6,778)	(7,093)	(4,639)	7,085	5,361	13,368	15,070
Other income (expense), net	160	422	271	(1,569)	(1,225)	(1,350)	1,244
Income tax expense (benefit)	—	—	—	415	(2,776)	1,579	10,156

Net (loss) income	$(6,618)	$(6,671)	$(4,368)	$5,101	$6,912	$10,439	$6,158

Net (loss) income per common share:
Basic			$(1.67)	$(1.37)	$(0.92)	$0.05	$(0.43)
Diluted			$(1.67)	$(1.37)	$(0.92)	$0.05	$(0.43)

Weighted average shares outstanding:
Basic			3,860,114	4,831,777	5,223,187	5,193,555	6,164,171
Diluted			3,860,114	4,831,777	5,223,187	5,866,565	6,164,171

Unaudited pro forma(5):
Net income per common share:
Basic					$0.22		$0.19
Diluted					$0.21		$0.17
Weighted average common shares:
Basic					31,990,843		32,931,827
Diluted					33,304,117		35,443,786

Other Data:
Adjusted EBITDA(1)	$(6,223)	$(5,558)	$(1,415)	$18,699	$16,188	$21,110	$25,178
Capital expenditures	$1,185	$1,029	$1,043	$986	$2,267	$1,939	$1,612
Queries(2)	NA	101,943	238,449	434,540	458,594	342,873	469,048

Consolidated Balance Sheet Data:

(in thousands) — Restated(4)

	December 31,					September 30, 2010	Pro forma at September 30, 2010(5)
	2005	2006	2007	2008	2009
Cash and cash equivalents	$3,162	$3,808	$25,061	$23,609	$15,950	$30,554	$30,554
Working capital	3,332	11,754	27,984	38,453	36,019	50,866	50,866
Total assets	5,887	16,200	221,494	232,544	222,823	264,346	264,346
Long-term obligations(3) and redeemable convertible preferred stock	16,455	32,520	230,330	237,218	225,085	237,109	4,309
Total stockholders’ (deficit) equity	(11,492)	(19,197)	(23,609)	(22,940)	(21,780)	(4,747)	228,053

(1)	Earnings Before Interest, Taxes, Depreciation and Amortization, or EBITDA, is a metric used by management to measure operating performance. Adjusted EBITDA represents EBITDA excluding the impact of stock-based compensation expense and other income (expense), net. We present Adjusted EBITDA as a supplemental performance measure because we believe it facilitates operating performance comparisons from period to period and company to company by backing out potential differences caused by variations in capital structures (affecting other income (expense), net), tax positions (such as the impact on periods or companies of changes in effective tax rates), the age and book depreciation of fixed assets (affecting relative depreciation expense), the impact of acquisitions and the impact of stock-based compensation expense. Because Adjusted EBITDA facilitates internal comparisons of operating performance on a more consistent basis, we also use Adjusted EBITDA in measuring our performance relative to that of our competitors. Adjusted EBITDA is not a measurement of our financial performance under GAAP and should not be considered as an alternative to net income, operating income or any other performance measures derived in accordance with GAAP or as an alternative to cash flow from operating activities as a measure of our profitability or liquidity. We understand that although Adjusted EBITDA is frequently used by securities analysts, lenders and others in their evaluation of companies, Adjusted EBITDA has limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are:

•	adjusted EBITDA does not reflect our cash expenditures or future requirements for capital expenditures or contractual commitments;

•	adjusted EBITDA does not reflect changes in, or cash requirements for, our working capital needs;

•

although depreciation is a non-cash charge, the assets being depreciated will often have to be replaced in the future, and Adjusted EBITDA does not reflect any cash requirements for such replacements; and

•	other companies in our industry may calculate Adjusted EBITDA differently than we do, limiting its usefulness as a comparative measure.

The following table reconciles net income to Adjusted EBITDA for the periods presented and is unaudited:

	Year ended December 31,					Nine months ended September 30,
	2005	2006	2007	2008	2009	2009	2010
Net (loss) income	$(6,618)	$(6,671)	$(4,368)	$5,101	$6,912	$10,439	$6,158
Interest (income) expense	(160)	(422)	(209)	2,163	(121)	(58)	(83)
Income taxes	—	—	—	415	(2,776)	1,579	10,156
Depreciation and amortization	545	855	1,485	5,214	5,380	4,023	4,923

EBITDA	(6,233)	(6,238)	(3,092)	12,893	9,395	15,983	21,154
Stock-based compensation	10	680	1,739	6,400	5,447	3,719	5,185
Other (income) expense, net	—	—	(62)	(594)	1,346	1,408	(1,161)

Adjusted EBITDA	$(6,223)	$(5,558)	$(1,415)	$18,699	$16,188	$21,110	$25,178

(2)	Queries refer to user requests for travel information we process through our websites and mobile applications.

(3)	Long-term obligations includes current and long-term portions of debt, warrant liability and acquisition-related put liability.

(4)	Refer to note 3, “Restatement of Consolidated Balance Sheets and Statements of Changes in Shareholders’ Deficit” in the consolidated financial statements for a discussion of the restatement of previously issued financial statements.

(5)	Pro forma information gives effect to the conversion of all outstanding shares of our redeemable convertible preferred stock into 26,767,656 shares of our common stock.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion together with our consolidated financial statements and the related notes included elsewhere in this prospectus. This discussion contains forward-looking statements about our business and operations. Our actual results may differ materially from those we currently anticipate as a result of many factors, including those we describe under “Risk Factors” and elsewhere in this prospectus. See “Special Note Regarding Forward-Looking Statements.”

Overview

We are a technology-driven company committed to improving online travel. Cofounders of Expedia, Travelocity and Orbitz started KAYAK in 2004 to take a different approach to online travel. Our websites and mobile applications enable people to easily research and compare accurate and relevant information, including pricing and availability, in one comprehensive, fast and intuitive display. Our software gathers information from multiple sources, including third party providers, travel suppliers and OTAs, and allows users to compare travel information from hundreds of websites. We request information from our data sources based on a user’s travel criteria, and display query results with the broadest set of websites that are relevant to such travel criteria. Once users find their desired flight, hotel or other travel product, KAYAK sends them to their preferred travel supplier or OTA website to complete their purchase. We also provide travel management tools and services such as flight status updates, pricing alerts and itinerary management.

How We Generate Revenues

KAYAK’s services are free for travelers. We earn revenues from both referrals to travel suppliers and OTAs (distribution revenues) and from advertising placements on our websites and mobile applications (advertising revenues). On the distribution side, travel suppliers and OTAs either pay us a set cost per click, or CPC, at the time of referral, or a fixed cost per acquisition, or CPA, if the user eventually completes the acquisition, or as a percentage of the transaction value. We earn CPA and percentage of transaction revenues when people buy travel and the travel supplier or OTA pays us a set fee, in the case of CPA, or percentage of the total price of the travel purchased.

Advertising revenues primarily come from payments for text-based sponsored links, graphical display advertisements and compare units. A “compare unit” is an advertising placement that, if selected by a KAYAK user, launches the advertiser’s website and initiates a query based on the same travel parameters provided on the KAYAK website. The major types of advertisers on our websites consist of OTAs, third party sponsored links, vacation package providers, hotels and airlines. Generally, our advertisers can pay us on a CPC basis, which means advertisers pay us only when someone clicks on one of their advertisements, or advertisers can pay us on a cost per thousand impression basis, or CPM. Paying on a CPM basis means that advertisers can pay us based on the number of times their advertisements appear on our websites. We believe that offering advertisers the ability to pay on a CPC or CPM basis provides advertisers the ability to choose the method of payment that best suits their needs and ultimately results in more advertisers choosing to advertise with us.

We generate a significant portion of our revenues from a few large customers. Orbitz accounted for 44.6% of total distribution revenues and 18.8% of total revenues for the nine months ended September 30, 2010. Our contract with Orbitz expires on December 31, 2013. Expedia and its affiliates, including Hotels.com and Hotwire, combined accounted for 43.0% of our advertising revenues and 24.9% of our total revenues for the nine months ended September 30, 2010. We have separate contracts with Expedia and each of its affiliates, each of which have varying terms and expiration dates. We also received 13.9% of our advertising revenues and 8.1% of our total revenues from Google for the nine months ended September 30, 2010. Our contract with Google expires on October 31, 2012. For the nine months ended September 30, 2010, primarily all of our revenue from Orbitz and approximately 30% of our revenue from Hotels.com was made up of distribution revenue. The remaining 70% of our revenue from Hotels.com and substantially all of our revenue from Expedia, Google and Hotwire consisted of advertising revenues during that same period.

2010 Highlights and Trends

Revenue Growth

Our revenue for the nine months ended September 30, 2010 was $128 million, a 48.2% increase over the same period in the prior year. This increase in revenue is primarily due to increased travel queries on our websites, which were up 36.8% over the same period. In addition, during this period, revenues per query increased 8.3%. We attribute this increase to a combination of our marketing initiatives, more users buying travel products and improvements to our platform. We believe that traffic and searches on our website will continue to increase in 2011 as more people learn about our websites and our brand.

Brand Marketing

We began investing in KAYAK brand advertising, including TV advertisements and billboards, in late 2009, and for the nine months ended September 30, 2010, we spent $28.9 million on these activities. We believe that this investment contributed significantly to our revenue growth. Brand awareness is an important part of our growth strategy and we expect to continue to invest at this level or above in brand marketing in the foreseeable future.

Hotel Growth

We intend to expand our hotel offerings. For the nine months ended September 30, 2010, hotel queries accounted for 11.2% of our total queries, which was higher than the 10.7% in the same period in the prior year. We believe that the number of consumer choices, combined with the predominately fixed nature of hotel operating costs, results in a willingness of hoteliers to pay a premium for quality referrals and offers attractive opportunities for future growth.

International Expansion

Our revenues from international operations accounted for approximately 7% of our total revenue for the nine months ended September 30, 2010. We acquired swoodoo in May 2010. As a result of our swoodoo acquisition, our international revenues more than doubled from approximately $2 million during the three months ended September 2009 to approximately $4 million during the same period in 2010. We believe that this strategic acquisition will strengthen our presence and team in Europe. While we expect our revenues from international operations to increase at a rate faster than our U.S. operations, we do not expect our international operations to contribute to our profits in the near term as we plan to continue to invest in our international team and brand.

Mobile Products

We offer several mobile applications that allow people to use our services from smart phones such as the iPhone, Blackberry and phones running on the Android operating system and tablet devices such as the iPad. These applications extend the availability of our services beyond traditional computers and allow users greater access to KAYAK’s services. Queries conducted on our mobile applications accounted for 7.0% of our total queries for the nine months ended September 30, 2010. However, mobile applications accounted for less than 1% of total revenues during that period. We believe mobile applications will continue to gain prominence, and we expect to continue to commit resources to improve the features, functionality and commercialization of our mobile applications. We also believe over time mobile applications will begin to contribute meaningful revenue to our business.

Cash and Debt

As of September 30, 2010, we had cash and cash equivalents and marketable securities of $34.4 million and no outstanding long- or short-term debt. Given the recent financial turmoil and low interest rates, we hold most of our funds as cash and cash equivalents or marketable securities, and the rest is invested in highly rated money market funds and commercial paper.

Results of Operations

Our results of operations as a percentage of revenue and period-over-period variances are discussed below. All dollars and query amounts are presented in thousands.

Operating Metrics

Our operating results are affected by certain key metrics. These metrics help us to predict financial results and evaluate our business. These metrics consist of queries and revenue per thousand queries.

Queries

Queries refer to user queries for travel information we process through our websites and mobile applications. Query metrics are used to understand and predict historical and future fluctuations in revenues, and we count a query each time a user requests specific travel information from us through one of the search functions on our websites or mobile applications.

Revenue per Thousand Queries

We use Revenue per Thousand Queries, or RPM, to measure how effectively we convert user queries to revenues. RPM is calculated as total revenues divided by total thousand queries.

The revenue tables below detail our query volume and RPM for each of the periods presented.

Revenues

	Nine months ended September 30,		% increase
	Dollar amounts in thousands (except RPM)
	2009	2010
	(unaudited)
Distribution revenues	$39,091	$54,028	38.2%
% of total revenues	45.2%	42.1%
Advertising and other revenues	$47,476	$74,252	56.4%
% of total revenues	54.8%	57.9%
Total revenues	$86,567	$128,280	48.2%

Queries	342,873	469,048	36.8%
RPM	$252	$273	8.3%

Revenues for the nine months ended September 30, 2010 increased over the same period in 2009 primarily due to a 36.8% increase in website queries. These additional queries accounted for $31.9 million of the $41.7 million increase. During the same period average revenues per query increased 8.3%, primarily as a result of improved advertising sales. Our acquisition of swoodoo contributed $4.5 million to our revenues for the nine months ended September 30, 2010.

	Year ended December 31,			% increase 2007 to 2008	% increase 2008 to 2009
	Dollar amounts in thousands (except RPM)
	2007	2008	2009
Distribution revenues	$27,731	$55,668	$51,363	100.7%	(7.7)%
% of total revenues	57.2%	49.7%	45.6%
Advertising and other revenues	$20,713	$56,350	$61,335	172.1%	8.8%
% of total revenues	42.8%	50.3%	54.4%
Total revenues	$48,444	$112,018	$112,698	131.2%	0.6%

Queries	238,449	434,540	458,594	82.2%	5.5%
RPM	$203	$258	$246	26.9%	(4.7)%

Between 2008 and 2009, total queries increased 5.5% primarily due to an increase in self-directed traffic. Self-directed traffic is composed of people that come directly to our websites or mobile platforms. Generally, these users type the KAYAK website address directly into their internet browser and do not come through a third-party site or channel, which would require us to pay a fee to such third-party site. Distribution revenues decreased primarily due to a reduction in average revenue per query. We believe this reduction was a direct result of the loss of OTA booking fees and the recent economic downturn, which led to lower airfares and hotel room rates. Since we earn a percentage of the total purchased price on certain types of transactions, we experienced lower per transaction revenue in 2009 compared to 2008. During the same period, our advertising revenues increased. This growth was a result of increased display advertising sales and higher volume of compare units.

Total revenues increased $63.6 million from 2007 to 2008, primarily a result of an 82.2% increase in total queries. The increase in queries was partially attributable to our acquisition of SideStep, which was completed in December 2007, and partially attributable to an increase in self-directed traffic. Average revenue per query increased 26.9% primarily due to an increase in compare units. Compare revenues increased $10.8 million in 2008 as compared to 2007. In addition, we began offering display advertising for the first time in 2008, which contributed $5.3 million in revenues.

Cost of revenues

Cost of revenues consists of fees we pay to third parties to process airfare queries and costs associated with our advertising syndication activities. Our syndication activities consisted of placing text-based advertisements on other websites in exchange for a portion of the total revenues that we receive from those advertisements. We included the portion of revenues remitted to our syndication partners in cost of revenues. We cancelled the majority of our advertising syndication contracts in April 2009 to focus on our core business, resulting in decreased cost of revenues.

	Nine months ended September 30,
	(Dollar amounts in thousands)		% (decrease)
	2009	2010
	(unaudited)
Cost of revenues	$8,071	$7,227	(10.5)%
% of revenues	9.3%	5.6%

Our cost of revenues decreased for the nine months ended September 30, 2010 compared to the same period in 2009 due to the elimination of the advertising syndication costs discussed above. These costs were $2.3 million for the nine months ended September 30, 2009.

	Year ended December 31, (Dollar amounts in thousands)			% increase 2007 to 2008	% (decrease) 2008 to 2009
	2007	2008	2009
Cost of revenues	$4,990	$13,120	$10,156	163.0%	(22.6)%
% of total revenues	10.3%	11.7%	9.0%

We experienced a decrease in our costs of revenues from 2008 to 2009 primarily due to lower airfare query costs of $1.7 million. We achieved these cost savings by renegotiating rates with third party search technology providers to reflect our increased volume. Our discontinued advertising syndication program contributed $3.5 million in 2008 and $2.3 million in 2009 to our cost of revenues.

Cost of revenues increased $8.1 million from 2007 to 2008 primarily due to a $4.3 million increase in airfare query costs associated with growth in overall airfare queries. The remaining increase was due to a $3.5 million increase in revenue share payments associated with our advertising syndication program.

Marketing

Marketing consists of online marketing and brand marketing expense. Online marketing includes search engine fees and contextual advertising placements. Search engine fees are fees we pay to Google and Yahoo for our advertisements to appear on their result pages when users search certain travel-related keywords on the search engine’s website. We pay contextual advertisement fees to advertise on other travel-related websites. These advertisements generally consist of the placement of a KAYAK logo or a check-box next to the KAYAK name and often allow users that click on our contextual advertisements to launch a query on KAYAK using previously entered search parameters. Brand marketing expense includes TV, billboards and display advertisements, and creative development fees. Other marketing includes affiliate expense, public relations cost and other general marketing costs. Affiliate marketing refers to revenue sharing fees we pay to other travel-related websites that drive traffic to KAYAK through use of their own marketing resources. Under our affiliate marketing program, we provide our services on affiliate websites and pay them a percentage of any revenues received from these services.

	Nine months ended September 30, (Dollar amounts in thousands)		% increase
	2009	2010
	(unaudited)
Online marketing fees	$30,187	$32,483	7.6%
% of revenues	34.9%	25.3%
Brand marketing	$706	$28,877	*
% of revenues	0.8%	22.5%
Other marketing	$5,127	$7,779	51.7%
% of revenues	5.9%	6.1%
Total marketing expense	$36,020	$69,139	91.9%
% of revenues	41.6%	53.9%

*	Amount is not meaningful.

Marketing expense for the nine months ended September 30, 2010 increased $33.1 million compared to the same period in 2009 primarily due to the initial launch of our brand marketing campaign. We initiated a brand marketing campaign in November of 2009, and for the nine months ended September 30, 2010, we incurred $28.9 million in brand marketing expense. We expect to continue to invest in brand marketing going forward, as we are focused on increasing awareness of our brand and bringing more people to our websites and mobile applications.

	Year ended December 31,
	(Dollar amounts in thousands)			% increase 2007 to 2008	% increase (decrease) 2008 to 2009
	2007	2008	2009
Online marketing fees	$28,844	$48,583	$35,813	68.4%	(26.3)%
% of total revenues	59.5%	43.4%	31.8%
Brand marketing	$42	$0	$15,418	*	*
% of total revenues	*	*	13.7%
Other marketing	$4,738	$8,258	$6,158	74.3%	(25.4)%
% of total revenues	9.8%	7.4%	5.5%
Total marketing expense	$33,624	$56,841	$57,389	69.0%	1.0%
% of total revenues	69.4%	50.7%	50.9%

*	Amount is not meaningful.

During the second half of 2009, we made improvements to our online marketing efforts by redesigning our landing pages, which are the website pages to which people are directed after clicking on one of our paid search or display advertisements. We believe the new landing pages better directed users to search for travel results and, as a result, we were able to achieve higher distribution revenues and lower online marketing costs on a per-query basis. This results in lower online search fees of approximately $12.8 million for 2009, or a 26.3% decrease from the prior year. Also in November and December of 2009, our new investments in brand marketing resulted in a $15.4 million increase to our marketing expense.

From 2007 to 2008, marketing expense increased $23.2 million. Of this increase, $19.7 million was due to additional online marketing expense. In addition, other marketing expense increased $3.5 million, most of which was due to a $2.8 million increase in traffic acquisition costs related to our affiliate program.

Technology

Technology consists primarily of operation of our data centers as well as certain depreciation and amortization expense. In addition, we also categorize minor hardware and software purchases, equipment support and third-party technology consulting or services as technology costs.

	Nine months ended September 30,
	(Dollar amounts in thousands)		% increase
	2009	2010
	(unaudited)
Technology	$8,077	$9,723	20.4%
% of revenues	9.3%	7.6%

The inclusion of swoodoo in our overall results from May 2010 forward accounted for $0.6 million of the total $1.6 million increase in technology costs for the nine months ended September 30, 2010 compared to the same period in 2009. The remainder is due mostly to a $0.5 million increase in hosting costs at our data centers.

	Year ended December 31,
	(Dollar amounts in thousands)			% increase 2007 to 2008	% increase 2008 to 2009
	2007	2008	2009
Technology	$4,292	$10,382	$10,708	141.9%	3.1%
% of total revenues	8.9%	9.3%	9.5%

Our technology costs remained relatively consistent between 2009 and 2008. However, technology costs increased $6.1 million between 2007 and 2008. This was primarily due to a $2.3 million increase in capacity and hosting costs at our data centers and a $3.1 million increase in depreciation and amortization related to certain assets acquired from SideStep.

Personnel

Personnel costs consist of wages and benefits paid to our employees, stock-based compensation charges and payroll taxes and recruiting costs. Stock-based compensation is a significant portion of our wage and benefit structure and generally increases as we hire additional people. Many other factors can impact the total stock-based compensation expense, including the strike price, volatility and expected life of the options, among other things. Please see the notes to our consolidated financial statements included elsewhere in this prospectus for more information on our stock options. In October 2010, we issued approximately two million options to existing employees and as such, expect stock-based compensation expense to increase significantly as those options vest over the next four years.

	Nine months ended September 30,
	(Dollar amounts in thousands)
	2009	2010	% increase
	(unaudited)
Salaries, benefits and taxes	$12,750	$15,802	23.9%
% of total revenues	14.7%	12.3%
Stock-based compensation	$3,719	$5,185	39.4%
% of total revenues	4.3%	4.0%
Total personnel expense	$16,469	$20,987	27.4%
% of total revenues	19.0%	16.4%

Salaries, benefits and taxes increased primarily due to an increase of 38 employees between September 2009 and September 2010. Stock-based compensation increased in the nine months ended September 30, 2010 compared to the same period in 2009, due to the grant of 1,595,000 additional common stock options at a weighted average fair value of $6.41 per share.

	Year ended December 31,
	(Dollar amounts in thousands)			% increase 2007 to 2008	% increase 2008 to 2009
	2007	2008	2009
Salaries, benefits and taxes	$6,392	$12,750	$17,479	99.5%	37.1%
% of total revenues	13.2%	11.4%	15.5%
Stock-based compensation	$1,739	$6,400	$5,447	268.0%	(14.9)%
% of total revenues	3.6%	5.7%	4.8%
Total personnel	$8,131	$19,150	$22,638	135.5%	18.2%
% of total revenues	16.8%	17.1%	20.1%

Salaries, benefits and taxes increased from 2008 to 2009 primarily due to an increase of 26 employees. Stock-based compensation increased in the year ended December 31, 2009 compared to the same period in 2008, due to the grant of 3,269,000 additional common stock options at a weighted average fair value of $4.21 per share.

Salaries, benefits and taxes increased from 2007 to 2008 primarily due to an increase of 34 employees. Stock-based compensation increased in the year ended December 31, 2008 compared to the same period in 2007, due to the grant of 2,483,000 additional common stock options at a weighted average fair value of $6.54 per share.

General and administrative

All other operating costs are classified as general and administrative costs. The largest items in this category of expenses are legal and accounting fees, bad debt expense and facilities expenses. In 2009 general and administrative costs also included $0.3 million of stock-based compensation expense.

	Nine months ended September 30,
	(Dollar amounts in thousands)		% increase
	2009	2010
	(unaudited)
General and administrative	$4,562	$6,134	34.5%
% of revenues	5.3%	4.8%

General and administrative expenses increased $1.6 million for the nine months ended September 30, 2010 compared to the same period in 2009 due to $0.5 million in acquisition related expenses and $0.5 million in higher legal and accounting fees.

	Year ended December 31,			% increase 2007 to 2008	% increase 2008 to 2009
	(Dollar amounts in thousands)
	2007	2008	2009
General and administrative	$2,046	$5,440	$6,446	165.9%	18.5%
% of total revenues	4.2%	4.9%	5.7%

General and administrative costs increased $1.0 million between 2008 and 2009 due to a $0.5 million increase in bad debt expense related to several smaller customers, and a $0.4 million increase in facilities expenses due to the adding more space to accommodate our additional employees.

General and administrative costs increased $3.4 million between 2007 and 2008 primarily due to $1.0 million in increased legal and accounting fees, $0.6 million in higher facilities expense and $0.7 million of amortization expense following our acquisition of SideStep.

Other income (expense)

During the nine months ended September 30, 2010, we recorded a gain of $0.8 million related to our obligation to buy back shares of our common stock issued in connection with our acquisition of swoodoo. In addition, we realized a gain of $0.5 million related to the sale of the TravelPost assets. We incurred a $1.0 million loss on the early extinguishment of debt during the nine months ended September 30, 2009.

From December 2007 to January 2009, we had outstanding debt on which we paid interest. We paid off our debt and all accrued interest in January 2009, and we do not expect to issue debt in the near term. We incurred interest expense of $0.2 million, $2.8 million and $0.3 million in each of 2007, 2008 and 2009, respectively.

Income tax expense (benefit)

Prior to December 31, 2009, we recorded a full valuation allowance against our net tax assets, which consisted primarily of net operating loss carryforwards, due to the uncertainty of our ability to realize those assets. As such, we had nominal income tax expense. On December 31, 2009, we determined that it was more likely than not that we would be able to realize these assets and reversed the valuation allowance, resulting in a tax benefit for that year. For the nine months ended September 30, 2010, we incurred income tax expense of $10.2 million, giving us an effective tax rate of 62%. The primary differences between the statutory rate and our effective tax rate include stock compensation from incentive stock options, state tax expense and gain realized on the sale of certain intangibles. Absent any significant changes in our business, we anticipate that our effective tax rate to gradually decrease in future periods.

Quarterly Financial Data/Seasonality

The following table presents consolidated financial data for each of the seven quarters in 2009 and 2010. The operating results are not necessarily indicative of the results for any subsequent quarter.

	2009 Quarters ended				2010 Quarters ended
	(Dollar amounts in thousands)				(Dollar amounts in thousands)
	Mar 31	June 30	Sept 30	Dec 31	Mar 31	June 30	Sept 30
Revenues	$30,732	$29,253	$26,582	$26,131	$36,745	$43,721	$47,814
Costs and expenses:
Cost of revenues	3,655	2,496	1,920	2,085	2,575	2,303	2,349
Marketing	13,638	12,519	9,863	21,369	23,809	21,963	23,367
Technology	2,626	2,707	2,744	2,631	2,813	3,380	3,530
Personnel	5,363	5,534	5,572	6,169	6,615	7,101	7,271
General and administrative	1,570	1,575	1,417	1,884	1,570	2,009	2,555

Operating income	$3,880	$4,422	$5,066	$(8,007)	$(637)	$6,965	$8,742

Seasonal factors cause our profitability to fluctuate from quarter to quarter. Historically, our highest revenue quarters are the second and third quarters due to the fact that high travel seasons fall in these quarters. However, recent macroeconomic conditions and our rapid growth masked the cyclicality and seasonality of our business during 2009 and 2010. Additionally, our brand marketing expense fluctuates by quarter and we invest in advance of high travel seasons with our lightest spend in the third quarter. As a result of the above two factors, our operating income is typically highest in the second and third quarters.

Acquisitions

In May 2010, in an effort to expand our European operations, we acquired all of the outstanding stated share capital of swoodoo in exchange for $9.5 million and 825,000 shares of our common stock. Upon the occurrence of certain events, including the closing of this offering, during the 30 business days following our giving notice of such event we will be obligated, at a holder’s request, to repurchase any or all of the shares owned by such holder at a price of €13.33 per share. As of September 30, 2010, we recorded a liability of $3.4 million with respect to these repurchase obligations. In December 2007, in an effort to expand our U.S. operations, we acquired all of the outstanding stock of SideStep for cash consideration of $175.6 million.

Liquidity and Capital Resources

We have primarily funded our operations through the issuance of equity securities and cash flows from operations. Early in our history, we relied on cash provided from the sale of shares of our redeemable convertible preferred stock to fund our operations and raised $29.8 million prior to 2007. In 2007, we raised another $165.7 million through the sale of preferred stock and entered into $30.0 million of term loans to fund our acquisition of SideStep.

We began to generate cash flows from operations in late 2007 and have not required any additional financing to fund our operations. We repaid all outstanding principal and interest on the term loans in early 2009. We use our cash to fund operations, make capital expenditures and acquire complementary businesses from time to time.

As of September 30, 2010, we had cash and cash equivalents and marketable securities of $34.4 million that we expect to utilize, along with operating cash flows, to fund brand marketing, expansion in Europe and general corporate purposes. Our operations currently provide us with most of our liquidity needs, and at this time we have nominal capital expenditure requirements. We believe that cash from operations, together with our cash and short-term investment balance are sufficient to meet our ongoing capital expenditures, working capital requirements and other capital needs over the next twelve months.

In connection with our acquisition of swoodoo, we issued 825,000 shares of our common stock. Upon the occurrence of certain events, including the closing of this offering, during the 30 business days following our giving notice of such event we will be obligated at a holder’s request, to repurchase any or all of the shares owned by such holder at a price of €13.33 per share. Please see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Acquisitions” for further discussion of our swoodoo acquisition.

Our liquidity could be negatively affected by a decrease in demand for our products and services. In addition, we may make acquisitions complementary to our business and may need to raise additional capital through future debt or equity financing to provide for greater flexibility to fund any such acquisitions. Additional financing may not be available at all or on terms favorable to us.

The following table presents cash flow information for the stated periods:

	Year ended December 31,			Nine months ended September 30,
	2007	2008	2009	2009	2010
	(in thousands)			(in thousands)
Cash flows from operating activities	$(1,886)	$12,879	$12,616	$16,337	$16,287
Cash flows from investing activities	(172,443)	(9,160)	6,964	8,346	(7,164)
Cash flows from financing activities	195,582	(5,171)	(27,239)	(27,409)	5,323

Cash flows from operating activities

Cash flows from operating activities were $16.3 million for the nine months ended September 30, 2010 and 2009, including net income of $6.2 million and $10.4 million, respectively. The difference in net income was offset by noncash charges, which were $6.6 million higher in 2010 than in 2009, primarily due to changes in net deferred tax assets. Cash used for working capital was $5.9 million for 2010 as compared to $3.5 million for the same period in 2009, due to an increase in our accounts receivable. As of September 30, 2010 and 2009, accounts receivable, net were $32.8 million and $16.4 million, respectively, and the majority of this increase was due to an increase in sales over the same period.

Cash flows from operating activities were $12.6 million, $12.9 million and $(1.9) million for the years ended December 31, 2009, 2008 and 2007 respectively. Net income was $6.9 million in 2009 and $5.1 million in 2008 and net loss was $4.3 million in 2007. The increase in net income was the main reason for the increase in cash flows from operating activities from 2007 to 2008. We also experienced an increase in noncash charges which were $8.6 million, $11.3 million and $3.3 million in 2009, 2008 and 2007, respectively. This increase was primarily due to amortization associated with intangible assets acquired from SideStep in December 2007 and an increase in stock compensation expense as described in “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Results of Operations.”

Cash flows from investing activities

Cash used in investing activities was $7.1 million for the nine months ended September 30, 2010 compared to cash provided by investing activities of $8.3 million for the same period in 2009. Capital expenditures were $1.6 million and $1.9 million in 2010 and 2009, respectively. During 2010, we had net purchases of marketable securities of $2.4 million, while in 2009 we had net sales of marketable securities of $10.3 million. In 2009, we sold marketable securities to generate cash used to pay down our term debt. During 2010, we acquired swoodoo for $6.8 million in cash and received $3.6 million in cash from our sale of Travelpost.

Cash provided by investing activities was $7.0 million for the year ended December 31, 2009 as compared to cash used in investing activities of $9.2 million and $172.4 million for the years ended December 31, 2008 and 2007, respectively. Capital expenditures were $2.3 million, $1.0 million and $1.0 million for 2009, 2008 and 2007, respectively. Net sales (purchases) of marketable securities were $9.2 million, $(7.3) million and $3.5 million in 2009, 2008, and 2007, respectively. We sold marketable securities in 2009 to pay down debt and in 2007 to meet cash needs for operations. In 2008, we invested excess cash in marketable securities. During 2007, we acquired SideStep for cash consideration of $174.8 million.

Cash flows from financing activities

Cash provided by financing activities was $5.3 million for the nine months ended September 30, 2010 compared to cash used for financing activities of $27.4 million for the same period in 2009. The difference was due primarily to $25.3 million used to pay off term loans in 2009. Additionally, in 2009, we provided loans to our shareholders of $2.5 million. These loans, plus earlier loans, were repaid in 2010, resulting in cash proceeds of $3.7 million.

Cash used in financing activities was $27.2 million and $5.2 million for the years ended December 31, 2009 and 2008, compared to cash provided by financing activities of $195.6 million for the year ended December 31, 2007. We made payments on long term debt of $25.3 million and $5.0 million in 2009 and 2008, respectively. In 2007, we had proceeds from the issuance of redeemable convertible preferred stock of $165.7 million and from the issuance of long term debt of $30.0 million.

Contractual Obligations

Our contractual obligations as of December 31, 2009 were as follows:

	Amounts due by period (in thousands)
	Total	Less than 1 year	1-3 years	3-5 years	More than 5 years
Operating lease obligations	$5,044	$1,366	$1,966	$1,232	$480
Content licensing and technology agreements	$14,631	$7,431	$7,200	$—	$—
Total contractual cash obligations	$19,675	$8,797	$9,166	$1,232	$480

We lease our office and data center facilities under noncancelable leases that expire at various points through January 2016. See “Business—Facilities” for further discussion of our leased premises. We are also responsible for certain real estate taxes, utilities and maintenance costs on our office facilities. In addition, we have various content licensing and technology agreements that, if renewed, will continue to incur costs in future periods.

Off-Balance Sheet Obligations

We had no off-balance sheet obligations as of September 30, 2010.

Critical Accounting Policies and Estimates

We prepare our Consolidated Financial Statements in accordance with accounting principles generally accepted in the U.S. To do so we make estimates and assumptions that affect our reported amounts of assets, liabilities, revenues and expenses, as well as related disclosure of contingent assets and liabilities. In some cases, we could reasonably have used different accounting policies and estimates. In addition, changes in the accounting estimates are reasonably likely to occur from period to period. Accordingly, actual results could differ materially from our estimates. To the extent that there are material differences between these estimates and actual results, our financial condition or results of operations will be affected. We base our estimates on past experience and other assumptions that we believe are reasonable under the circumstances, and we evaluate these estimates on an ongoing basis. We describe our significant accounting policies in Note 2 of our consolidated financial statements found elsewhere in this prospectus. We believe the following critical accounting estimates are the most significant areas of judgments and estimates used to prepare our financial statements.

Revenue Recognition

We generate revenue when we refer a user to a third-party website, either through our query results or through advertising placements on our websites. We recognize revenue upon completion of the referral, provided that our fees are fixed and determinable, there is persuasive evidence of the arrangement and collection is reasonably assured, as follows:

Distribution Revenues. Revenues are recognized either when a user clicks on a link that refers them to a third-party provider or when the user completes a purchase with the third party provider, depending on terms of the contract. For certain hotels and car rental companies revenue is not earned until the user consumes the travel, in which case we recognize the revenue when notified of the amount earned by the provider or when cash is received.

Advertising Revenues. Revenues are recognized when a user clicks on an advertisement that a customer has placed on our website or when we display an advertiser’s advertisement within our query results, regardless of whether the user clicks on the advertisement.

Stock-Based Compensation

Our stock-based compensation expense is estimated at the grant date based on an award’s fair value as calculated by the Black-Scholes option-pricing model and is recognized as expense over the requisite service period. The Black-Scholes model requires various highly judgmental assumptions including expected volatility and option life. If any of the assumptions used in the Black-Scholes model changes significantly, stock-based compensation expense may differ materially in the future from that recorded in the current period. In addition, we are required to estimate the expected forfeiture rate and only recognize expense for those shares expected to vest. We estimate the forfeiture rate based on historical experience. To the extent our actual forfeiture rate is different from our estimate, stock-based compensation expense is adjusted accordingly. Please see Note 14 to our consolidated financial statements found elsewhere in this prospectus for further information regarding our stock-based compensation.

Common Stock Valuations

For all option grants, the fair value of the common stock underlying the option grants was determined by our board of directors, with the assistance of management. The board of directors and management intended all options granted to be exercisable at a price per share not less than the per share fair value of our common stock underlying those options on the date of grant.

To make our estimates, we utilize guidance set forth in the 2004 AICPA Practice Aid, Valuation of Privately-Held Company Equity Securities Issued as Compensation, or the AICPA Guide. We recognize that the value of our stock changes between valuations and as such, consider other factors when determining the fair value of our stock for the purposes of determining stock compensation expense, such as:

Sales of our Common Stock. Sales of our common stock can be a strong indicator of the value of our stock, but do not necessarily determine the value. We consider the volume of shares sold in the transaction, the circumstances of the sale and the sophistication and independence of the buyer in order to determine whether or not the sale indicates a new fair value of our common stock.

Sales of our Convertible Preferred Stock. Sales of our convertible preferred stock can assist in estimating the fair value of our common stock. In order to determine the fair value of common after a sale of convertible preferred stock, we consider the volume of shares sold, circumstances of the sale, independence of the buyers and the value of the preferential rights associated with the class of convertible preferred stock sold.

Specific Events at KAYAK. In addition to the above factors, we consider significant events at KAYAK that may have impacted our value, such as launch of a new product, signing a significant new customer, significant change in management team, etc.

The following sets forth our option grants over the last two years and discusses our methodology to determine the fair value of our common stock at each grant date.

In 2009, we issued options to purchase shares of our common stock at the following exercise prices:

Grant Date	Options Granted	Exercise Price	Fair Value of Common Stock	Intrinsic Value
February 26, 2009	265,000	$15.50	$7.50	$—
May 19, 2009	535,000	$7.50	$7.50	$—
July 7, 2009	2,044,000	$7.50	$7.50	$—
July 22, 2009	170,000	$7.50	$7.50	$—
November 13, 2009	255,000	$7.50	$11.29	$3.79

In February 2009, the board of directors determined the fair value of our common stock to be $15.50 based on the last sale of 626,664 shares of our common stock to an independent third party in April 2008. The purchaser of the stock was a sophisticated investor with no previous ownership in our company and which performed adequate due diligence to determine a fair value of $15.50 per share. There were no other significant transactions in our stock from April 2008 to February 2009 and as a result, the board of directors believed that this sale best represented the fair value of our common stock on that date. There was no significant change in our operating results or forecasts during this time period.

In early 2009, we estimated the fair value of our common stock as of December 31, 2008 using the market approach and the income approach, in order to assist the board of directors in assigning an exercise price to future stock grants. We believe both of these approaches were appropriate methodologies given our stage of development at that time. For the market approach, we utilized the guideline company method by analyzing a population of comparable companies and selected those technology companies that we considered to be the most comparable to us in terms of product offerings, revenues, margins and growth. We then used these guideline companies to develop relevant market multiples and ratios, which were applied to our corresponding financial metrics to estimate our total enterprise value. We relied on the following key assumptions for the market approach:

•	our projected revenues determined as of the valuation date based on our estimates; and

•	multiples of market value to expected future revenues, determined as of the valuation date, based on a group of comparable public companies.

For the income approach, we performed discounted cash flow analyses which utilized projected cash flows as well as a residual value, which were then discounted to the present value in order to arrive at our current equity value to arrive at an enterprise value. We relied on the following key assumptions for the income approach in addition to the management projections discussed above:

•	discount rate applied to forecasted future cash flows to calculate the present value of those cash flows; and

•	terminal value multiple applied to our last year of forecasted cash flows to calculate the residual value of our future cash flows.

In determining our enterprise value, we applied equal weighting to market and income approaches, as the indicated equity value under the scenarios was reasonably similar. In allocating the total enterprise value between preferred and common stock, we considered the liquidation preferences of the preferred stockholders and utilized the option-pricing method, or OPM, for calculating a range of values for the common stock, based on the likelihood of various liquidity scenarios. The OPM utilized a volatility factor of 80% based on the peer group above and applied a lack of marketability discount of 20%. We assumed a 30% likelihood of an initial public offering within one year, 10% likelihood of a strategic sale and 60% likelihood of remaining as a private company, which produced an indicated value of our common stock of $6.50—$8.48. We then chose the midpoint of the range to arrive at a common stock value of $7.50. This value was significantly lower than our last indicated value due to an overall decrease in public company comparable multiples of 50%, as well as to our lowered forecasted revenues and cash flows as a result of the poor economy.

Based on the results of the appraisal, the board of directors determined that the fair value of our common stock was $7.50 per share. There were no significant transactions involving our common stock or convertible preferred stock during 2009.

During the fourth quarter of 2009, we increased our forecasted revenue and cash flows due to a strengthening in our results. Accordingly, we performed an updated valuation of our company as of October 31, 2009. This valuation again calculated an overall enterprise value, but relied on the income approach to calculate the value, as we believed that it best considered our expected high growth and profitability. The market approach was used to validate the results of the income approach, but no weight was assigned to it. In performing our calculations, we relied upon the methodologies described above as of October 31, 2009, however, with respect to our application of the market approach we used a multiple of projected EBITDA instead of revenues due to our recent demonstration of profitability.

The enterprise value was then allocated to the various classes of our stock using the OPM and applying a 70% volatility factor and 40% likelihood of an initial public offering within 12 months. We then applied a 20% discount to the value due to lack of marketability to arrive at an estimated fair value of our common stock of $11.29, which the board used to determine the exercise price of future stock option grants.

In 2010, we issued options to purchase shares of our common stock at the following exercise prices:

Grant Date	Options Granted	Exercise Price	Fair Value of Common Stock	Intrinsic Value
February 11, 2010	315,000	$11.29	$11.29	$—
April 29, 2010	1,075,000	$13.00	$13.00	$—
July 22, 2010	205,000	$13.00	$14.82	$1.82
October 7, 2010	140,000	$14.82	$14.82	$—
October 20, 2010	2,079,590	$14.82	$17.60	$2.78
October 21, 2010	40,000	$15.50	$17.60	$2.10
November 15, 2010	110,000	$16.50	$17.60	$1.10
December 8, 2010	235,000	$16.50	$17.60	$1.10

On March 22, 2010, an independent third party investor purchased 769,230 shares of common stock (2.32% of outstanding common equivalents at that time) from existing investors at a price of $13.00 per share. The investor is an institutional investor who previously had no shares in KAYAK and who conducted appropriate due diligence. There were no other significant transactions involving our common stock or convertible preferred stock or significant changes to our business between March 22, 2010 and July 22, 2010. The board of directors concluded that this transaction established the fair value of our common stock which was the best representation of our common stock value at April 29, 2010 and July 22, 2010.

We prepared a revised valuation as of July 31, 2010 and utilized the probability weighted expected return method, or PWERM, approach to allocate value to our common shares. The PWERM approach employs various market approach and income approach calculations depending upon the likelihood of a given liquidation scenario and we believed it to be appropriate given our preparations for an initial public offering. We assumed that there was a 40% likelihood of an initial public offering by mid-May 2011, a 30% probability of a strategic sale and 30% likelihood of remaining a private company. We calculated values under each scenario using financial projections as of July 31, 2010 as follows:

Initial Public Offering:

•	utilized the market approach using the same peer group for comparison as in the October 31, 2009 valuation;

•	applied a one-year forward multiple to projected revenues determined as of the valuation date;

•	arrived at an implied share price of $25.81 assuming conversion of all convertible preferred stock to common stock; and

•	applied a discount for lack of marketability of shares of 17% and discounted the value back to present value using a discount rate of 22% to arrive at a per share price of $18.42.

Strategic Sale:

•	utilized the market approach using the same peer group for comparison as in the October 31, 2009 valuation;

•	applied a multiple to trailing twelve months revenue based on recent representative transactions;

•

arrived at an implied enterprise value at the sale and allocated value to various classes of stock based on whether we believed those shares would convert to common stock or remain as convertible preferred stock; and

•	applied a discount for lack of liquidity of 3% and discounted the value back to present value using a discount rate of 22% to arrive at a price per common share of $14.72.

Remain as Private Company:

•	utilized the income approach and a discount rate of 22% to calculate the present value of expected future cash flows to arrive at an enterprise value; and

•

allocated the enterprise value to various classes of shares using the OPM model using a volatility of 48.68% and applied a discount for lack of marketability of 33% to arrive at a price per common share of $10.11.

We then applied the probabilities of each liquidity scenario to their respective price per common share to arrive at a value per common share of $14.82.

The board of directors approved the issuance of options to purchase our common stock on September 17, 2010 using the fair value established by our valuation. The number of options approved exceeded the amount of available shares in our pool and as a result, we could not grant the options until the pool was increased. Because of the delay in communicating the grants to our employees, the options had a grant date of October 20, 2010. Because the grant date was so much later than the date at which the options were approved and because the possibility of an initial public offering or other liquidity event was increasingly likely, we determined that we should prepare a revised appraisal as of the grant date, which was completed in January 2010.

This valuation was performed using the same methodology as described above for our July 31, 2010 valuation; however, given our preparations for a potential initial public offering, the likelihood of an initial public offering scenario increased to 60%, while the probabilities of a strategic sale or remaining as a private company were each assumed to be 20%. We calculated values under each scenario using financial projections as of October 31, 2010 as follows:

Initial Public Offering:

•	utilized the market approach, but expanded the peer group to include more companies in e-commerce and media, along with technology companies that recently completed initial public offerings;

•	applied a 1.5 year forward multiple of EBITDA determined as of the valuation date;

•	arrived at an implied share price of $25.69 assuming conversion of all convertible preferred stock to common stock; and

•	applied a discount for lack of marketability of shares of 13% and discounted the value back to present value using a discount rate of 19% to arrive at a per share price of $20.34.

Strategic Sale:

•	utilized the market approach and applied a multiple to trailing twelve months revenue based on recent representative transactions;

•

arrived at an implied enterprise value at the sale and allocated value to various classes of stock based on whether we believed those shares would convert to common stock or remain as convertible preferred stock; and

•	applied a discount for lack of liquidity of 3% and discounted the value back to present value using a discount rate of 19% to arrive at a price per common share of $15.76.

Remain as a Private Company:

•	utilized the income approach and a discount rate of 19% to calculate the present value of expected future cash flows to arrive at an enterprise value; and

•

allocated the enterprise value to various classes of shares using the OPM model using a volatility of 59.45% and applied a discount for lack of marketability of 33% to arrive at a price per common share of $11.22.

We then applied the probabilities of each scenario to their respective price per common share to arrive at a value per common share of $17.60.

Income Taxes

We are subject to income taxes in the U.S. and some foreign jurisdictions. Significant judgment is required in evaluating our uncertain tax positions, evaluating the realizability of our net deferred tax assets and determining our provision for income taxes. Although we do not believe that we have any uncertain tax positions, no assurance can be given that the final tax outcome will be consistent with our estimates.

Realization of the future tax benefits depends on many factors, including our ability to continue to generate taxable income within the net operating loss carryforward period. Prior to 2009, we did not have sufficient history of generating taxable income to support the assumption that it was more likely than not that future tax benefits would be realized and as such, a full valuation reserve was recorded against the net deferred tax asset. In 2009, based on historical and expected operating results, we determined that it was more likely than not that future tax benefits would be realized and released the valuation allowance of $3.9 million.

Our effective tax rates have differed from the statutory rate primarily due to the impact of state taxes, certain benefits realized related to stock option activities and an increase or decrease in our valuation reserve. Our effective tax rate was 62% for the nine months ended September 30, 2010.

Acquisitions

We account for acquisitions using the purchase method of accounting. In each case, we allocated the purchase price to the assets acquired, including intangible assets and liabilities assumed, based on estimated fair values at the date of the acquisition.

Recoverability of Intangible Assets, Including Goodwill

Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. When such events occur, we compare the carrying amounts of the assets to their undiscounted expected future cash flows. If this comparison indicates that there is impairment, the amount of the impairment is calculated as the difference between the carrying value and fair value. To date, no such impairments have been recognized. Goodwill is tested for impairment at least annually and whenever events or changes in circumstances indicate that goodwill may be impaired. Goodwill represents the excess of the cost of acquired business over the fair value of the assets acquired at the date of acquisition. Based on our most recent analysis, we believe that the fair values of our reporting units exceeded their carrying values by a significant amount and therefore no impairment of goodwill was recorded. Our goodwill is not deductible for tax purposes.

Quantitative and Qualitative Disclosures about Market Risk

We are exposed to market risks in the ordinary course of our business. These risks primarily consist of foreign exchange and interest rate risks.

Foreign Exchange Risk

We transact business in various foreign currencies and have some international revenues and costs which are denominated in foreign currencies. This exposes us to foreign currency risk. At this time, our exposure is immaterial, given that the vast majority of our transactions, income and expenses are in U.S. dollars. If exchange rates were to fluctuate significantly, we would see higher gains or losses from transactions in the “Other income (expense)” line of our statement of operations, and larger cumulative translation adjustments in the comprehensive “Other Income” category of our consolidated statement of operations. The volatility of exchange rate is dependent on many factors that we cannot forecast with reliable accuracy. At this time we do not, but we may in the future, enter into derivatives or other financial instruments in an attempt to hedge our foreign currency exchange risk. It is difficult to predict the impact hedging activities would have on our results of operations.

Interest Rate Risk

We invest our excess cash primarily in highly liquid debt instruments of the U.S. government and its agencies, municipalities in the U.S., debt instruments issued by foreign governments, time deposits, money market and other funds, and corporate debt securities. By policy, we limit the amount of credit exposure to any one issuer.

Investments in both fixed rate and floating rate interest earning securities carry a degree of interest rate risk. Fixed rate securities may have their fair market value adversely impacted due to a rise in interest rates, while floating rate securities may produce less income than predicted if interest rates fall. Due in part to these factors, our income from investments may decrease in the future.

BUSINESS

Overview

We are a technology-driven company committed to improving online travel. Cofounders of Expedia, Travelocity and Orbitz started KAYAK in 2004 to take a better approach to finding travel online. Our websites and mobile applications enable people to easily research and compare accurate and relevant information from hundreds of other travel websites in one comprehensive, fast and intuitive display. We also provide multiple filtering and sorting options, travel management tools and services such as flight status updates, pricing alerts and itinerary management. Once users find their desired flight, hotel or other travel products, KAYAK sends them to their preferred travel supplier or OTA website to complete their purchase.

KAYAK’s services are free for travelers. We offer travel suppliers and OTAs an efficient channel to sell their products and services to a highly targeted audience focused on purchasing travel. We earn revenues from both referrals to travel suppliers and OTAs, or distribution revenues, and from a variety of advertising placements on our websites and mobile applications, or advertising revenues.

Since our commercial launch in 2005, KAYAK has experienced significant growth:

•

For the nine months ended September 30, 2010, we generated $128 million of revenues, representing year-over-year growth of 48%. For the quarter ended September 30, 2010, we generated $48 million of revenues, representing year-over-year growth of 80%;

•

For the nine months ended September 30, 2010, we processed more than 469 million user queries for travel information, representing year-over-year growth of 37%. For the quarter ended September 30, 2010, our quarter-over-quarter query volume increased 50% compared to the same period in 2009; and

•

KAYAK mobile applications have been downloaded nearly five million times since their introduction in March 2009. For the quarter ended September 30, 2010, we had over one million downloads, representing growth of 152% compared to the same period in 2009.

As of December 31, 2010, we had 148 employees, and we had local websites in 14 countries outside the U.S., including the United Kingdom, Germany, France, Spain, Italy and India.

Our Industry

Market Opportunity

As a distribution and advertising platform, we participate in both the online travel market and the online travel advertising market.

Online Travel: A Large and Growing Market

The travel industry in the U.S., Europe and Asia Pacific accounted for $723 billion in global expenditures in 2009, and is projected to increase at a 3% CAGR through 2011. Online leisure and unmanaged business travel spend, or online travel spend, was approximately $216 billion of this amount, or 30%, with this category increasing at a 17% CAGR between 2005 and 2009. We believe that travel, with its research and information intensive nature, real-time pricing, electronic fulfillment capabilities and thousands of travel options, is well-suited for the online channel. Currently, online travel represents the largest category of e-commerce, with total sales exceeding the combined total of electronics, books, software, appliances and collectibles. Online travel spend is projected to increase at a 10% CAGR from 2009 through 2011, growing to represent 34% of total travel purchases in 2011.

The online travel industry is composed of thousands of travel supplier and OTA websites, which compete for travel bookings. In 2009, travel supplier websites accounted for 63% of total online travel bookings, and the remaining 37% was provided by OTAs.

The Global Opportunity

In the U.S., the online travel market increased at an 8% CAGR from 2005 through 2009, reaching $88 billion in 2009, which was 38% of total U.S. travel spend. The U.S. online travel market is projected to grow at a 6% CAGR through 2011.

In Europe, the online travel market grew at a 26% CAGR from 2005 through 2009, reaching $92 billion in 2009, which was 32% of total European travel spend. The European online travel market is projected to grow at an 8% CAGR through 2011. The U.K., France and Germany collectively represent 67% of the overall European online travel market.

In Asia, the online travel market grew at a 22% CAGR from 2005 through 2009, reaching $36 billion in 2009, which represented 18% of total Asian travel spend. As Internet usage, broadband adoption and online payment capabilities continue to rapidly increase, the Asian online travel market is projected to grow at 25% CAGR from 2009 through 2011.

Key Online Travel Products

The two largest categories of online travel are airline ticket sales and hotel bookings. In 2009, airline ticket sales represented 52% of total online travel purchases, followed by hotel bookings at 25%.

Airline tickets are the most common travel product researched and purchased online, with global online sales reaching 36% of overall global airline ticket sales in 2009. Online airfare sales are projected to grow at a 9% CAGR from 2009 through 2011. There are hundreds of airlines in operation, and the large choice of flight combinations and pricing options, highly variable real-time pricing and the advent of e-ticketing make flights well suited to online research and purchasing. We believe that the combination of choice and variability leads to a lack of confidence among users in the accuracy and comprehensiveness of flight data. Users often search for flights multiple times and on multiple travel websites.

Hotel bookings are the fastest growing online travel category. Online hotel bookings are projected to grow at a 12% CAGR from 2009 through 2011. Additionally, only 22% of 2009 hotel bookings occurred online. The hotel market is a highly fragmented travel category, with hundreds of thousands of properties worldwide. This often leaves potential travelers with hundreds of properties to choose from in any given city. Given the significant differentiation among hotels, travelers will typically spend considerable time online researching a hotel stay, making hotel bookings highly suitable for the online channel. We believe that the number of consumer choices combined with the predominately fixed nature of hotel operating costs, results in a willingness of hoteliers to pay a premium for quality referrals.

Online Travel Advertising: A Large Opportunity to Grow Share of Total Advertising Spend

Online advertising is a large and growing market. The combined online and offline advertising spend for all products and services in 2009 was $559 billion. Of this amount, $58 billion, or 11%, was spent online. Furthermore, for the period from 2009 through 2014, online advertising is projected to grow at a 15% CAGR, as compared to the 4% CAGR projected for combined online and offline advertising.

Travel represents one of the largest advertising categories, with advertisers spending $29 billion globally on travel-related advertising in 2009. Of this amount, only $4 billion, or 13%, was spent online with the remainder being spent primarily on traditional media, up from $1.4 billion, or 5% of total travel advertising spend in 2005. This represents a 28% CAGR in online travel advertising spend between 2005 and 2009. We believe that over time more travel advertising will move from offline to online as travel purchases continue to move online. Online travel advertising can also be a more efficient advertising channel, as it enables advertisers to directly target individuals who are researching and planning travel. The online travel advertising market is expected to reach $8 billion by 2014, a CAGR of 15% between 2009 and 2014.

Key Trends in Mobile Travel Planning

Mobile phone adoption across the world continues to grow at a rapid pace, creating a strong marketplace for mobile travel applications. The International Telecommunications Union estimated that there were 4 billion mobile subscribers in the world at the end of 2008, representing 61% of the world’s population. In addition, in March 2009 they projected this number to grow by at least 1 billion in the next few years. We expect that over time, an increasing number of people will use their mobile devices for travel research, planning and booking. Today, there are more than 2,000 travel-related applications available for the iPhone, Android and BlackBerry.

The opportunity for mobile advertising is large and growing. U.S. mobile advertising spend is expected to grow from $733 million in 2009 to $4.7 billion in 2014, a 45.1% CAGR. We believe the mobile medium provides a unique opportunity for advertisers to reach travelers with immediately actionable, personalized and context-relevant travel offers.

Challenges of Our Industry

Challenges for Consumers

The Internet has dramatically increased the amount of information readily available to travelers. Planning travel online should be a quick and easy process. However, prices and availability change frequently, and information is often fragmented across hundreds of travel sites. Traditional travel websites can be slow and confusing and often lack comprehensive search results. A 2010 survey by Forrester Research Inc. showed increasing dissatisfaction among users with the online booking experience. Only 47% of U.S. online leisure travelers surveyed said they enjoy using the internet to plan and buy travel, down from 53% in 2007. The same survey showed that only 37% of U.S. online leisure travelers believed that travel websites clearly present choices and tradeoffs, down from 39% in 2008. These limitations can make it frustrating for people to find, purchase and manage their travel online. As a result, we believe that travelers continue to search multiple sites for the best prices and options to meet their travel needs.

Challenges for Travel Suppliers and OTAs

Travel suppliers and OTAs face two main challenges. One is to distribute their travel products to as many travelers as possible, while still maintaining their brand and owning the customer relationship. In distributing their travel inventory through third party sites, they lose the opportunity to cross sell or upsell additional products and to build brand loyalty. The second challenge they face is to advertise their services to the right audience at the right time, in a cost effective manner. The majority of travel advertising dollars is currently spent in offline media channels, including TV, radio, print and outdoor campaigns. Offline travel advertising can be expensive, and its effectiveness can be difficult to measure and track. Online advertising offers many improvements to traditional advertising, but can still suffer from audience fragmentation, generic advertising placements and complex pricing schemes. Many online advertising platforms do not solve this combination of problems effectively.

Our Strengths

KAYAK Provides a Fast, Intuitive and Comprehensive Travel Planning Experience

KAYAK creates a better way to shop for travel online. We use proprietary software and algorithms to quickly find, consolidate and sort travel information from hundreds of websites. We present these results through an intuitive interface, providing a single place for our users to plan their travel. In the first nine months of 2010, more than 469 million user queries for travel information were processed through our websites and mobile applications. Once a KAYAK user finds what they want to buy, we give them the flexibility to purchase directly from travel suppliers or through OTAs.

KAYAK is a Technology-Driven Company Focused on Rapid Innovation and the User Experience

We dedicate the majority of our attention to making high performance software. This software powers our websites and mobile applications by rapidly searching through the large and complex range of travel industry data and presenting it in a clear and intuitive manner. Our proprietary software detects and removes inaccurate prices or results in this data. Our ranking software algorithm also determines which results are likely to be the most relevant to the user. Our focus on technology is reflected in our employee base. The majority of our employees are either software engineers or technologists, and we believe we have one of the strongest technology teams in the travel industry. We strive to innovate faster than our competitors, and we release new code to our websites almost every week. Our mobile applications are a recent example of our development capabilities.

KAYAK’s Users are Loyal

We believe that our users are loyal to our brands, products and services. According to a June 2010 study conducted by TNS Custom Research, Inc. on our behalf, KAYAK is a leading brand among the major online travel sites in the U.S. for attributes such as “Finds all the best prices in one place” and “Smarter way to search for travel online.” Through the first nine months of 2010, 72% of our query volume was generated from people who directly visited our websites, and only 8% of our query volume was generated by users referred to us from general search engines.

KAYAK’s Proprietary Distribution and Advertising Platform is Optimized for the Travel Industry

We provide travel suppliers and OTAs with access to a valuable audience of people searching for travel information. We also offer these travel companies multiple ways to reach this audience through both our query results and a variety of advertising placements.

On the distribution side, our query results include real-time pricing and availability information from travel suppliers and OTAs. We query and display information in direct response to a KAYAK user’s preferences. Our sorting and filtering tools allow users to narrow the query results to meet their specific travel plans. If a user then selects one of these results, we send them directly into the travel supplier’s or OTA’s purchase process.

On the advertising side, our innovative platform allows advertisers to target their placements, create advertising content and link the user to the relevant page on the advertiser’s website, all based on the user’s search parameters. As examples, an airline can limit its advertisements to appear only for the cities that it serves, or a hotelier can purchase advertisements only for dates where its occupancy rates are low. By dynamically creating the content of their advertisements based on these specific search parameters, the airline can include the cities the users searched in their advertisement and the hotelier can advertise a special rate to try to increase their occupancy. The same search parameters can be passed through to an advertiser after a potential traveler clicks on one of their advertisements. This lets the advertiser show the traveler products which meet his or her specific travel needs, without requiring the traveler to do additional work. We believe that our ability to pass a prospective traveler through to the relevant booking page increases the likelihood that a transaction will be completed.

KAYAK’s Unique Business Model is Highly Scalable

We designed our business model and technology platform to be highly scalable and cost efficient. Our software and systems have been designed from inception to handle significant growth in users and queries, without requiring significant re-engineering or major capital expenditures. In addition, we use a combination of our own proprietary software and a variety of public domain technologies so that as we continue to grow our user base, we do not incur significant additional software costs. Since all travel products are purchased by our users directly on the travel supplier’s or OTA’s website, we do not incur meaningful costs or overhead associated with fulfillment or customer service for those travel products. We have relatively low fixed operating costs, and the largest component of our variable operating cost is discretionary marketing.

The KAYAK Team Has Deep Industry Experience and Focus

Cofounders of Expedia, Travelocity and Orbitz formed KAYAK in 2004. Our team has extensive and longstanding relationships across the travel industry and, unlike general search engine companies, we focus on a single market category—online travel. Our mission is to build the best assortment of tools and services to meet the needs of travelers. To accomplish our goal, we have assembled technology and business teams, which each include people that have worked together over many years. In addition to the strength of our management team, our investors include some of the most prominent venture capital and private equity firms, including Sequoia Capital, Accel Partners, General Catalyst Partners and Oak Investment Partners.

Our Growth Strategy

Continue to Improve and Expand Our Services

We are dedicated to offering people the best online travel planning experience. To provide the most comprehensive set of results, we maintain relationships with hundreds of travel suppliers and OTAs and regularly add new sources of travel information. We continue to develop better software and algorithms to reduce the time required to perform a query and enhance the relevance of the results. Additionally, we constantly review the feature set and design of our websites and mobile applications for areas of improvement, and we release new code to our websites on nearly a weekly basis. Examples of recent enhancements to our offering include the introduction of KAYAK on multiple mobile platforms, a trip management tool and KAYAK Explorer, a map-based search feature. We also have several functional initiatives underway, such as making the booking process easier for travelers and better integrating social media and collaboration tools into our websites and mobile applications.

Increase Consumer Awareness of Our Brands

We believe there is significant opportunity to increase the number of people who use our websites and mobile applications. According to studies conducted by TNS Custom Research, Inc. on our behalf, as of October, 2009 only 9% of online travelers in the U.S. included KAYAK in an unprompted list of online travel sites, known as “unaided awareness.” Since that time, we commenced a broad reach marketing program, which resulted in our unaided awareness increasing to 20% as of September 2010. By comparison, the four highest rated travel brands in this category had an average unaided awareness of 52%, according to this survey. We will continue to invest in broad reach marketing to increase our unaided awareness.

Grow Our Business Internationally

We operate websites in 14 countries outside of the U.S., including Germany, the United Kingdom, France, Spain, Italy and India. We believe that the international opportunity for our services is sizable, and we intend to invest in both head count and marketing in 2011 and 2012. As part of this strategy, we acquired swoodoo, a leading German travel search company, in early 2010. Furthermore, we are currently in the process of establishing a team headquartered in Zurich, Switzerland to coordinate our European efforts.

Expand Our Position in Hotels

We believe that the hotel marketplace is well suited for our services, and we plan to increase the number of hotel queries we process. The hotel category is highly fragmented and advertisers spend heavily to promote and differentiate their offerings. To capture this opportunity, we are improving our hotel query functionality, increasing our hotel-related marketing and search engine spending, and improving cross-promotion of hotels in flight query results. The hotel share of our total query volume has been increasing steadily, growing from 9.9% in 2008, to 10.7% in 2009 and 11.2% for the first nine months of 2010.

Extend our Leadership Position in Mobile Applications

Mobile devices represent an important growth area in both audience and query volume. Smartphone adoption and usage are increasing quickly, and new touch screen devices like the Apple iPad provide opportunities for innovation in features and functionality. We have seen rapid adoption of our KAYAK mobile applications – with nearly five million downloads across several mobile platforms since the release of our first mobile application in March 2009. We believe that our leadership position in travel-related mobile applications, which we plan to extend through continued product development, will enhance the loyalty to our brand, products and services. We plan to capture a portion of the mobile travel distribution and advertising markets with our mobile applications.

Our Brands – KAYAK, SideStep and swoodoo

We operate our websites and mobile applications under three brands: KAYAK, SideStep and swoodoo. Each of these brands provides the same core set of free services including flight, hotel and other travel search, flight status updates, pricing alerts and itinerary management.

We use our KAYAK brand across multiple platforms including: www.kayak.com; local websites in 14 countries outside of the U.S.; a mobile website, m.kayak.com; and the KAYAK mobile smartphone applications currently available on the iPhone, iPad, Android, BlackBerry, Symbian and other platforms. KAYAK branded websites and mobile applications account for most of our query volume, and we will focus our future growth efforts on building the KAYAK brand in the U.S. and in key international markets.

The SideStep brand, which we acquired in December 2007, is used for our www.sidestep.com website. The swoodoo brand, which we acquired in May 2010, is used for our www.swoodoo.com website and the related mobile travel application, which is a leading travel search platform in Germany.

Our Distribution and Advertising Platform

Our websites offer travel suppliers and OTAs an efficient and flexible platform to distribute their travel products through our query results and to advertise throughout our website. We are developing a distribution and advertising platform for our mobile applications.

Distribution Revenues

We generate distribution revenues by sending qualified leads to travel suppliers and OTAs. After a user has entered a query on our website, reviewed the results, and decided what travel product they are interested in buying, we send the user directly into the travel supplier’s or OTA’s purchase process to complete the transaction. Travel suppliers and OTAs have the flexibility to pay us either when these qualified leads click on a query result or when they purchase a travel product on the travel supplier or OTA website. We separately negotiate and enter into our travel supplier and OTA distribution agreements in advance of sending any qualified leads to the travel supplier or OTA. These agreements set forth the payment terms for the applicable travel supplier or OTA, and the travel supplier or OTA is generally able to select the payment terms in these agreements based on what best suit its needs. For the nine months ended September 30, 2010, distribution revenues accounted for 45% of our total revenues.

Advertising Revenues

We have a proprietary advertising platform called the KAYAK Network, or KN. KN allows advertisers to target the placement and message of their advertisements to the search parameters entered by our users, such as the traveler’s origin, destination and desired travel dates. This technology allows advertisers to target their advertisements better, create more effective messages and to transfer users to their websites more efficiently. Our platform allows advertisers to limit placements to instances when the advertiser has an offer that is relevant to a user’s query. For example, an airline can ensure it only advertises when a user searches for a route offered by such airline, and a hotelier can ensure it only advertises to users who have searched for dates when the hotelier has low occupancy. We also enable advertisers to use a traveler’s search parameters to dynamically create targeted messages, and after the traveler clicks on an advertisement, we can pass the same search information through to the advertiser, thus increasing the likelihood of a purchase on their website.

Our platform gives advertisers flexibility in terms of placement types and payment structures. We offer a variety of advertising inventory including text-based sponsored links, graphical display advertisements, mobile advertisements and email-based placements. We also offer a variety of payment terms including cost per click, cost per impression, cost per acquisition or fixed fees. For the nine months ended September 30, 2010, advertising revenues accounted for 55% of our total revenues.

Technology and Infrastructure

KAYAK is a technology-driven company. Our technology platform powers our websites and mobile applications by rapidly searching through the complex and fragmented range of travel industry data and presenting comprehensive and relevant travel query results to the user in a clear and intuitive manner.

Search Capabilities

Our software and systems have been designed from inception to handle significant growth in users and queries, without requiring significant re-engineering or major capital expenditures. In the first nine months of 2010, we received and processed more than 469 million user queries for travel information.

When a travel query is entered on one of our websites or mobile applications, our technology platform analyzes the travel parameters, determines which websites and other travel databases have relevant travel information and then queries those multiple sources in parallel. Many of those sources operate with differing protocols, and therefore return results in slightly different ways and in differing time frames. Our platform gathers, prioritizes and standardizes this travel data. Our proprietary software then detects and eliminates inaccurate prices or results in this data, and our ranking software then determines which results are likely to be the most relevant and useful to the user. Our technology platform completes these processes and returns a comprehensive and relevant set of results within moments of receiving the travel query from the user.

Website Design and Hosting

Reliability, speed and integrity are important to us. We have designed our websites and mobile applications using a combination of our own proprietary software and a variety of open source or other public domain technologies. Where appropriate, we have chosen to use public domain technologies to develop and maintain our websites and mobile applications because we believe they are widely used and well proven by the engineering community and end-users, and, therefore, offer us a reliable and efficient development environment and infrastructure. Such technologies also enable us to provide our users with a stable web or mobile experience and are often free. Our limited and selective use of commercially available software means that as we continue to grow the number of users that visit our websites and download our mobile applications, we do not incur significant additional software costs or software licensing fees.

Our websites are hosted on hardware and software located at third-party facilities in Medford and Somerville, Massachusetts and, with respect to our swoodoo operations, in Freiburg, Germany. We also use content delivery networks and third-party domain name system, or DNS services, to optimize routing and increase the speed of our website pages. We are committed to ensuring that our websites are highly available. Our use of multiple secured hosting facilities provides us with power redundancy and expandable and redundant bandwidth, and we believe these facilities are well suited to fit our current and planned business needs.

Mobile Applications and Platforms

We offer mobile applications for the iPhone, iPad, Android, BlackBerry, Symbian and other platforms. These applications combine the speed and comprehensiveness found in our website experience with the convenience and portability offered by today’s smartphones. To enhance the mobile experience, we have also implemented mobile-specific functionality in these applications, such as currency conversion, visual flight status, airport guides, offline travel itineraries and location-based features.

As some smartphone users prefer to use the web browser on their phones rather than download a separate application, we also offer a mobile-optimized website. These users are automatically redirected to m.kayak.com, where we provide an “application-like” experience, including a streamlined interface, touch screen functionality and assisted input based on the user’s location.

Focus on Innovation

We strive to continually improve the user-experience on our websites and mobile applications. For example, we routinely work to improve our software and algorithms to further reduce the time required to return query results. We review the feature sets and design of our websites and mobile applications on a regular basis to identify areas for improvement. To aid in our review, we conduct regular formal usability testing, focus groups and comparison testing of new features. We release new code to our websites on a nearly weekly basis. Some examples of our past innovations include a user interface capable of updating page elements without reloading the entire page and “sliding bars” and other tools to filter query results based on relevant criteria, such as specific departure and arrival times for flights.

Avoid Unnecessary Complexity

As software organizations grow, a common danger is that the software code grows in complexity and can become difficult to maintain. We have been cognizant of this industry tendency since we began operations, and accordingly have designed our software architecture to establish basic rules of separation, dependency and simplicity. For the same reasons, we are purposeful in our use of industry standard hardware and our maintenance of a low technology footprint in our data centers. This pragmatic, “Keep It Simple” culture continues to enable us to rapidly and reliably adapt our system to new products and capabilities.

Intellectual Property

Our intellectual property, including patents, trademarks, copyrights and trade secrets are an important component of our business. We also rely on confidentiality procedures and contractual provisions to protect our proprietary technology and our brands. In addition, we enter into confidentiality and invention assignment agreements with our employees and consultants and confidentiality agreements with other third parties.

Our registered trademarks include: KAYAK, KAYAK.com, KAYAK Network, Search One and Done, SideStep and swoodoo. All of these trademarks, other than swoodoo, are registered in the U.S. and many of them are also registered in other jurisdictions.

We have seven issued U.S. patents, and nine U.S. patent applications for various aspects of our technology. Our patents expire at various dates between March 2021 and October 2026.

Marketing

We believe that continued investment in marketing is important to attracting new users to our websites and mobile applications. We balance our marketing investments between brand marketing campaigns designed to grow brand awareness and online marketing investments designed to generate additional query volume.

Brand Marketing

To grow brand awareness, we advertise in broad reach media, including television, outdoor and online display media. Through the first nine months of 2010, we spent $28.9 million on brand marketing. We measure the return on investment of our brand marketing through online brand tracking studies and overall query growth. We view the costs of our offline brand marketing campaign as relatively fixed, and we believe that as our revenues grow these costs will decrease as a percentage of our total revenues.

Online Marketing

We also market our services and acquire traffic to our websites by purchasing travel-related keywords from general search engines and through other online marketing channels. The purchase of travel-related keywords consists of anticipating what words and terms consumers will use to search for travel on general search engines and then bidding on those words and terms in the applicable search engine’s auction system. As a result, we bid against other advertisers for preferred placement on the applicable general search engine’s results page. Through the first nine months of 2010, we spent $32.5 million on online marketing.

We plan to continue both broad reach advertising and online advertising for the foreseeable future.

Strategic Relationships

In an effort to continue to grow our business and offer exceptional services to our users, we enter into strategic relationships with travel suppliers, OTAs, general search engines and travel technology companies. Our strategic relationships include the following:

Orbitz Worldwide, Inc.

We have maintained a strategic relationship with Orbitz Worldwide, Inc. or OWW, since 2004. Under the terms of our current long-term agreement, which we entered into in April 2009 and have subsequently amended, OWW provides us with full access to their travel information and pays us for any transactions we send to one of their websites. In return, we provide exclusivity to OWW relating to the display of certain core query results. This agreement expires December 31, 2013.

Google Inc.

We have maintained a strategic relationship with Google since 2004. Under the terms of our current long-term agreement, which we entered into in December, 2004 and have subsequently amended, Google provides us with sponsored link advertisements that, in addition to our own advertisements, are placed throughout our website at locations we determine. Google and KAYAK share the revenues that is generated from these advertisements. For the nine months ended September 30, 2010 we received 13.9% of our advertising revenue and 8.1% of our total revenues from Google. Our agreement with Google expires October 31, 2012.

ITA Software, Inc.

In March 2005 we entered into an agreement to license faring engine software from ITA. This faring engine software provides airfare content that is used in a majority of our domestic flight query results and to supplement our international flight query results. This agreement expires December 31, 2013.

Other Relationships

In addition, our 2010 commercial relationships have included agreements with over 300 travel suppliers and OTAs. These relationships provide us with access to travel information as well as distribution and advertising revenue, and are established and managed by our Business Development, Advertising Sales and Account Management teams. Our Business Development team negotiates agreements with travel suppliers and OTAs for access to their travel content and for payment from distribution-related referrals. This team is focused on contract negotiation and relationship management. Our Advertising Sales team calls on travel suppliers, OTAs and their advertising agencies and negotiates advertising insertion orders for placements throughout our websites and mobile applications. Our Account Management team works with travel suppliers and OTAs to implement advertising campaigns and optimize spend.

These other significant relationships include:

OTAs: Expedia (including Hotwire, Hotels.com and CarRentals.com), Priceline.com (including Booking.com), Travelocity, Travel Holdings (including Easy Click Travel and Tourico Holidays), Airtrade International (including Vayama.com) and Airfare.com;

Airlines: Delta Air Lines, United Air Lines, JetBlue Airways, Continental Airlines, AirTran Airways, British Airways, American Airlines, Virgin America, Alaska Airlines, Air Canada, Lufthansa Airlines and Virgin Atlantic;

Hotels: InterContinental Hotels Group, Starwood Hotels, Hilton, Choice Hotels, Marriott, Wyndham, Best Western, Harrah’s Entertainment, La Quinta Inn & Suites and Hyatt Hotels and Resorts.

Rental Cars: Dollar Thrifty Automotive Group, Enterprise Rent-A-Car, Alamo Rent A Car, National Car Rental and Hertz Rent-a-Car.

Competition

We operate in the highly competitive online travel category. We compete both to attract users to our websites and mobile applications and to attract travel suppliers and OTAs to participate in our query results and purchase advertising placements on our websites.

Competition for Users

In our efforts to attract and retain users, we compete with travel suppliers, OTAs, search engines and other travel information and research websites. Our major competitors include general search engines such as Google and Bing, OTAs such as Expedia and Orbitz and other travel information sites such as TripAdvisor and Travelzoo. In addition, airlines, hotels and other travel suppliers are increasingly focused on attracting users directly to their own websites.

Competition for Advertisers

While we compete with travel suppliers and OTAs to bring users directly to our websites, such parties also advertise on our websites and mobile applications. Since we do not book travel, and instead offer tools and services which allow travelers to make better informed travel decisions, we do not compete with travel suppliers and OTAs for transactions. We believe that travel suppliers will spend their advertising dollars on the websites and offline media that results in the highest return on investment. This means that we directly compete with search engines, OTAs and traditional offline advertising sources such as TV and print media for travel supplier advertising dollars. We also compete with search engines and offline media sources for advertising from OTAs that look to market their services to travelers. We believe that travel suppliers and OTAs will direct their advertising dollars to the websites, mobile applications and offline media sources that offer the highest return on investment.

Employees

As of December 31, 2010, we had 148 employees, consisting of 136 in the U.S., eight in Germany and four in England. Of those employees, 91 are on our engineering and development team. As of December 31, 2010, we also had an arrangement with an outsourced engineering team in Lithuania that provides us with a team of approximately 14 contractors for engineering and development functions, and a team of 25 contractors in Pakistan who provide engineering, data analysis and data operator functions.

We consider our relationship with our employees to be good. None of our employees is covered by a collective bargaining agreement.

Government Regulation

Laws and regulations applying to businesses generally and to businesses operating on the Internet affect us. As the growth in Internet commerce continues, the number of laws and regulations specific to operating on the Internet is increasing and includes areas such as privacy, content, advertising, and information security. Moreover, the applicability to the Internet of existing laws governing issues such as intellectual property ownership and infringement, obscenity, libel and personal privacy is uncertain and evolving.

Air Transportation Advertising

Our travel suppliers and advertisers are subject to laws and regulations relating to the sale of travel, including regulations and standards promulgated by the Department of Transportation, or DOT, related to the advertising and sale of air transportation. We do not sell or book air transportation, and, therefore, we are not positioned similarly to the entities (such as air carriers and ticket agents) that are usually understood to fall within the scope of the DOT’s regulations and standards. Nevertheless, we intend to ensure that any content created by KAYAK is consistent with the DOT’s regulations and standards, and we seek representations of compliance from our travel suppliers and advertisers for content provided to or promoted by KAYAK.

The DOT has recently issued a Notice for Proposed Rulemaking that would revise certain regulations and standards related to the advertising and sale of air transportation. We do not expect that the revisions, if adopted, would substantially impact our business model. However, comments filed by an industry trade association have suggested that DOT in the same proceeding should clarify whether entities similarly positioned to us, known as “metasearch websites,” fall within the scope of the DOT’s regulations and standards. Any action by DOT on this request potentially could impact our business model.

Legal Proceedings

In April 2009, Parallel Networks, LLC filed a complaint against us for patent infringement in the U.S. District Court for the Eastern District of Texas. The complaint alleged, among other things, that our website technology infringes a patent owned by Parallel Networks purporting to cover a “Method And Apparatus For Client-Server Communication Using a Limited Capability Client Over A Low-Speed Communications Link” (U.S. Patent No. 6,446,111 B1) and sought injunctive relief, monetary damages, costs and attorneys fees. The complaint was dismissed without prejudice in February 2010, but the plaintiff filed a new complaint against us on March 29, 2010 containing similar allegations. On October 27, 2010, the court entered a docket control order that sets trial on February 13, 2011. We denied the allegations in our answer filed June 8, 2010 and requested a declaratory judgment of non-infringement, invalidity and unenforceability. We intend to vigorously defend ourselves in this matter.

In August 2010, OWW initiated arbitration with us in the state of New York. OWW contends that we have violated the parties’ 2009 Promotion Agreement by failing to abide by certain exclusivity provisions relating to the display of certain core query results on our websites. It also contends that we owe it in excess of $2.5 million as a result of overpayments that OWW allegedly made to us over the past few years when OWW calculated and reported its own Net Revenue obligations under the agreement. The arbitration was initiated after we provided a “notice of breach” of the agreement to OWW for failing to accurately report and account for Net Revenues under the agreement. To date, OWW has not provided documentation to support the overpayment amount asserted. We have denied the allegations, have asserted a number of affirmative defenses in response to both claims, and continue to stand on our position that OWW has materially breached the agreement. The parties are currently engaged in the early stages of discovery, and expect to continue this phase for the next two months. A hearing date has not yet been definitively set, but the parties expect that the issues will be decided by a three-arbitrator panel before the end of January, 2011.

In addition, from time to time, we may become involved in legal proceedings arising in the ordinary course of our business. Such proceedings, even if not meritorious, could result in the expenditure of significant financial and managerial resources.

Facilities

We lease approximately 6,400 square feet in Norwalk, Connecticut for our corporate headquarters, under a lease that expires in August 31, 2013. We maintain an office of approximately 14,397 square feet in Concord, Massachusetts under a lease that expires February 29, 2016, which office is used primarily by our technology team. In addition, we lease office space for our foreign subsidiaries in London, England and Munich, Germany.

We believe our space is adequate for our current needs and that suitable additional space will be available to accommodate the foreseeable expansion of our operations.

MANAGEMENT

Directors and Executive Officers

Below is a list of our executive officers and directors and their respective ages and positions as of December 31, 2010 and a brief account of their business experience.

Name	Age	Position

Daniel Stephen Hafner	42	Chief Executive Officer, Cofounder and Director

Paul M. English	47	Chief Technology Officer, Cofounder and Director

Melissa H. Reiter	41	Vice President of Finance

Robert M. Birge	40	Chief Marketing Officer

Karen Ruzic Klein	40	General Counsel and Corporate Secretary

Keith D. Melnick	41	Chief Commercial Officer

Paul D. Schwenk	44	Senior Vice President of Engineering

William T. O’Donnell, Jr.	43	Chief Architect

Dr. Giorgos Zacharia	36	Chief Scientist

Dr. Christian W. Saller	39	Managing Director for Europe

Terrell B. Jones (1)	62	Director

Joel E. Cutler	52	Director

Michael Moritz	56	Director

Hendrik W. Nelis	46	Director

Gregory E. Slyngstad	54	Director

(1)	Chairman of our board of directors.

Executive Officers

Daniel Stephen Hafner, 42, is our cofounder and has been our Chief Executive Officer and a member of our board of directors since January 2004. Prior to founding our company, Mr. Hafner helped establish Orbitz, Inc., an online travel company, and served as Orbitz, Inc.’s Executive Vice President for Consumer Travel Services from May 2000 until December 2003. From June 1997 until April 2000, Mr. Hafner worked as a consultant with the Boston Consulting Group, a management consulting firm, and advised clients in the e-commerce, health care and industrial goods sectors. Mr. Hafner received a B.A. in economics from Dartmouth College and an M.B.A. from the Kellogg School at Northwestern University. The specific experience, qualifications, attributes and skills that Mr. Hafner brings to our board of directors are significant historical knowledge of KAYAK and relationships in marketing, business development and advertising.

Paul M. English, 47, is our cofounder and has been our Chief Technology Officer and a member of our board of directors since January 2004. Mr. English was previously Vice President of Technology for Intuit Inc. from March 1999 until March 2002. In 1997, he cofounded Boston Light Software Corp., which was acquired by Intuit Inc. in August 1999. He also helped establish Intermute Inc., a provider of anti-spam and anti-spyware solutions in May 2000. Mr. English also served as Senior Vice President of Product Management and Marketing and Senior Vice President Engineering at Interleaf Inc., a developer and marketer of software products and services, from February 1989 until December 1995. Mr. English has served on the board of directors of Partners-In-Health since October 2010 and Village Health Works since January 2010, two non-profit corporations aimed at providing health care to the poor. He received his B.A. and M.S. in computer science from the University of Massachusetts in Boston. As the cofounder responsible for much of the technology involved in our business, the specific experience, qualifications, attributes and skills that Mr. English brings to our board of directors are significant technical knowledge and insight on product strategy and a deep commitment to customer service.

Melissa H. Reiter, 41, has served as our Vice President of Finance since October 2009. From October 2006 until October 2009, Ms. Reiter held various positions, most recently as the Vice President of Finance, for Potbelly Sandwich Works, LLC, a restaurant chain. From May 2002 until January 2006, she held various positions, most recently as Controller, at Orbitz, Inc. and prior to that, from August 1991 until May 2002, she held various positions, most recently as senior manager, at Arthur Andersen LLP. Ms. Reiter received a B.S. in business administration from Miami University, Ohio.

Robert M. Birge, 40, has been our Chief Marketing Officer since May 2009. Mr. Birge has more than 15 years of experience in marketing, most recently as the Chief Marketing Officer for IMG Worldwide, Inc., a sports, entertainment and media company, from August 2006 until May 2009. From April 2001 until July 2006, he held various management positions, including Managing Director, at TBWA/Chiat/Day, an advertising agency. From 1998 to 2001, Mr. Birge worked as a consultant with the Boston Consulting Group, where he assisted in the start-up phase of Orbitz, Inc. He received a B.A. in history and government from Dartmouth College and an M.B.A. from the Kellogg School at Northwestern University.

Karen Ruzic Klein, 40, has served as our General Counsel since November 2007 and our Corporate Secretary since February 2008. Ms. Klein also manages all human resource functions for KAYAK. Prior to joining us, Ms. Klein served as Group Vice President, Legal, with Orbitz Worldwide, Inc., an online travel company, from November 2004 until October 2007. From July 2001 until November 2004, she served as Senior Counsel to Orbitz, Inc. Ms. Klein received a B.A. in political science and international relations from the University of Wisconsin and a J.D. from Chicago-Kent College of Law.

Keith D. Melnick, 41, has served as our Chief Commercial Officer since August 2010, prior to which he was the Executive Vice President of Corporate Development from June 2006 until August 2010 and Vice President of Business Development from February 2004 until June 2006. Prior to joining us, Mr. Melnick was a management consultant with the Boston Consulting Group since May 1999, where he concentrated primarily on travel, e-commerce, financial services and industrial goods and helped found Orbitz, Inc. From 1996 until 1999, he served in Revenue Management and Finance with American Airlines, Inc. Mr. Melnick received a B.S. in mechanical engineering from the University of Illinois and an M.B.A. in finance with highest honors from the University of Southern California.

Paul D. Schwenk, 44, has been our Senior Vice President of Engineering since February 2004 and is responsible for our product development. From 1999 until 2004, Mr. Schwenk was a Senior Group Manager at Intuit Inc., a maker of financial and tax preparation software. From 1998 until 1999, he worked as a Senior Software Engineer at Boston Light Software Corp., a developer of web products and software. In 1997, Mr. Schwenk cofounded, and was the President of, Digital Direct Network, a multi-media networking company. Prior to that, he worked as a software engineer for each of NetCentric Corporation from 1995 until 1997, Avid Technology Inc. from 1994 until 1995 and Interleaf Inc. from 1990 until 1994. Mr. Schwenk received a B.S. in computer science from Rochester Institute of Technology.

William T. O’Donnell, Jr., 43, has been our Chief Architect since February 2004 and is responsible for our mobile products and strategy. From 2003 to 2004, he served as Chief Architect at Inuit, Inc. From 1999 to 2003 he served as staff software engineer at Inuit, Inc. From 1998 to 1999 he served as Chief Architect at Boston Light Software. From 1997 to 1998 he served as Chief Technology Officer at Digital Direct Network. From 1995 to 1997, he served as software engineer at Interleaf, Inc., and from 1989 to 1995 he served as software engineer at a variety of technology companies. Mr. O’Donnell received a B.S. in computer engineering from Carnegie Mellon University.

Dr. Giorgos Zacharia, 36, has been our Chief Scientist since February 2009. In February 2007, he founded Emporics Capital Management, a hedge fund management firm, of which he is a general partner. In January

1999, Mr. Zacharia founded Open Ratings Inc., a provider of supply risk management services which was acquired by Dun & Bradstreet Corp. in 2006, and served as its Chief Technology Officer and Chief Scientist until July 2008. Dr. Zacharia has won five medals in International Mathematical and Physics Olympiads and received an M.S. and a Ph.D. in computer science from the Massachusetts Institute of Technology, where he studied as a Fulbright scholar and a Telecom Italia fellow. Dr. Zacharia holds three algorithm patents.

Dr. Christian W. Saller, 39, has been our Managing Director for Europe since October 2010 and was our Managing Director for Germany from May 2010. Since February 2008, he has also served as the Chief Executive Officer of swoodoo AG, a German travel search engine that we acquired in May 2010. Dr. Saller previously was the Chief Financial Officer of GIGA Television GmbH, a gaming television network in Germany, from April 2006 until January 2008. From September 2005 until March 2006, Dr. Saller served as the Chief Operating Officer of Betty TV AG, an interactive TV infrastructure company. He received a Ph.D. in mathematics from Munich Technical University and an M.B.A. from the London Business School.

Directors

The following information pertains to our directors, their ages, principal occupations and other directorships for at least the last five years and information regarding their specific experience, qualifications, attributes or skills. In selecting directors, we consider factors that are in our best interests and those of our stockholders, including diversity of backgrounds, experience and competencies that our board of directors desires to have represented. These competencies include: independence; adherence to ethical standards; the ability to exercise business judgment; substantial business or professional experience and the ability to offer our management meaningful advice and guidance based on that experience; ability to devote sufficient time and effort to the duties of a director; and any other criteria established by our board of directors together with any core competencies or technical expertise necessary for our committees. We believe that each director possesses these qualities and has demonstrated business acumen and an ability to exercise sound judgment, as well as a commitment of service to us and to our board of directors.

Joel E. Cutler, 52, has served as a member of our board of directors since March 2004 and also serves on our compensation committee and audit committee and serves as our audit and compensation committee chairman. Mr. Cutler is a managing director of General Catalyst Partners, a venture capital firm that invests in technology companies, which he cofounded in 2000. Prior to cofounding General Catalyst Partners, he cofounded and operated numerous businesses in the travel, information services, specialty retail, consumer direct marketing and payment processing industries. These businesses include: National Leisure Group, a leisure travel technology and distribution company; Retail Growth ATM Systems, a national ATM and interactive network provider; and Starboard Cruise Services, an operator of duty-free retail stores, for whom he served as Chairman of the board of directors and Chief Executive Officer from 1998 until 2002. Mr. Cutler has served on the board of directors and the audit and compensation committees of FanSnap, Inc., an online ticket comparison shopping site, since October 2007, ITA Software, Inc., a provider of airfare pricing and shopping, since January 2006, and Roost, Inc., a real estate search engine operator, since March 2005, all of which are privately held companies. He has also served on the board of directors of TravelPost, Inc., a privately held online hotel reviews and ratings source operator, since March 2010. He previously served on the board of directors of OLX Inc., an operator of a website for classified ads, from September 2006 until August 2010, and Reveal Imaging Technologies, Inc., a developer of threat detection software and services, from July 2003 until August 2010, all of which are privately held companies. He served on the compensation committee of OLX Inc. and Reveal Imaging Technologies, Inc. Additionally, he is a member of the board of directors of Beth Israel Deaconess Medical Center, Children’s Hospital Boston and The Crohn’s and Colitis Foundation of America. Mr. Cutler received a B.A. in government and economics from Colby College and a J.D. from Boston College Law School. The specific experience, qualifications, attributes and skills that Mr. Cutler brings to our board of directors are strong financial acumen and a unique perspectives from providing guidance and counsel to a wide variety of companies in the online technology sector.

Terrell B. Jones, 62, has been the Chairman of our board of directors since March 2004 and also serves on our audit committee. Mr. Jones has been the President of Essential Ideas, a travel and e-commerce consulting firm, since he founded it in May 2002. Prior to founding Essential Ideas, Mr. Jones served in various positions with The SABRE Group, a distributor of electronic travel-related products and services, from 1986 until 2002, including most recently as Chief Executive Officer of Travelocity.com Inc., an online travel services provider and a subsidiary of The SABRE Group, from 1996 until 2002 and Chief Information Officer of The SABRE Group from 1996 until 1998. He has served on the board of directors and audit committee of Earthlink, Inc., a publicly-traded Internet service provider, since May 2003. Additionally, he is member of the board of directors of Rearden Commerce Inc., a privately held provider of web-based services ranging from travel and entertainment to shipping and event planning, since June 2006 and Smart Destinations, a privately held provider of pre-paid access to sightseeing destinations, since July 2009. Mr. Jones previously served on the board of directors and audit committee of Overture Services, Inc. from January 2002 until June 2003, La Quinta Corp. from May 2004 until June 2006 and on the board of directors of Travelocity.com Inc. from March 2000 until May 2002. He received a B.A. in history from Denison University. The specific experience, qualifications attributes and skills that Mr. Jones brings to our board of directors are approximately 29 years of experience in the travel industry, a knowledge of the interaction between e-commerce and travel sectors and public company audit and board experience.

Michael Moritz, 56, has served as a member of our board of directors since December 2007. Mr. Moritz has been a member of Sequoia Capital, a venture capital fund, since 1986. Prior to joining Sequoia Capital in 1986, he worked in a variety of positions at Time Warner and was a Founder of Technologic Partners, a technology newsletter and conference company. Mr. Moritz has been a member of the board of directors of Green Dot Corporation, a publicly-traded financial services company, since February 2003. He has previously served on the boards of directors of Flextronics Ltd., Google Inc., PayPal, Inc., Yahoo! Inc. and Zappos.com, Inc. He received an M.B.A. from The Wharton School, University of Pennsylvania and an M.A. from the University of Oxford. The specific experience, qualifications attributes and skills that Mr. Moritz brings to our board of directors are his 25 years of experience in the venture capital industry and his service on the boards of directors of a range of private and publicly-traded companies.

Hendrik W. Nelis, 46, is a member of our compensation committee and has served on our board of directors since May 2006. Mr. Nelis is a partner at Accel Partners in London, a venture capital fund which he joined in July 2004. Prior to joining Accel Partners, Mr. Nelis was an investor at Perry Capital from 2002 until 2004, a large hedge fund, where he invested in public communications, media and technology companies. From 1999 until 2002, he was an investment banker at Goldman Sachs International, where he advised businesses on corporate finance and mergers and acquisition transactions. Prior to joining Goldman Sachs, Mr. Nelis founded E-Motion, a venture-backed software company. From 1989 to 1993, Mr. Nelis was at Hewlett-Packard in Palo Alto where he held various engineering positions. He received an M.B.A. with distinction from Harvard Business School and a Ph.D. and M.S. in electrical engineering from Delft University of Technology in The Netherlands. The specific experience, qualifications attributes and skills that Mr. Nelis brings to our board of directors are a unique blend of technical expertise and international experience in investing in and advising media and technology companies.

Gregory E. Slyngstad, 54, is a member of our compensation committee and has served as a member of our board of directors since January 2004. Mr. Slyngstad has served as the Chief Executive Officer of TravelPost.com, a hotel information website, since March 2010. From March 2000 until April 2002, Mr. Slyngstad was the Executive Vice President of Expedia.com, an online travel booking site that he helped establish during his 15 years at Microsoft Corporation, a global developer and manufacturer of software products and services. Additionally, Mr. Slyngstad cofounded VacationSpot.com, an online reservation network, and was its Chief Operating Officer from June 1997 until March 2000, when it was acquired by Expedia.com. He has been a member of the board of directors of TravelPost, Inc. since March 2010 and Roost, Inc. since April 2006, both of which are privately held companies. The specific experience, qualifications attributes and skills that Mr. Slyngstad brings to our board of directors are over 15 years of experience in the online travel industry and product vision.

Structure of the Board of Directors

Board Composition

Our business and affairs are managed under the direction of our board of directors. Upon completion of this offering, our board of directors will consist of              members. Effective upon the completion of this offering, our amended and restated by-laws will provide that our board of directors will be fixed from time to time by resolution adopted by the affirmative vote of a majority of the total directors then in office. Each director’s term is subject to the election and qualification of his successor, or his earlier death, resignation or removal. Between annual meetings or special meetings of stockholders, any board vacancies may be filled by a vote of the majority of the remaining directors in officer.

Board Composition Prior to Completion of this Offering

The following describes the composition of our board of directors and related provisions of our current certificate of incorporation and various agreements. These arrangements will terminate upon completion of this offering.

Our current amended and restated certificate of incorporation has provided, among other things, the holders of Series A convertible preferred stock the right to designate two members to our board of directors and the holders of Series C convertible preferred stock and holders of Series D convertible preferred stock the right to designate one member each to the board of directors. In furtherance of those provisions, under our Stockholders’ Agreement and our Fifth Amended and Restated Stock Restriction and Co-Sale Agreement, two directors are to be designated by holders of more than 70% in the aggregate of Series A and Series A-1 convertible preferred stock, or the Series A designator, one director is to be designated by each of the holders of a majority of Series C convertible preferred Stock, or the Series C designator, and funds affiliated with Sequoia Capital, as holders of Series D convertible preferred stock, or the Series D designator, and one additional director is to be designated jointly by the Series A designator, the Series C designator and the Series D designator. Additionally, the Series A designator has the right to designate two members of the compensation committee pursuant to our Sixth Amended and Restated Investor Rights Agreement. Currently, funds affiliated with General Catalyst Partners are the Series A designator, funds affiliated with Accel Partners are the Series C designator and funds affiliated with Sequoia Capital are the Series D designator. Pursuant to these arrangements, Messrs. Cutler and Jones are the appointees of the Series A designator, Mr. Nelis is the appointee of the Series C designator, Mr. Moritz is the appointee of the Series D designator and Mr. Slyngstad is the joint appointee of the three designators.

Corporate Governance and Director Independence

Under Rule 5605(b)(1) of the NASDAQ Marketplace Rules, independent directors must comprise a majority of a listed company’s board of directors within one year of listing. In addition, the NASDAQ Marketplace Rules require that, subject to specified exceptions, each member of a listed company’s audit, compensation and nominating and governance committees be independent within one year of the date of listing. Audit committee members must also satisfy the independence criteria set forth in Rule 10A-3 under the Exchange Act. Under NASDAQ Marketplace Rule 5605(a)(2), a director will only qualify as an “independent director” if, in the opinion of that company’s board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In order to be considered to be independent for purposes of Rule 10A-3, a member of an audit committee of a listed company may not, other than in his or her capacity as a member of the audit committee, the board of directors, or any other board committee: (1) accept, directly or indirectly, any consulting, advisory, or other compensatory fee from the listed company or any of its subsidiaries; or (2) be an affiliated person of the listed company or any of its subsidiaries.

Our board of directors has determined that Messrs.             ,             ,             ,             and             each qualify as an independent director under the corporate governance rules of the             . In making this determination, our board of directors affirmatively determined that             ,             ,             ,             and             , do not have a relationship with us that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Our board of directors has also determined that Messrs. Hafner and English are not independent under the corporate governance rules of the             because they are executive officers of KAYAK.

Board Committees

Our board of directors has established an audit committee and a compensation committee. In addition, our board of directors will establish a nominating and corporate governance committee to be effective upon listing our common stock on The NASDAQ Stock Market. The composition and responsibilities of each committee are described below. Members will serve on these committees until their resignation or until otherwise determined by our board of directors.

Audit Committee

Our audit committee currently consists of Messrs. Cutler and Jones, with Mr. Cutler serving as chairman. Upon listing our common stock on The NASDAQ Stock Market, our audit committee will consist of Messrs.             ,              and             . Mr.                     will serve as the chairperson of our audit committee. Our audit committee will have responsibility for, among other things:

•

selecting and hiring our independent registered certified public accounting firm and approving the audit and nonaudit services to be performed by our independent registered certified public accounting firm;

•	evaluating the qualifications, performance and independence of our independent registered certified public accounting firm;

•	monitoring the integrity of our financial statements and our compliance with legal and regulatory requirements as they relate to financial statements or accounting matters;

•	reviewing the adequacy and effectiveness of our internal control policies and procedures;

•

discussing the scope and results of the audit with the independent registered certified public accounting firm and reviewing with management and the independent registered certified public accounting firm our interim and year-end operating results; and

•	preparing the audit committee report required by the SEC to be included in our annual proxy statement.

We expect to have two independent audit committee members upon the listing of our common stock on The NASDAQ Stock Market, thereby constituting a majority of independent directors, and we expect to have an entirely independent audit committee within one year from the date of listing. Our board of directors has affirmatively determined that Messrs.             and             meet the definition of “independent directors” for purposes of serving on an audit committee under Rule 10A-3 of the Exchange Act and the NASDAQ Marketplace Rules. We believe that each member of our audit committee meets the requirements for financial literacy. In addition, Mr.                     qualifies as our “audit committee financial expert.”

Our board of directors will adopt a written charter for our audit committee prior to listing our common stock on The NASDAQ Stock Market, to be in place upon completion of this offering. Upon completion of this offering, the written charter for our audit committee will be available on our website at www.kayak.com, the contents of which are not incorporated herein.

Compensation Committee

Our compensation committee currently consists of Messrs. Cutler, Nelis, and Slyngstad, with Mr. Cutler serving as chairman. Upon listing our common stock on The NASDAQ Stock Market, our compensation committee will consist of Messrs.             ,              and             . Mr.                     will serve as the chairperson of our compensation committee. The compensation committee will be responsible for, among other things:

•

reviewing and approving compensation of our executive officers including annual base salary, annual incentive bonuses, specific goals, equity compensation, employment agreements, severance and change-in-control arrangements and any other benefits, compensation or arrangements;

•	reviewing succession planning for our executive officers;

•	reviewing and recommending compensation goals, bonus and stock compensation criteria for our employees;

•	determining the compensation of our directors;

•	reviewing and discussing annually with management our “Executive Compensation—Compensation Discussion and Analysis” disclosure required by SEC rules;

•	preparing the compensation committee report required by the SEC to be included in our annual proxy statement; and

•	administering, reviewing and making recommendations with respect to our equity compensation plans.

We expect to have three independent compensation committee members upon the listing of our common stock on The NASDAQ Stock Market, thereby constituting an entirely independent compensation committee on the date of listing. Our board of directors has affirmatively determined that Messrs.             ,              and              meet the definition of “independent directors” for purposes of serving on a compensation committee under applicable SEC and Rules.

Our board of directors will adopt a written charter for our compensation committee prior to listing our common stock on The NASDAQ Stock Market, to be in place upon completion of this offering. Upon completion of the offering, the written charter for our compensation committee will be available on our website at www.kayak.com, the contents of which are not incorporated herein.

Nominating and Corporate Governance Committee

We do not currently have a nominating and corporate governance committee. Our board of directors will establish this committee effective upon listing our common stock on The NASDAQ Stock Market, which will consist of Messrs.             ,              and             . Mr.                      will serve as the chairperson of our nominating and corporate governance committee.

The nominating and corporate governance committee will be responsible for, among other things:

•	assisting our board of directors in identifying prospective director nominees and recommending nominees for each annual meeting of stockholders to our board of directors;

•	reviewing developments in corporate governance practices and developing and recommending governance principles applicable to our board of directors;

•	overseeing the evaluation of our board of directors and management; and

•	recommending members for each committee of our board of directors.

We expect to have three independent nominating and corporate governance committee members upon the listing of our common stock on The NASDAQ Stock Market, thereby constituting an entirely independent committee on the date of listing. Our board of directors has affirmatively determined that Messrs.             ,              and              meet the definition of “independent directors” for purposes of serving on a corporate governance and nominating committee under applicable SEC and the NASDAQ Marketplace Rules.

Our board of directors will adopt a written charter for our nominating and corporate governance committee prior to listing our common stock on The NASDAQ Stock Market, to be in place upon completion of this offering. Upon completion of the offering, the written charter for our nominating and corporate governance committee will be available on our website at www.kayak.com, the contents of which are not incorporated herein.

Compensation Committee Interlocks and Insider Participation

During the last fiscal year, Messrs. Cutler, Nelis and Slyngstad served on our compensation committee. Each of Messrs. Cutler, Nelis and Slyngstad all have relationships with us that require disclosure under Item 404 of Regulation S-K. These relationships consist of the following:

Sale of Travelpost.com

On March 5, 2010, we sold certain of our assets related to the website www.travelpost.com and its travel information business to The New Travelco, Inc., a Delaware corporation, which subsequently changed its name to TravelPost, Inc. These assets consisted primarily of TravelPost-specific web content, software components, customer information, web domain names, trademarks and trademark applications, contracts and goodwill associated with TravelPost. Gregory E. Slyngstad, our director, was the Chief Executive Officer and is a director of TravelPost, Inc., and General Catalyst Group V, L.P. and GC Entrepreneurs Fund V, L.P., both of which are affiliated with General Catalyst Partners, of which Joel E. Cutler, one of our directors, is managing director and cofounder, are stockholders of TravelPost, Inc. On March 5, 2010, we entered into the following agreements with The New Travelco, Inc. in connection with the transaction:

•

Asset Purchase Agreement, which provides for the sale to The New Travelco, Inc. of certain assets in exchange for $3.6 million in cash, 800,000 shares of The New Travelco, Inc. common stock and the assumption by The New Travelco, Inc. of certain of our obligations. The purchase price was established through a combination of third-party appraisal efforts and negotiations between us and The New Travelco, Inc.

•

Commercial Agreement, pursuant to which we granted to The New Travelco, Inc. a three-year license to reproduce and publicly display hotel reviews and hotel-related information in exchange for a monthly license fee of $50,000 for the term of the license.

•

Common Stock Purchase Agreement, providing for the transfer to us of 800,000 shares of The New Travelco, Inc. common stock referred to above and under which we agreed to a lock-up period of 180 days following The New Travelco, Inc.’s first firm commitment underwritten public offering of its common stock.

•

Patent License Agreement, pursuant to which we granted The New Travelco, Inc. a royalty-free and perpetual license to use certain processes for the operation of the www.travelpost.com website and associated domain names.

•

Software License Agreement, pursuant to which we granted The New Travelco, Inc. a royalty-free and perpetual license to use certain computer programs in connection with the operation of the www.travelpost.com website and related domain names.

•

Right of First Refusal and Co-Sale Agreement, pursuant to which we agreed to certain preemptive rights in favor of The New Travelco, Inc. with respect to its shares of common stock held by us. Mr. Slyngstad, General Catalyst Group V, L.P., GC Entrepreneurs Fund V, L.P. and certain other stockholders of The New Travelco, Inc. were additional parties to the agreement.

•

Voting Agreement, under which we agreed to vote shares of The New Travelco, Inc.’s capital stock held by us in favor of the election of certain individuals as directors of The New Travelco, Inc. in accordance with the provisions of the agreement. Mr. Slyngstad, General Catalyst Group V, L.P., GC Entrepreneurs Fund V, L.P. and certain other stockholders of The New Travelco, Inc. were additional parties to the agreement.

Stockholders’ Agreement

On May 6, 2010, in connection with our acquisition of swoodoo, we entered into a Stockholders’ Agreement with certain holders of our convertible preferred stock and our common stock, including funds affiliated with General Catalyst Partners, funds affiliated with Sequoia Capital, of which Michael Moritz, one of our directors, is a partner, funds affiliated with Accel Partners, of which Hendrik W. Nelis, another of our directors, is a partner, Oak Investment Partners, one of our stockholders, Mr. Hafner, Mr. English and Dr. Christian W. Saller, our Managing Director for Europe. Among other things, the agreement provides for the following:

•

it gives us and certain of our stockholders the right of first refusal with respect to a sale of any of the 825,000 shares of our common stock issued to Mr. Saller and other former swoodoo stockholders in connection with the acquisition;

•

it obligates Mr. Saller and other holders of the shares of our common stock issued in connection with the acquisition to vote their shares for the election of the members of our board of directors consistent with the terms of our Fifth Amended and Restated Stock Restriction and Co-Sale Agreement; and

•

it provides that, in the event of an approved sale of us, Mr. Saller and other holders of the shares of our common stock issued in connection with the acquisition shall be required to vote their shares in favor of the sale.

Upon the occurrence of certain events, including the closing of this offering, we will be obligated, at a holder’s request, to repurchase any or all of the shares owned by such holder at a price of €13.33 per share. The requisite stockholder parties to this agreement have agreed that this agreement will terminate upon the effectiveness of the registration statement of which this prospectus is a part.

Stock Restriction and Co-Sale Agreement

On December 20, 2007, we entered into the Fifth Amended and Restated Stock Restriction and Co-Sale Agreement with certain holders of our convertible preferred stock and our common stock, including America Online, Inc., certain funds affiliated with General Catalyst Partners, Sequoia Capital and Accel Partners, respectively, Oak Investment Partners, Mr. Slyngstad, Mr. Hafner, trusts of which Mr. Hafner is a trustee, Mr. English and trusts of which Mr. English is a trustee. The requisite stockholder parties to this agreement have agreed that this agreement will terminate upon the effectiveness of the registration statement of which this prospectus is a part. Among other things, the agreement provides for the following:

•

it gives us and the preferred stockholders party to the agreement a right of first refusal with respect to proposed sales by certain holders of KAYAK common stock listed in the agreement to third parties;

•	it establishes the composition of our board of directors;

•	it provides that, in the event of an approved sale of our company, the parties to the agreement shall also be obligated to vote in favor of the sale; and

•	it gives Oak Investment Partners the right to designate a board observer.

Investor Rights Agreement

On March 22, 2010, we entered into the Sixth Amended and Restated Investor Rights Agreement with certain of our investors referred to therein and our founders group, consisting of Mr. Hafner and trusts of which Mr. Hafner is a trustee and Mr. English and trusts of which Mr. English is a trustee. The investors include funds affiliated with General Catalyst Partners, funds affiliated with Sequoia Capital, funds affiliated with Accel Partners, Oak Investment Partners, Messrs. Slyngstad, Hafner and English. Among other things, the agreement provides for the following:

•

it establishes certain restrictions with respect to the transfer and issuance of our capital stock, including a right of first refusal in favor of certain investors and our founders group with respect to the issuance of certain securities by us; however, the requisite stockholder parties to this agreement have agreed that such provisions will terminate upon the effectiveness of the registration statement of which this prospectus is a part;

•	it provides certain holders of our convertible preferred stock and common stock with certain demand, “piggyback” and short-form registration rights, subject to lock-up arrangements;

•	it provides for indemnification for certain liabilities in connection with a registration of our securities; and

•	it limits our ability to incur debt, except for indebtedness under certain specified loan arrangements.

Services Agreement with ITA Software, Inc.

On March 3, 2005, we entered into a Services Agreement with ITA Software, Inc., or ITA, of which Mr. Cutler was a director and funds affiliated with General Catalyst Partners are 10% stockholders, for the licensing to us of airline faring engine software. The agreement was subsequently amended on July 18, 2007, March 11, 2008 and January 1, 2009. We paid ITA an initial payment of $166,666 followed by a monthly service fee based on the number of queries performed, subject to a minimum of $83,333 per month, a software maintenance and operation fee of $225 per hour and a hardware fee per month of $1,450 per dual processor server used.

On March 11, 2008, in addition to our arrangement with ITA, we agreed to assume payment obligations of SideStep to ITA following our acquisition of SideStep. On January 1, 2009, we agreed to amend the fee schedule as follows: to increase the monthly service fee to a minimum of $500,000 for the period until January 1, 2010, and a minimum of $583,333 per month thereafter until our aggregate payments for 2012 equal certain agreed-upon amounts, following which we would cease such monthly minimum payments until January 1, 2013, whereupon we have agreed to pay a minimum monthly fee to be calculated based upon the number of queries performed in 2012. For the period from January 1, 2010 through December 31, 2012, we have an estimated minimum commitment of approximately $21 million related to this agreement. We are unable to estimate our calendar year 2013 minimum commitment at this time.

During the past fiscal year, none of our executive officers served as a member of the board of directors or compensation committee, or other committee serving an equivalent function, of any entity that has one or more executive officers who served as members of our board of directors or our compensation committee. None of the members of our compensation committee is an officer or employee of KAYAK, nor have they ever been an officer or employee of KAYAK.

Code of Business Conduct and Ethics

Prior to the completion of this offering, we will adopt a code of business conduct and ethics that applies to all of our employees, officers and directors, including those officers responsible for financial reporting. Upon completion of the offering, our code of business conduct and ethics will be available on our website at www.kayak.com, the contents of which are not incorporated herein. Any amendments to the code, or any waivers of its requirements, will be disclosed on our website.

Board Leadership and Board’s Role in Risk Oversight

Upon completion of this offering, Mr. Jones, a non-employee, independent director, will serve as Chairman of our board of directors. We support separating the position of Chief Executive Officer and Chairman to allow our Chief Executive Officer to focus on our day-to-day business, while allowing the Chairman to lead our board of directors in its fundamental role of providing advice to, and independent oversight of, management. Our board of directors recognizes the time, effort and energy that the Chief Executive Officer is required to devote to his position in the current business environment, as well as the commitment required to serve as our Chairman, particularly as our board of directors’ oversight responsibilities continue to grow. Our board of directors also believes that this structure ensures a greater role for the independent directors in the oversight of our company and active participation of the independent directors in setting agendas and establishing priorities and procedures for the work of our board of directors.

While our amended and restated by-laws and our corporate governance guidelines to be in effect upon completion of this offering will not require that our Chairman and Chief Executive Officer positions be separate, our board of directors believes that having separate positions and having an independent outside director serve as Chairman is the appropriate leadership structure for us at this time and demonstrates our commitment to good corporate governance.

Risk is inherent with every business and we face a number of risks as outlined in the “Risk Factors” section of this prospectus. Management is responsible for the day-to-day management of risks we face, while our board of directors, as a whole and through its audit committee, is responsible for overseeing our management and operations, including overseeing its risk assessment and risk management functions. Our board of directors expects to delegate responsibility for reviewing our policies with respect to risk assessment and risk management to our audit committee through its charter. Our board of directors believes that this oversight responsibility can be most efficiently performed by our audit committee as part of its overall responsibility for providing independent, objective oversight with respect to our accounting and financial reporting functions, internal and external audit functions and systems of internal controls over financial reporting and legal, ethical and regulatory compliance. Our audit committee will regularly report to our board of directors with respect to its oversight of these important areas.

Compensation Policies and Practices and Risk Management

We consider in establishing and reviewing our compensation philosophy and programs, whether such programs encourage unnecessary or excessive risk taking. Base salaries are fixed in amount and, consequently, we do not see them as encouraging risk taking. Employees are also eligible to receive a portion of their total compensation in the form of annual cash bonus awards. While the annual cash bonus awards focus on achievement of annual goals and could encourage the taking of short-term risks at the expense of long-term results, our annual cash bonus awards represent only a portion of eligible employees’ total compensation and are tied to both corporate performance measures and individual performance. We believe that the annual cash bonus awards appropriately balance risk with the desire to focus eligible employees on specific goals important to our success and do not encourage unnecessary or excessive risk taking.

We also provide our named executive officers and other senior managers long-term equity awards to help further align their interests with our interests and those of our stockholders. See “Executive Compensation—Compensation Discussion and Analysis” for additional discussion regard our compensation practice. We believe that these awards do not encourage unnecessary or excessive risk taking, since the awards are generally provided at the beginning of an employee’s tenure or at various intervals to award achievements or provide additional incentive to build long-term value and are generally subject to vesting schedules to help ensure that executives and senior managers have significant value tied to our long-term corporate success and performance.

We believe our compensation philosophy and programs encourage employees to strive to achieve both short- and long-term goals that are important to our success and building stockholder value, without promoting unnecessary or excessive risk taking. We review our compensation policies and practices periodically to determine whether such policies and practices are appropriate in light of our risk management objectives. We have concluded that our compensation philosophy and practices are not reasonably likely to have a material adverse effect on us.

Director Compensation

Historically, we have not provided cash retainers or fees to our directors for their service on the board of directors or its committees, or for attending board or committee meetings. In addition, our directors who are also employees receive no additional compensation or benefits for service on the board of directors or its committees. During fiscal year 2010, we did not grant any stock options to our non-employee directors. All members of our board of directors receive reimbursement of reasonable and documented costs and expenses incurred in connection with attending any meetings of our board of directors or any of our committees.

Each of our nonemployee directors also has an indemnification agreement with us, which we will file as an exhibit to our registration statement of which this prospectus is a part. We also expect our directors to execute a new form of indemnification agreement prior to completion of this offering. See “Certain Relationships and Related Party Transactions—Indemnification of Officers and Directors” for more information.

To attract and retain the most highly qualified individuals to serve on our board of directors, upon completion of this offering, those directors who are nonemployees will be eligible to receive compensation from us for their service on our board of directors. Our executives who are members of our board of directors will not receive compensation for their service on our board of directors. Upon completion of this offering, we expect that the nonemployee directors will be paid:

•	a base annual retainer of $ in cash;

•	an additional $ in cash to the members of the audit, compensation and nominating and corporate governance committees for each meeting attended;

•	an additional annual retainer of $ in cash to the chair of the audit committee;

•	an additional annual retainer of $ in cash to the chair of the compensation committee and the corporate governance and nominating committee; and

•	an additional annual retainer of $ in cash to the chairperson of our board of directors.

Upon completion of this offering, we intend to provide certain nonemployee directors with equity compensation for service on our board of directors and committees. The amount of this compensation has not been determined, but we anticipate that it will be consistent with amounts paid by comparable public companies. In addition, we will also continue to reimburse directors for reasonable expenses incurred to attend meetings of our board of directors or committees.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The purpose of this compensation discussion and analysis section is to provide information about the material elements of compensation that are paid, awarded to, or earned by, our “named executive officers,” who consist of our principal executive officer, principal financial officer and our three other most highly compensated executive officers. For fiscal year 2010, our named executive officers, were:

•	Daniel Stephen Hafner, President, Chief Executive Officer and Director;

•	Melissa H. Reiter, Vice President of Finance;

•	Paul M. English, Chief Technology Officer and Director;

•	Karen Ruzic Klein, General Counsel and Secretary; and

•	Robert M. Birge, Chief Marketing Officer.

Historical Compensation Decisions

We are a privately held company with a relatively small number of stockholders, including our principal stockholders, Sequoia Capital, General Catalyst Partners, Accel Partners and Oak Investment Partners. As a result, we have not previously been subject to any stock exchange listing or SEC rules requiring a majority of our board of directors to be independent or relating to the formation and functioning of board committees. Most, if not all, of our prior compensation policies and determinations, including those made for fiscal year 2010, have been the product of discussions between our Chief Executive Officer, our Chief Technology Officer and our existing compensation committee and board of directors.

Upon completion of this offering, we expect that our compensation committee will review our existing compensation approach to determine whether such approach is appropriate given that we will be a public company. Accordingly, the compensation paid to our named executive officers for fiscal year 2010 is not necessarily indicative of how we will compensate our named executive officers in the future.

Compensation Philosophy and Objectives

Our board of directors, in consultation with our compensation committee, reviews and approves the compensation of our named executive officers and oversees and administers our executive compensation approach and initiatives. Our executive compensation approach is based upon a philosophy that is designed to:

•	attract and retain talented and experienced executives in our industry;

•	reward executives whose knowledge, skills and performance are critical to our success;

•	align the interests of our executive officers and stockholders by motivating executive officers to increase stockholder value and rewarding executive officers when stockholder value increases; and

•	recognize the contributions each executive officer makes to our success.

The board of directors meets outside the presence of all of our named executive officers, except Ms. Klein, our General Counsel and Secretary, to consider appropriate compensation for our Chief Executive Officer and Chief Technology Officer. For all other named executive officers, the board of directors meets outside the presence of all named executive officers except our Chief Executive Officer, Chief Technology Officer and our General Counsel and Secretary, and further meets outside the presence of Ms. Klein when her compensation is being considered.

Historically, compensation has been highly individualized, the result of arm’s-length negotiations and based on a variety of informal factors including, in addition to the factors listed above, our financial condition and available resources, our need for a particular position to be filled and the compensation levels of our other executive officers. As a result, our compensation committee and board of directors historically have applied their discretion to make compensation decisions and set the compensation for each named executive officer on an individual basis.

Upon completion of this offering, we expect that our Chief Executive Officer and Chief Technology Officer will review annually with the compensation committee each named executive officer’s performance and recommend appropriate base salary, cash performance awards and grants of equity incentive awards. Based upon these recommendations, and in consideration of the objectives described above and the principles described below, the compensation committee will approve the annual compensation packages of our named executive officers other than our Chief Executive Officer and Chief Technology Officer. The compensation committee, or the full board of directors upon recommendation of the compensation committee, will also annually analyze the performance of our Chief Executive Officer and Chief Technology Officer and approve their annual compensation packages based on its assessment of their performance.

Elements of Compensation

Our current executive compensation approach, which was set by our compensation committee and board of directors, consists of the following components:

•	base salary;

•	annual bonus awards consisting of cash or restricted stock awards, linked to corporate and individual performance;

•	periodic grants of stock options and restricted stock awards; and

•	other executive benefits.

Executive compensation includes both fixed compensation (base salary and benefits) and variable compensation (annual bonus and equity grants). Each component is linked to one or more of the compensation philosophy objectives listed above.

Fixed compensation is designed to induce talented executives to join or remain with us, while variable cash incentive awards are tied specifically to the achievement of our annual financial objectives and individual performance. Bonus amounts generally relate to the scope of responsibility for each named executive officer. Our bonus awards are designed to align each executive’s annual goals for his or her respective area of responsibility with the financial goals of the entire business.

The other element to variable compensation is equity awards, including stock option awards and restricted stock awards. Our Third Amended and Restated 2005 Equity Incentive Plan was adopted by our board of directors to award equity-based compensation, including stock options and restricted stock to executive officers and other key employees. The grants awarded under our Third Amended and Restated 2005 Equity Incentive Plan have no public market and no certain opportunity for liquidity until the completion of this offering, making them inherently long-term compensation. We expect to discontinue granting new awards under our Third Amended and Restated 2005 Equity Incentive Plan and adopt a 2011 Equity Incentive Plan, which will be in effect upon completion of this offering.

In the future, the compensation committee and the board of directors may engage and seek the input of consultants to evaluate our compensation packages and may formally benchmark executive compensation against a peer group of comparable companies.

Base Salary

Historically, base salary has been the primary component of our compensation packages as it provides a constant and consistent source of income to our named executive officers. The initial base salary for each of our named executive officers was set in his or her employment agreement when the named executive officer commenced employment with us. Typically, base salaries are reviewed annually by our compensation committee and board of directors with input from our Chief Executive Officer and Chief Technology Officer, for base salaries other than the Chief Executive Officer and Chief Technology Officer, and may be increased depending on business circumstances and individual situations. Base salary also affects bonus awards as bonus awards for most employees, including named executive officers, are typically based on a percentage of base salary. Upon the completion of this offering, in determining base salaries of our named executive officers, the compensation committee and board of directors may also consider recommendations by compensation consultants, formal benchmarking against a particular set of comparable companies or survey data, or a combination of these factors.

In fiscal year 2010, our named executive officers received the following in base salary: $300,000 for Mr. Hafner; $222,500 for Ms. Reiter; $300,000 for Mr. English; $235,000 for Ms. Klein; and $300,000 for Mr. Birge. In fiscal year 2010, Ms. Reiter’s annual base salary increased from $215,000 to $260,000.

Bonus Awards

Our board of directors, with input from our compensation committee and our Chief Executive Officer and Chief Technology Officer, other than for their own bonuses, determines annual cash bonus awards to employees, including our named executive officers. The annual cash bonuses are intended to reward the achievement of corporate objectives linked to our financial results. Historically, we have typically offered employees, including named executive officers the choice to take bonuses awarded either in cash or in a comparable number of shares of restricted common stock. We believe that our bonus awards help us attract and retain qualified and highly skilled employees and reward and motivate those who have had a positive impact on corporate results.

Historically, on an annual basis, our board of directors typically sets aside a bonus pool for executive officers and key employees with bonuses paid out, if at all, at the discretion of the board of directors, for Mr. Hafner and Mr. English, or by Mr. Hafner and Mr. English, for most other employees. Bonuses are typically based on positive performance and our achievement of certain financial and commercial targets determined by the board of directors prior to the beginning of each fiscal year. For our named executive officers, bonus targets, as a percentage of base salary or a maximum dollar amount, are set forth in the employment contract of each named executive officer. Actual bonus awards may differ from such target percentages, based on KAYAK’s achievement of corporate targets and the individual’s contribution to such achievement of corporate performance.

In determining bonuses for fiscal year 2009 which were paid in fiscal year 2010, the board of directors determined the bonus amounts for Mr. Hafner and Mr. English, and established the bonus pool for all other employees, including other named executive officers. In setting these amounts the following financial and corporate achievements, among other items, were achieved:

•	we substantially met our target goals for number of visits and queries for the year; and

•	we substantially met our commercialization goals for the year including our target revenues and target EBITDA amounts.

However, we failed to fully meet our target financial and corporate goals for the year, and as a result, the bonuses paid for fiscal year 2009 were 90% of the targets set in each named executive officer’s employment agreement. In setting this bonus amount our board of directors evaluated the degree to which bonus targets were not achieved. In making this evaluation the board of directors estimated that bonus targets were generally achieved at a 90% level, and therefore determined that paying bonuses to Messrs. Hafner and English and funding the bonus pool at the 90% level would be appropriate. Based on this assessment, Mr. Hafner received $405,000; Mr. English received $405,000; Ms. Klein received $200,000 and Mr. Birge received $184,998. Of such amounts, Mr. Hafner elected to receive $112,663 of this amount in 9,979 shares of restricted common stock, Mr. English elected to receive $116,626 of this amount in 10,330 shares of restricted common stock, Ms. Klein elected to receive $24,996 of this amount in 2,214 shares of restricted common stock and Mr. Birge elected to receive $184,998 of this amount in 16,386 shares of restricted common stock. In each of these cases, the dollar amount of bonuses forgone by the named executive officer was equal to the fair market value of the shares of restricted stock they received in exchange for the foregone amount. Ms. Reiter started with us in November 2009 and as such was not subject to the bonus plan. However, Ms. Reiter’s employment agreement with us provided for a fixed bonus amount of $50,000.

In determining bonuses for fiscal year 2010 which are paid in fiscal year 2011, the board of directors determined the bonus amounts for Mr. Hafner and Mr. English, and established the bonus pool for all other employees, including other named executive officers. In setting these amounts the following financial and corporate achievements, among other items, were achieved:

•	we substantially met our target goals for number of visits and queries for the year; and

•	we substantially met our commercialization goals for the year including our target revenues and target EBITDA amounts.

As a result of our financial performance and the level at which we met our corporate operating goals for the year, our board of directors awarded the following cash bonus amounts for fiscal year 2010, which will be paid in 2011: Ms. Reiter received $150,000, Ms. Klein received $280,000; and Mr. Birge received $350,000. As in 2009, our board of directors has determined that each of the named executive officers may exchange some or all of their bonus amounts for shares of our common stock having a fair value equal to the bonus amount foregone.

In fiscal year 2010, the board of directors revised the maximum bonus amounts Mr. Hafner and Mr. English could receive. As a result Messrs. Hafner and English were entitled to earn a bonus amount of up to $345,000 each. Subsequent to our 2010 fiscal year end, each of Messrs. Hafner and English elected not to receive any bonus amounts in anticipation of discussions relating to their 2011 annual salary.

Upon completion of this offering, we expect our board of directors or compensation committee to establish a bonus plan comparable to other public companies in our industry. We may use formal bench-marking efforts to establish such a bonus plan.

Equity-Based Compensation

Our board of directors believes that equity-based compensation is an important component of our executive compensation approach and that providing a significant portion of our named executive officers’ total compensation package in equity-based compensation aligns the incentives of our named executive officers with the interests of our stockholders and with our long-term corporate success. Additionally, our compensation committee and board of directors believe that equity-based compensation awards enable us to attract, motivate, retain and adequately compensate executive talent. To that end, we have awarded equity-based compensation in the form of options to purchase shares of our common stock and shares of restricted stock. Our compensation committee and board of directors believe these forms of equity-based compensation provide our named executive officers with a significant long-term interest in our success by rewarding the creation of stockholder value over time.

Stock Options

Generally, each named executive officer is provided with a stock option grant when he or she joins KAYAK based upon his or her position with us. Each such initial stock option grant generally vests over the course of four years with 25% of the shares vesting on the first anniversary of the grant date or employment date, as applicable, and the remainder of the shares vesting in 36 equal monthly installments. In addition to stock options granted upon commencement of employment with us, our compensation committee or board of directors may grant additional stock options from time to time to retain our executives and to recognize the achievement of corporate and individual goals. Stock options awarded as retention grants or in recognition of special achievements generally vest in 48 equal monthly installments. The term of stock options issued under our Third Amended and Restated 2005 Equity Incentive Plan is generally ten years from the date of grant.

Stock options are granted with an exercise price equal to or greater than the fair value of our stock on the applicable date of grant. To date, the fair value of the common stock underlying our stock option grants was determined by our board of directors, with the assistance of management. See “Management’s Discussion and Analysis of Financial Conditions and Results of Operations—Common Stock Valuations” for additional discussion on how we value our common stock.

After the completion of this offering, fair value will be based on the closing price of our common stock on The NASDAQ Stock Market on the date of grant.

In general, stock option grants to our named executive officers have been determined at the discretion of our board of directors. In addition, our board of directors has also considered a named executive officer’s current position with us, the size of his or her total compensation package and the amount of existing vested and unvested stock options, if any, then held by the executive officer. Upon completion of this offering, the compensation committee intends to undertake primary responsibility for this function and to formalize this process with annual grants and may use formal bench-marking efforts to determine grant amounts.

Restricted Stock

In addition to grants of stock options, we have also awarded shares of restricted stock to our executive officers and key employees in lieu of all or a portion of their annual merit-based cash bonus and in recognition of special contributions and achievements. We believe that the use of restricted stock awards as a portion of our long-term equity-based compensation program may have the benefit of incentivizing our executive officers and key employees to remain with us and to continue performing at a high level even during periods in which our stock price is down and previously granted stock options may have little or no realizable value.

Fiscal Year 2010 Stock Option and Restricted Stock Awards

In fiscal year 2010, we approved grants of restricted stock awards to Messrs. Hafner, English and Birge and Ms. Klein. These restricted stock grants represent the portion of the 2009 merit-based bonuses of those named executive officers who elected to receive restricted stock in lieu of cash. The shares of restricted stock awards representing such grants were issued to the recipients in February 2010.

In April 2010, we also awarded to each of Messrs. Hafner and English options to acquire 200,000 shares of our common stock at an exercise price of $13.00 per share. These options were awarded to incentivize the officers and continue to align their interests with those of our shareholders.

In October 2010, we awarded common stock options to several key employees and named executives to incentivize these employees to remain with us and to continue performing at a high level. Ms. Reiter, Ms. Klein, and Mr. Birge were granted options as part of this supplemental grant.

As in prior years, employees were given the option to receive a portion of their merit-based fiscal year 2010 bonus in restricted stock in lieu of cash. Elections are at the employees’ discretion and will be finalized in 2011.

The stock options and restricted stock awards were granted in accordance with our Third Amended and Restated 2005 Equity Incentive Plan as follows:

Name	Grant Date	Number of Securities Underlying Options(#)	Exercise Price of Option Awards ($/Sh)	Number of Shares of Restricted Stock Received in Lieu of Non-Equity Incentive Plan Compensation(1)	Value per Share of Restricted Stock Received in Lieu of Non-Equity Incentive Plan Compensation(1)
Daniel Stephen Hafner	4/29/2010	200,000	$13.00	—	—
	2/11/2010	—	—	9,979	$11.29
Melissa H. Reiter	10/20/2010	60,000	$14.82	—	—
	2/11/2010	100,000	$11.29	—	—
Paul M. English	4/29/2010	200,000	$13.00	—	—
	2/11/2010	—	—	10,330	$11.29
Karen Ruzic Klein	10/20/2010	60,000	$14.82	—	—
	2/11/2010	—	—	2,214	$11.29
Robert M. Birge	10/20/2010	120,000	$14.82	—	—
	2/11/2010	—	—	16,386	$11.29

(1)	From time to time, at the discretion of our board of directors, employees are given the opportunity to take some or all of their non-equity incentive compensation or bonuses in shares of our restricted common stock in lieu of a cash payment.

The number of shares of common stock underlying each stock option grant was determined by our board of directors based upon the outstanding equity grants held both by the individual and by our named executive officers as a group, total compensation, performance, the vesting dates of outstanding grants, tax and accounting costs, potential dilution and other factors. The exercise price of the stock options equals at least 100% of the fair market value on the grant date in accordance with the terms of the Third Amended and Restated 2005 Equity Incentive Plan. The number of shares underlying each restricted stock grant to executives electing to receive restricted stock in lieu of part or all of their 2009 merit-based bonus was determined based on the fair market value of our common stock on the grant date and the dollar amount of the executive’s cash bonus that the executive elected to receive in the form of restricted stock.

Other Executive Benefits

We provide the following benefits to our named executive officers to attract and retain qualified and highly skilled executives:

•	health and dental insurance;

•	long-term disability, life insurance and accidental death and dismemberment insurance plans;

•	participation in our flexible spending plan;

•	participation in the our 401(k) plan;

•	paid vacation as provided in each named executive officer’s employment contract; and

•	directors’ and officers’ liability insurance.

With the exception of our directors’ and officers’ liability insurance, which we view as integrally and directly related to the performance of the applicable officer’s duties, all benefits available to our named executive officers are generally available to all of our employees.

Severance and Change-in-Control Benefits

We have entered into employment agreements with the named executive officers that contain severance benefits, the terms of which are described under the heading “—Employment Agreements and Potential Payments Upon Termination or Change-in-Control.” We believe these severance benefits are essential elements of our executive compensation package by assisting in recruiting and retaining talented executives.

Section 162(m) Compliance

Section 162(m) of the U.S. Internal Revenue Code of 1986, as amended, or the Code, limits us to a deduction for federal income tax purposes of no more than $1.0 million of compensation paid to certain executive officers in a taxable year. Compensation above $1.0 million may be deducted if it is “performance-based compensation” within the meaning of section 162(m) of the Code. Our board of directors believes that we should be able to continue to manage our executive compensation for our named executive officers so as to preserve the related federal income tax deductions, although individual exceptions may occur.

Summary Compensation Table

The following table sets forth certain information regarding compensation for fiscal years 2009 and 2010 awarded to or paid to our named executive officers.

Name and Principal Position	Year	Salary ($)	Bonus ($)		Option Awards ($)(1)		Non-Equity Incentive Plan Compensation ($)		All Other Compensation ($)		Total ($)
Daniel Stephen Hafner	2010	$300,000	$—	(2)	$1,317,060		$—		$—		$1,617,060
Chief Executive Officer & Cofounder	2009	$225,000	$—		$—		$405,000	(3)	$—		$630,000

Melissa H. Reiter	2010	$222,500	$20,000	(4)	$1,117,752		$130,000	(5)	$—		$1,490,252
Vice President of Finance	2009	$36,660	$70,000	(6)	$—		$—		$16,284	(7)	$122,944

Paul M. English	2010	$300,000	$—	(2)	$1,317,060		$—		$—		$1,617,060
Chief Technology Officer & Cofounder	2009	$225,000	$—		$—		$405,000	(3)	$—		$630,000

Karen Ruzic Klein	2010	$235,000	$45,000	(4)	$539,142		$235,000	(5)	$—		$1,053,100
General Counsel	2009	$210,000	$—		$198,040	(8)	$200,000	(3)	$—		$608,040

Robert M. Birge	2010	$300,000	$50,000	(4)	$1,078,284		$300,000	(5)	$—		$1,728,284
Chief Marketing Officer	2009	$196,591	$—		$644,940		$184,998	(3)	$—		$1,026,529

(1)	Amounts included in “Option Awards” column do not reflect compensation actually received by the named executive officer but represent the grant date fair value of the award as computed in accordance with FASB ASC Topic 718. The valuation assumptions used in determining such amounts are described in “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Common Stock Valuations”.
(2)	Subsequent to our 2010 fiscal year end, each of Messrs. Hafner and English elected not to receive any bonus amounts in anticipation of discussions relating to their 2011 annual salary.
(3)

Amount represents non-equity incentive plan compensation payable in accordance with the named executive officer’s employment agreement with us. In 2009, Mr. Hafner, Mr. English, Ms. Klein and Mr. Birge were entitled to earn up to 200%, 200%, 100% and 100%, respectively, in non-equity incentive compensation. In addition, from time to time and at the discretion of our board of directors, employees are able to forego non-equity incentive plan compensation in exchange for shares of our restricted common stock. Mr. Hafner elected to receive 9,979 shares of our restricted common stock in lieu non-equity incentive compensation earned in fiscal year 2009. The fair market value of Mr. Hafner’s shares on the date of issuance was $112,663 and was equal to the dollar value of non-equity incentive compensation forgone by Mr. Hafner. Mr. English elected to receive 10,330 shares of our restricted common stock in lieu non-equity incentive compensation earned in fiscal year 2009. The fair market value of Mr. English’s shares on the date of issuance was $116,626 and was equal to the dollar value of non-equity incentive compensation forgone by Mr. English. Ms. Klein elected to receive 2,214 shares of our restricted common stock in lieu non-equity incentive compensation earned in fiscal year 2009. The fair market value of Ms. Klein’s shares on the date of issuance was $24,996 and was equal to the dollar value of non-equity incentive compensation forgone by Ms. Klein. Mr. Birge elected to receive 16,386 shares of our restricted common stock in lieu non-equity incentive compensation earned in fiscal year 2009. The fair market value of Mr. Birge’s shares on the date of issuance was $184,998 and was equal to the dollar value of non-equity incentive compensation forgone by Mr. Birge.

(4)	Amounts represent bonus amounts in excess of non-equity incentive compensation target amounts that are provided for in each of the named executive officer employment agreements. Cash bonuses in excess of non-equity incentive compensation are awarded at the discretion of our board of directors.
(5)	As in prior years, employees were given the option to receive a portion of their merit-based bonus in restricted stock in lieu of cash. Elections are at the employees’ discretion and will be finalized in 2011.
(6)	Ms. Reiter received a $20,000 signing bonus and a $50,000 guaranteed annual bonus in 2009.
(7)	In 2009, we reimbursed Ms. Reiter for relocation expenses totaling $16,284 in connection with her move to the New York City area.
(8)	In July 2009, we offered all employees the opportunity to forfeit outstanding options in exchange for options to acquire an equal number of options for our common stock at an exercise price of $7.50 per share. Employees agreeing to forfeit options in exchange for options with a lower exercise price were also required to forego vesting earned in the options foregone and as a result all options received in the exchange were unvested at the time of grant and subject to the same vesting terms as the original option grant. Ms. Klein’s 200,000 options were originally granted at an exercise price of $12.50 in November 2007 were exchanged on July 7, 2009 for options to acquire 200,000 shares of our common stock at an exercise price of $7.50. The option award amount represents the incremental fair value assigned to the options reissued to Ms. Klein. Ms. Klein’s reissued options vest in 48 equal monthly installments over a four year period.

2010 Grants of Plan-Based Awards

The following table sets forth certain information regarding grants of plan-based awards to our named executive officers for fiscal year 2010.

Name	Grant Date	Date Approved by Board of Directors	Estimated Future Payouts Under Non-Equity Incentive Plan Awards					All Other Stock Awards: Number of Shares of Stock (#)(2)	All other Option Awards: Number of Securities Underlying Options (#)		Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(4)
			Threshold ($)	Target ($)(1)		Maximum ($)
Daniel Stephen Hafner				$300,000	(5)	$345,000	(5)
	4/29/2010	4/29/2010						—	200,000	(3)	$13.00	$1,317,060
	2/11/2010	12/9/2009						9,979	—		—	$112,663

Melissa H. Reiter				$130,000		—
	10/20/2010	9/17/2010						—	60,000	(3)	$14.82	$539,142
	2/11/2010	12/9/2010						—	100,000	(6)	$11.29	$578,610

Paul M. English				$300,000	(5)	$345,000	(5)
	4/29/2010	4/29/2010						—	200,000	(3)	$13.00	$1,317,060
	2/11/2010	12/9/2010						10,330	—		—	$116,626

Karen Ruzic Klein				$235,000		—
	10/20/2010	9/17/2010						—	60,000	(3)	$14.82	$539,142
	2/11/2010	12/9/2010						2,214	—		—	$24,996

Robert M. Birge				$300,000		—
	10/20/2010	9/17/2010						—	120,000	(3)	$14.82	$1,078,284
	2/11/2010	12/9/2009						16,386	—		—	$184,998

(1)	Reflects target payouts with respect to amounts earned by each named executive officer pursuant to the terms of that officer’s employment agreement with us. While the amounts set forth are the target amounts included in the named executive officer’s employment agreements, our compensation committee and board of directors may exercise its discretion to award more or less than the target amount. Target amounts do not necessarily reflect amounts earned or paid, the actual amount earned by each named executive officer in 2010 is reported under the Non-Equity Incentive Compensation column and the Bonus column of the Summary Compensation Table.
(2)	Amount represents number of restricted shares issued to the named executive officer in lieu of non-equity incentive plan compensation payable in accordance with the named executive officer’s employment agreement with us. Mr. Hafner elected to receive 9,979 shares of our restricted common stock in lieu non-equity incentive compensation earned in fiscal year 2009. The fair market value of Mr. Hafner’s shares on the date of issuance was $112,663 and was equal to the dollar value of non-equity incentive compensation forgone by Mr. Hafner. Mr. English elected to receive 10,330 shares of our restricted common stock in lieu non-equity incentive compensation earned in fiscal year 2009. The fair market value of Mr. English’s shares on the date of issuance was $116,626 and was equal to the dollar value of non-equity incentive compensation forgone by Mr. English. Ms. Klein elected to receive 2,214 shares of our restricted common stock in lieu non-equity incentive compensation earned in fiscal year 2009. The fair market value of Ms. Klein’s shares on the date of issuance was $24,996 and was equal to the dollar value of non-equity incentive compensation forgone by Ms. Klein. Mr. Birge elected to receive 16,386 shares of our restricted common stock in lieu non-equity incentive compensation earned in fiscal year 2009. The fair market value of Mr. Birge’s shares on the date of issuance was $184,998 and was equal to the dollar value of non-equity incentive compensation forgone by Mr. Birge.
(3)	Reflects shares of common stock underlying option awards granted in 2010 under our Third Amended and Restated 2005 Equity Incentive Plan. The shares subject to these stock options vest monthly over a four-year period at a rate of 1/48th per month. Vesting is contingent upon continued service.
(4)	Amounts represent the grant date fair value of the award as computed in accordance with FASB ASC Topic 718. The valuation assumptions used in determining such amounts are described in

“Management’s Discussion and Analysis of Financial Condition and Results of Operations—Common Stock Valuations”.
(5)	Subsequent to our 2010 fiscal year end, each of Messrs. Hafner and English elected not to receive any bonus amounts in anticipation of discussions relating to their 2011 annual salary.
(6)	The shares subject to this stock option vest with respect to 25% of the shares subject to such stock option on the first anniversary date of the date of hire and monthly over a three-year period at a rate of 1/36th per month thereafter. Vesting is contingent upon continued service.

Outstanding Equity Awards at 2010 Fiscal Year-End

The following table sets forth certain information regarding outstanding equity awards for each of our named executive officers as of end of fiscal year 2010.

Name	Grant Date	Option Awards
		Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date
Daniel Stephen Hafner	4/29/2010	45,833	154,167	(1)	$13.00	4/29/2020
Melissa H. Reiter	10/20/2010	3,750	56,250	(1)	$14.82	10/19/2020
	2/11/2010	29,166	70,834	(2)	$11.29	2/11/2020
Paul M. English	4/29/2010	45,833	154,167	(1)	$13.00	4/29/2020
Karen Ruzic Klein	10/20/2010	3,750	56,250	(1)	$14.82	10/19/2020
	7/7/2009	70,833	129,167	(1)	$7.50	7/6/2019
Robert M. Birge	10/20/2010	7,500	112,500	(1)	$14.82	10/19/2020
	5/19/2009	59,375	90,625	(2)	$7.50	5/19/2019

(1)	The shares subject to these stock options vest monthly over a four-year period at a rate of 1/48th per month. Vesting is contingent upon continued service.
(2)	The shares subject to this stock option vest with respect to 25% of the shares subject to such stock option on the first anniversary date of the date of hire and monthly over a three-year period at a rate of 1/36th per month thereafter. Vesting is contingent upon continued service.

Options Exercises and Stock Vested

The following table sets forth stock vested pursuant to awards of restricted stock for each of our named executive officers during the fiscal year 2010. None of our named executive officers exercised stock options during the fiscal year 2010.

Name	Stock Awards
	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Daniel Stephen Hafner	9,979	$112,663
Melissa H. Reiter	—	—
Paul M. English	10,330	$116,626
Karen Ruzic Klein	2,214	$24,996
Robert M. Birge	16,386	$184,998

(1)	Amounts represent the fair market value of our common stock on the date of vesting times the number of shares of common stock vested on that date. The valuation assumptions used in determining the fair value of our common stock are described in “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Common Stock Valuations”.

Pension Benefits

We do not sponsor defined benefit plans. Consequently, our named executive officers did not participate in, or have account balances in, qualified or nonqualified defined benefit plans. Our board of directors or compensation committee may elect to adopt qualified or nonqualified defined benefit plans in the future if it determines that doing so is in our best interest.

Nonqualified Deferred Compensation

We do not maintain nonqualified defined contribution plans or other deferred compensation plans. Consequently, our named executive officers did not participate in, or have account balances in, nonqualified defined contribution plans or other nonqualified deferred compensation plans. Our board of directors or compensation committee may elect to provide our executive officers and other employees with nonqualified defined contribution or other nonqualified deferred compensation benefits in the future if it determines that doing so is in our best interest.

Employment Agreements and Potential Payments Upon Termination or Change-in-Control

Employment Agreements

We have entered into employment agreements with each of our named executive officers as described below.

Daniel Stephen Hafner. On March 2, 2004, we entered into an executive employment agreement with Mr. Hafner, which was amended on March 1, 2007, June 26, 2008 and April 29, 2010. The agreement provides for an annual base salary of $300,000, subject to adjustment by the board of directors, and a bonus of up to $345,000, payable in either cash or restricted common stock, at the election of Mr. Hafner. The agreement also provides for four weeks of paid vacation per year, reimbursement of reasonable business expenses, and participation in such other benefits programs as are provided to our executives generally.

Melissa H. Reiter. On November 1, 2010, we entered into an amended employment agreement with Ms. Reiter. This agreement provides for Ms. Reiter to receive an annual base salary of $260,000, subject to periodic review and adjustment by management, and an annual bonus of up to 50% of her annual base salary, payable in either cash or restricted stock, at the election of KAYAK. The agreement provides for three weeks of paid vacation per year, reimbursement of reasonable business expenses, and participation in such other benefits programs as are provided to our executives generally.

Paul M. English. On March 2, 2004, we entered into an executive employment agreement with Mr. English, which was amended on March 1, 2007 and June 26, 2008. The agreement provides for an annual base salary of $300,000, subject to adjustment by the board of directors, and a bonus of up to $345,000, payable in either cash or restricted common stock, at the election of Mr. English. The agreement also provides for four weeks of paid vacation per year, reimbursement of reasonable business expenses and participation in such other benefits programs as are provided to our executives generally.

Karen Ruzic Klein. On October 22, 2007, we entered into an employment agreement with Ms. Klein, which has been reviewed and adjusted annually by management and as of December 31, 2010, provided for an annual base salary of $235,000, and an annual bonus of up to 100% of her annual base salary, payable in either cash or restricted stock, at the election of KAYAK. The agreement provides for three weeks of paid vacation per year, reimbursement of reasonable business expenses, and participation in such other benefits programs as are provided to our executives generally.

Robert M. Birge. On April 9, 2009, we entered into an employment agreement with Mr. Birge, which has been reviewed and adjusted annually by management and as of December 31, 2010, provided for an annual base salary of $300,000, and an annual bonus of up to 100% of his annual base salary, payable in either cash or restricted stock, at the election of KAYAK. The agreement provides for three weeks of paid vacation per year, reimbursement of reasonable business expenses, and participation in such other benefits programs as are provided to our executives generally.

Termination of Employment Agreements and Change-in-Control Arrangements

The information below describes and quantifies certain compensation that would become payable under each named executive officer’s employment agreement if, as of December 31, 2010, their employment agreements were in effect and their employment with us had been terminated. Due to the number of factors that affect the nature and amount of any benefits provided upon the events discussed below, any actual amounts paid or distributed may be different. Factors that could affect these amounts include the timing during the year of any such event.

The employment agreements for Mr. Hafner and Mr. English provide for compensation in the event of termination of their employment due to death or disability, without cause, and by the executive for good reason. Both Mr. Hafner’s and Mr. English’s employment agreements contain the following termination-related provisions:

•

Termination Due to Death or Disability. Severance payments equal to any unpaid portion of the executive’s base salary through the date of death or disability, any accrued but unused vacation time through the date of termination, and reimbursement of business expenses incurred through such date. In addition, the executive would be entitled to any unpaid bonuses from prior years, and the pro rata portion of any bonus earned but unpaid for the year during which the agreement is terminated.

•

Termination Without Cause or for Good Reason. Severance payments equal to the executive’s base salary through the date of termination, and for six months thereafter, to be paid in accordance with our standard payroll practices, any accrued but unused vacation time through the date of termination, and reimbursement of business expenses incurred through such date. If the employee elects to continue medical insurance coverage after termination, KAYAK would pay COBRA payments during the six-month severance period, or until the employee accepted other employment, if sooner. In addition, the executive would be entitled to any unpaid bonuses from prior years, and the pro rata portion of any bonus earned but unpaid for the year during which the agreement is terminated.

•

Termination by the Employee other than for Good Reason. Any salary earned but unpaid through the date of termination, any earned but unpaid bonuses from prior years, any accrued by unused vacation time through the date of termination, and reimbursement of business expenses incurred through such date.

•

Conditions to Severance. Receipt of any severance and benefits upon termination without cause or for good reason is conditioned on the executive signing a release and waiver of claims in a form satisfactory to us.

•

Noncompetition. Mr. Hafner’s and Mr. English’s executive employment agreements also require each of them to enter into our standard employee noncompetition, nondisclosure and developments agreement, which generally prohibit employees from disclosing confidential information and trade secrets, soliciting any employee, vendor or customer for one year following termination of their employment and working with or for any competing companies during their employment and for one year thereafter. In addition to Mr. Hafner and Mr. English, our other named executive offers have also entered into our standard employee noncompetition, nondisclosure and developments agreement.

•

“For Cause.” Under these employment agreements, “cause” generally means (i) failure or refusal of the employee to perform his reasonably assigned duties to KAYAK; (ii) a material breach of the employment agreement or the employee noncompetition, nondisclosure and developments agreement described above, or any other agreement between the employee and KAYAK relating to the employee’s employment with KAYAK; (iii) embezzlement or misappropriation of KAYAK’s assets or property; (iv) gross negligence, misconduct, neglect of duties, theft dishonesty or fraud with respect to KAYAK, or a breach of fiduciary duties to KAYAK; or (v) indictment or conviction of felony or any crime involving moral turpitude, including a plea of guilty or nolo contendere.

•

“Good Reason.” Under these employment agreements, “good reason” generally means (i) mutual agreement between us and the employee that good reason exists; (ii) a material violation by us of the employee’s executive employment agreement; (iii) demotion of the executive, without his prior consent, to a position that does not include significant managerial responsibilities; or (iv) reduction in base salary, other than in connection with and substantially proportionate to a general salary reduction that applies to our executive officers generally.

The employment agreements for Mss. Reiter and Klein and Mr. Birge each provide for compensation in the event of involuntary termination of their employment other than for cause. Under these employment agreements, in the event of involuntary termination of their employment other than for cause, each would be entitled to receive six months’ base salary plus bonus and payment of COBRA insurance coverage for the duration of the six month severance term. In addition, Ms. Reiter is entitled to receive six months base salary as severance if she is not named chief financial officer by the earlier of December 31, 2012 or 12 months following the filing date of our first Form 10-K.

Under both our Third Amended and Restated 2005 Equity Incentive Plan and our 2004 Stock Incentive Plan, in the event of a merger or consolidation, other than a merger or consolidation in which our stockholders will hold more than 50% of the equity interests of the surviving entity immediately following such merger or consolidation, the sale of all or substantially all of our assets, or the acquisition by any person of securities representing more than 50% of the total combined voting power of KAYAK, all of which are referred to in this prospectus as a change of control, (i) 50% of the unvested portion of all options outstanding as of the date of the change of control will vest and become exercisable as of such date and (ii) the risk of forfeiture (as defined in the plans) or repurchase right applicable to 50% of any restricted stock grant will lapse, and 50% of the stock relating to such awards will become free of all restrictions and become fully vested and transferable, as of the date of the change in control. The remaining outstanding options and restricted stock subject to a risk of forfeiture or repurchase right will vest and become exercisable upon:

•

the termination of the plan participant’s employment or other association with us and our affiliates by us without cause (as defined in the plans) or by the plan participant for good reason (as defined in the plans) or upon the plan participant’s position, duties, authority or responsibilities being materially diminished, other than on a temporary basis, within one year after the date of such change of control; or

•

the date a change of control occurred if such termination or diminution occurs within 60 days prior to the date on which the change of control occurred, and the affected plan participant demonstrates that such termination or diminution was at the request of a third party that took actions to effect the change of control or otherwise arose in connection with or anticipation of the change of control.

In the event of a change of control, outstanding awards under both plans will be subject to the terms of any agreement of merger or reorganization that effects the change of control.

Under certain of the individual stock option agreements and restricted stock agreements entered into with each of our named executive officers, we have the right to repurchase any shares of common stock acquired by the executive pursuant to the exercise of stock options for a period of 90 days following the later of the termination of the executive’s employment and the receipt by the executive of the shares upon exercise of the stock option. Our right of repurchase with respect to the stock options subject to any stock option agreement will lapse to the extent the shares subject to such stock option agreement become readily tradable on a nationally recognized securities exchange or market.

The following table sets forth the amounts of compensation payable by us to our named executive officers, including cash severance, benefits and perquisites and long-term incentives. The amounts shown assume that the specified event was effective as of December 31, 2010 under their employment agreements. The actual amounts to be paid can only be determined at the time of the termination of employment or change-in-control, as applicable.

Named Executive Officer	Benefits and Payments(1)	Termination by Company Without Cause ($)		Employee Resignation for Good Reason ($)		Employee Resignation Other than for Good Reason ($)		Termination Due to Death or Disability ($)
D. Stephen Hafner	Base Salary	150,000	(2)	150,000	(2)	—		—
	Bonus	345,000	(3)	345,000	(3)	345,000	(3)	345,000	(3)
	Health and Welfare	9,528	(4)	9,528	(4)	—		—
	Continuation
Melissa H. Reiter	Base Salary	130,000	(2)	130,000	(2)	—		—
	Bonus	150,000	(5)	150,000	(5)	—		—
	Health and Welfare	3,428	(4)	—		—		—
	Continuation
Paul M. English	Base Salary	150,000	(2)	150,000	(2)	—		—
	Bonus	345,000	(3)	345,000	(3)	345,000	(3)	345,000	(3)
	Health and Welfare	9,528	(4)	9,528	(4)	—		—
	Continuation
Karen Ruzic Klein	Base Salary	117,500	(2)	—		—		—
	Bonus	280,000	(5)	—		—		—
	Health and Welfare	9,528	(4)	—		—		—
	Continuation
Robert M. Birge	Base Salary	150,000	(2)	—		—		—
	Bonus	350,000	(5)	—		—		—
	Health and Welfare	9,528	(4)	—		—		—
	Continuation

(1)	In addition to the amounts described in this table, all of our employees, including each of the named executive officers, are entitled to accrued but unused vacation through the date of termination. Under our Third Amended and Restated 2005 Equity Incentive Plan, 50% of the unvested portion of the outstanding options held by each optionee as of the date of a change of control, including any unvested options held by the named executive officers, will vest and become exercisable as of such date, and the remainder of such shares shall vest and become exercisable under the circumstances described above on page 85.
(2)	Amount represents six months base salary following termination.
(3)	Amount represents the full target amount of non-equity incentive plan compensation and bonuses that may be earned by the named executive officer. Actual amount will be determined by the compensation committee of the board of directors and paid in fiscal year 2011.
(4)	Amount represents COBRA premiums which are payable until the earlier of six months from the date of termination, or until the named executive officer accepts other employment.
(5)	Represents non-equity incentive plan compensation and bonuses earned in 2010.

2011 Equity Incentive Plan

The following is a summary of the material terms of the 2011 Equity Incentive Plan, which will be in effect upon completion of this offering, but does not include all of the provisions of the 2011 Equity Incentive Plan. For further information about the 2011 Equity Incentive Plan, we refer you to the complete copy of the 2011 Equity Incentive Plan, which we will file as an exhibit to our registration statement of which this prospectus is a part.

The 2011 Equity Incentive Plan provides for the grant of incentive stock option and nonstatutory stock options, stock appreciation rights, restricted stock and stock unit awards, performance units, stock grants and qualified performance-based awards, which we collectively refer to as “awards” in connection with the 2011 Equity Incentive Plan. Directors, officers and other employees of us and our subsidiaries, as well as others performing consulting or advisory services for us, are eligible for grants under the 2011 Equity Incentive Plan. The purpose of the 2011 Equity Incentive Plan is to provide incentives that will attract, retain and motivate highly competent officers, directors, employees and consultants to promote the success of our business.

Administration

Under its terms, the compensation committee of the board of directors administers the 2011 Equity Incentive Plan. The board of directors itself may exercise any of the powers and responsibilities under the 2011 Equity Incentive Plan. Subject to the terms of the 2011 Equity Incentive Plan, the plan administrator (the board or its compensation committee) will select the recipients of awards and determine, among other things, the:

•	number of shares of common stock covered by the awards and the dates upon which such awards become exercisable or any restrictions lapse, as applicable;

•	type of award and the exercise or purchase price and method of payment for each such award;

•	vesting period for awards, risks of forfeiture and any potential acceleration of vesting or lapses in risks of forfeiture; and

•	duration of awards.

All decisions, determinations and interpretations by the compensation committee, and any rules and regulations under the 2011 Equity Incentive Plan and the terms and conditions of or operation of any award, are final and binding on all participants, beneficiaries, heirs, assigns or other persons holding or claiming rights under the 2011 Equity Incentive Plan or any award.

Available Shares

The aggregate number of shares of our common stock which may be issued or used for reference purposes under the 2011 Equity Incentive Plan or with respect to which awards may be granted may not exceed shares, which may be either authorized and unissued shares of our common stock or shares of common stock held in or acquired for our treasury. In general, if awards under the 2011 Equity Incentive Plan are for any reason cancelled, or expire or terminate unexercised, the number of shares covered by such awards will again be available for the grant of awards under the 2011 Equity Incentive Plan. In addition, (i) shares that were subject to a stock-settled stock appreciation right and were not issued upon the net settlement or net exercise of such stock appreciation right, (ii) shares used to pay the exercise price of a stock option, (iii) shares delivered to or withheld by us to pay the withholding taxes related to an award, and (iv) shares repurchased on the open market with the proceeds of an option exercise do not count as shares issued under the 2011 Equity Incentive Plan.

Eligibility for Participation

Members of our board of directors, as well as employees of, and consultants to, us or any of our subsidiaries and affiliates are eligible to receive awards under the 2011 Equity Incentive Plan. The selection of participants is within the sole discretion of the compensation committee.

Incentive Stock Options

Incentive stock options are intended to qualify as incentive stock options under Section 422 of the Code and will be granted pursuant to incentive stock option agreements. The plan administrator will determine the exercise price for an incentive stock option, which may not be less than 100% of the fair market value of the stock underlying the option determined on the date of grant. In addition, incentive options granted to employees who own, or are deemed to own, more than 10% of our voting stock, must have an exercise price not less than 110% of the fair market value of the stock underlying the option determined on the date of grant.

Nonstatutory Stock Options

Nonstatutory stock options are not intended to qualify as incentive stock options under Section 422 of the Code and will be granted pursuant to nonstatutory stock option agreements. The plan administrator will determine the exercise price for a nonstatutory stock option, which may not be less than the fair market value of the stock underlying the option determined on the date of grant.

Stock Appreciation Rights

A stock appreciation right, or a SAR, entitles a participant to receive a payment equal in value to the difference between the fair market value of a share of stock on the date of exercise of the SAR over the grant price of the SAR. The administrator may pay that amount in cash, in shares of our common stock, or a combination. The terms, methods of exercise, methods of settlement, form of consideration payable in settlement, and any other terms and conditions of any SAR will be determined by the administrator at the time of the grant of award and will be reflected in the award agreement. In the event a SAR is awarded together with an option, the exercise price shall equal the exercise price of the related option.

Restricted Stock and Stock Units

A restricted stock award or restricted stock unit award is the grant of shares of our common stock either currently (in the case of restricted stock) or at a future date (in the case of restricted stock units) at a price determined by the administrator (including zero), that is nontransferable and is subject to substantial risk of forfeiture until specific conditions or goals are met. Conditions may be based on continuing employment or achieving performance goals. During the period of restriction, participants holding shares of restricted stock shall, except as otherwise provided in an individual award agreement, have full voting and may have dividend rights with respect to such shares. The restrictions will lapse in accordance with a schedule or other conditions determined by the administrator.

Performance Units

A performance unit award is a contingent right to receive predetermined shares of our common stock if certain performance goals are met. The value of performance units will depend on the degree to which the specified performance goals are achieved but are generally based on the value of our common stock. The administrator may, in its discretion, pay earned performance shares in cash, or stock, or a combination of both.

Stock Grants

A stock grant is an award of shares of common stock without restriction. Stock grants may only be made in limited circumstances, such as in lieu of other earned compensation. Stock grants are made without any forfeiture conditions.

Qualified Performance-Based Awards

Grants of performance-based awards enable us to treat other awards granted under the 2011 Equity Incentive Plan as “performance-based compensation” under Section 162(m) of the Code and preserve the deductibility of these awards for federal income tax purposes. Because Section 162(m) only applies to those employees who are “covered employees” as defined in Section 162(m), only covered employees, and those likely to become covered employees, are eligible to receive performance-based awards.

Participants under the 2011 Equity Incentive Plan are only entitled to receive payment for a performance-based award for any given performance period to the extent that pre-established performance goals set by the administrator for the period are satisfied. These pre-established performance goals must be based on one or more of the following performance criteria: pre- or after-tax net earnings, sales or revenue, operating earnings, operating cash flow, return on net assets, return on stockholders’ equity, return on assets, return on capital, stock price growth, stockholder returns, gross or net profit margin, earnings per share, price per share, and market share. These performance criteria may be measured in absolute terms or as compared to any incremental increase or as compared to results of a peer group. With regard to other awards, other than options, intended to qualify as qualified performance-based awards, the administrator has the discretion to select the length of the performance period, the type of performance-based awards to be granted, and the goals that will be used to measure the performance for the period. In determining the actual size of an individual performance-based award for a performance period, the administrator may reduce or eliminate (but not increase) the award. Generally, a participant must be employed on the date the performance-based award is paid to be eligible for a performance-based award for that period.

Transferability

Awards granted under the 2011 Equity Incentive Plan are generally nontransferable (other than by will or the laws of descent and distribution), except that the compensation committee may provide for the transferability of nonstatutory stock options at the time of grant or thereafter to certain family members.

Changes to Capital Structure

In the event of certain types of changes in our capital structure, such as a share split, the number of shares reserved under the plan and the number of shares and exercise price or strike price, if applicable, of all outstanding awards will be appropriately adjusted.

Change of Control

In the event of a reorganization or change of control event, as such terms are defined in the 2011 Equity Incentive Plan, the plan administrator shall have the discretion to provide for any or all of the following: (a) the assumption of outstanding awards or the substituting of equivalent rights by the acquiring or succeeding entity; (b) the termination of all awards immediately prior to the transaction unless exercised within a specified period; (c) the exercise of outstanding options, stock appreciation rights or the lapse in any risk of forfeiture for restricted stock and stock units (in whole or in part) upon the transaction; (d) cash payments to be made to holders; (e) the conversion of awards into the right to receive liquidation proceeds in connection with our liquidation or dissolution; or (f) any combination of the foregoing.

Amendment and Termination

Our board of directors may at any time amend any or all of the provisions of the 2011 Equity Incentive Plan, or suspend or terminate it entirely, retroactively or otherwise. Unless otherwise required by law or specifically provided in the 2011 Equity Incentive Plan, the rights of a participant under awards granted prior to any amendment, suspension or termination may not be adversely affected without the consent of the participant. Neither our board of directors nor the administrator has the ability to reprice stock options or stock appreciation rights (other than pro rata adjustments to reflect stock splits, stock dividends or other corporate transactions, or repricings our stockholders approve), including programs under which outstanding options are surrendered or cancelled in exchange for options with a lower exercise price or greater economic value. The 2011 Equity Incentive Plan expires after ten years.

Third Amended and Restated 2005 Equity Incentive Plan

In December 2007, our board of directors and stockholders approved the Third Amended and Restated 2005 Equity Incentive Plan, which was effective for a ten-year term, to provide incentives to attract, retain and motivate highly competent officers, directors, employees and consultants to promote the success of our business. Our board of directors and stockholders amended the Third Amended and Restated 2005 Equity Incentive Plan on six occasions, each time to increase the number of shares authorized for issuance thereunder. We refer to the Third Amended and Restated 2005 Equity Incentive Plan, as amended, in this section as the 2005 Plan.

Under the 2005 Plan, the aggregate number of shares of our common stock that may be issued or with respect to which awards may be granted shall not exceed 12,000,000 shares, minus outstanding options, outstanding awards of restricted stock and shares of stock underlying exercised options under the 2004 Stock Incentive Plan, except in the event of a stock dividend, split, reclassification or other similar corporate transaction.

Employees, directors and consultants are eligible to receive options and other equity awards based on our stock under the 2005 Plan. Only employees, however, are eligible to receive incentive options. In the case of incentive options, the option price shall be not less than the fair market value of our stock underlying the option on the date the option is granted, or not less than 110% of that fair market value for a holder of 10% of our voting stock. Incentive options expire ten years after the date on which they are granted, or five years after the grant date for holders of 10% of our voting stock. Certain change-in-control transactions accelerate the vesting of options and the lapse of restrictions on other equity awards under the 2005 Plan, as more fully discussed in “—Employment Agreements and Potential Payments Upon Termination or Change-in-Control—Termination of Employment Agreements and Change-in-Control Arrangements.” Additionally, upon the filing of a registration statement with respect to shares of our common stock, the recipients of awards under the 2005 Plan become subject to lock-up periods without the requirement of formally entering into lock-up agreements.

We expect to no longer issue awards under the 2005 Plan upon completion of this offering and adopt the 2011 Equity Incentive Plan, which is discussed above. No awards outstanding under the 2005 Plan, however, will be assumed by the 2011 Equity Incentive Plan. As of December 31, under the 2005 Plan, options to purchase 9,288,901 shares of our common stock were outstanding, we had issued 1,210,601 shares of our common stock pursuant to the exercise of options and other equity awards and options representing 288,309 shares remained available for future issuance.

2004 Stock Incentive Plan

In May 2004 and August 2004, our board of directors and stockholders, respectively, approved the 2004 Stock Incentive Plan, effective for a ten-year term, to provide incentives to attract, retain and motivate highly competent officers, directors, employees and consultants to promote the success of our business. We refer to the 2004 Stock Incentive Plan in this section as the 2004 Plan. Under the 2004 Plan, the aggregate number of shares of our common stock that may be issued or with respect to which awards may be granted shall not exceed 2,180,000 shares except in the event of a stock dividend, split, reclassification or other similar corporate transaction.

Employees, directors and consultants are eligible to receive options and other equity awards based on our stock under the 2004 Plan. Only employees, however, are eligible to receive incentive options. In the case of incentive options, the option price shall be not less than the fair market value of our stock underlying the option on the date the option is granted, or not less than 110% of that fair market value for a holder of 10% of our voting stock. Incentive options expire ten years after the date on which they are granted, or five years after the grant date for holders of 10% of our voting stock. Under the 2004 Plan, we may provide financial assistance to option grantees for exercising their options, except as prohibited by applicable law. Certain change-in-control transactions accelerate the vesting of options and the lapse of restrictions on other equity awards under the 2004 Plan, as more fully discussed in “—Employment Agreements and Potential Payments Upon Termination or

Change-in-Control—Termination of Employment Agreements and Change-in-Control Arrangements.” Additionally, upon the filing of a registration statement with respect to shares of our common stock, the recipients of awards under the 2004 Plan become subject to lock-up periods without the requirement of formally entering into lock-up agreements.

Our board of directors discontinued grants of awards under the 2004 Plan in May 2005. As of December 31, 2010, we had issued 1,212,189 shares of our common stock pursuant to the exercise of options and other equity awards under the 2004 Plan and options representing 621,914 shares of our common stock were still outstanding.

Limitation of Liability and Indemnification of Officers and Directors

As permitted by Delaware law, our amended and restated certificate of incorporation and amended and restated by-laws that will be in effect upon completion of this offering will provide that we will indemnify our directors and officers to the fullest extent permitted by Delaware law. Upon completion of this offering, we expect to have in place directors’ and officers’ liability insurance that insures our directors and officers against the costs of defense, settlement or payment of a judgment under certain circumstances. See “Certain Relationships and Related Party Transactions—Indemnification of Officers and Directors” for more information.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Related Party Transactions

We describe below transactions since January 1, 2008 to which we were a party or will be a party, in which:

•	the amounts involved exceeded or will exceed $120,000; and

•	any of our directors, executive officers, holders of more than 5% of our common stock or any member of their immediate family had or will have a direct or indirect material interest.

Loans to Daniel Stephen Hafner

On July 3, 2008, we loaned $550,000 to Mr. Hafner, our Chief Executive Officer and one of our directors, evidenced by a secured promissory note dated the same day. The note accrued interest at a rate of 3.2% per annum and was secured by a pledge of 75,000 shares of our common stock. On January 22, 2009, we loaned an additional $1,000,000 to Mr. Hafner and substituted his obligations under the earlier note with a secured promissory note and novation dated the same day. The new note accrued interest at a rate of 2.06% per annum and was secured by a pledge of 301,904 shares of our common stock.

As of March 24, 2010, Mr. Hafner repaid $1,550,000 of principal and $45,818 as interest in full satisfaction of his obligations under the secured promissory note and novation.

Loans to Paul M. English

On July 3, 2008, we loaned $550,000 to Mr. English, our Chief Technology Officer and one of our directors, evidenced by a secured promissory note dated the same day. The note accrued interest at a rate of 3.2% per annum and was secured by a pledge of 75,000 shares of our common stock. On March 20, 2009, we loaned an additional $1,500,000 to Mr. English and substituted his obligations under the earlier note with a secured promissory note and novation dated the same day. The new note accrued interest at a rate of 2.06% per annum and was secured by a pledge of 399,210 shares of our common stock.

As of March 26, 2010, Mr. English repaid $2,050,000 of principal and $53,175 as interest in full satisfaction of his obligations under the secured promissory note and novation.

Sale of Travelpost.com

On March 5, 2010, we sold certain of our assets related to the website www.travelpost.com and its travel information business to The New Travelco, Inc., a Delaware corporation, which subsequently changed its name to TravelPost, Inc. These assets consisted primarily of TravelPost-specific web content, software components, customer information, web domain names, trademarks and trademark applications, contracts and goodwill associated with TravelPost. Gregory E. Slyngstad, our director, was the Chief Executive Officer and is a director of TravelPost, Inc., and General Catalyst Group V, L.P. and GC Entrepreneurs Fund V, L.P., both of which are affiliated with General Catalyst Partners, of which Joel E. Cutler, one of our directors, is managing director and cofounder, are stockholders of TravelPost, Inc. On March 5, 2010, we entered into the following agreements with The New Travelco, Inc. in connection with the transaction:

•

Asset Purchase Agreement, which provides for the sale to The New Travelco, Inc. of certain assets in exchange for $3.6 million in cash, 800,000 shares of The New Travelco, Inc. common stock and the assumption by The New Travelco, Inc. of certain of our obligations. The purchase price was established through a combination of third-party appraisal efforts and negotiations between us and The New Travelco, Inc.

•

Commercial Agreement, pursuant to which we granted to The New Travelco, Inc. a three-year license to reproduce and publicly display hotel reviews and hotel-related information in exchange for a monthly license fee of $50,000 for the term of the license.

•

Common Stock Purchase Agreement, providing for the transfer to us of 800,000 shares of The New Travelco, Inc. common stock referred to above and under which we agreed to a lock-up period of 180 days following The New Travelco, Inc.’s first firm commitment underwritten public offering of its common stock.

•

Patent License Agreement, pursuant to which we granted The New Travelco, Inc. a royalty-free and perpetual license to use certain processes for the operation of the www.travelpost.com website and associated domain names.

•

Software License Agreement, pursuant to which we granted The New Travelco, Inc. a royalty-free and perpetual license to use certain computer programs in connection with the operation of the www.travelpost.com website and related domain names.

•

Right of First Refusal and Co-Sale Agreement, pursuant to which we agreed to certain preemptive rights in favor of The New Travelco, Inc. with respect to its shares of common stock held by us. Mr. Slyngstad, General Catalyst Group V, L.P., GC Entrepreneurs Fund V, L.P. and certain other stockholders of The New Travelco, Inc. were additional parties to the agreement.

•

Voting Agreement, under which we agreed to vote shares of The New Travelco, Inc.’s capital stock held by us in favor of the election of certain individuals as directors of The New Travelco, Inc. in accordance with the provisions of the agreement. Mr. Slyngstad, General Catalyst Group V, L.P., GC Entrepreneurs Fund V, L.P. and certain other stockholders of The New Travelco, Inc. were additional parties to the agreement.

Stockholders’ Agreement

On May 6, 2010, in connection with our acquisition of swoodoo, we entered into a Stockholders’ Agreement with certain holders of our convertible preferred stock and our common stock, including funds affiliated with General Catalyst Partners, funds affiliated with Sequoia Capital, of which Michael Moritz, one of our directors, is a partner, funds affiliated with Accel Partners, of which Hendrik W. Nelis, another of our directors, is a partner, Oak Investment Partners, one of our stockholders, Mr. Hafner, Mr. English and Dr. Christian W. Saller, our Managing Director for Europe. Among other things, the agreement provides for the following:

•

it gives us and certain of our stockholders the right of first refusal with respect to a sale of any of the 825,000 shares of our common stock issued to Mr. Saller and other former swoodoo stockholders in connection with the acquisition;

•

it obligates Mr. Saller and other holders of the shares of our common stock issued in connection with the acquisition to vote their shares for the election of the members of our board of directors consistent with the terms of our Fifth Amended and Restated Stock Restriction and Co-Sale Agreement; and

•

it provides that, in the event of an approved sale of us, Mr. Saller and other holders of the shares of our common stock issued in connection with the acquisition shall be required to vote their shares in favor of the sale.

Upon the occurrence of certain events, including the closing of this offering, we will be obligated, at a holder’s request, to repurchase any or all of the shares owned by such holder at a price of €13.33 per share. The requisite stockholder parties to this agreement have agreed that this agreement will terminate upon the effectiveness of the registration statement of which this prospectus is a part.

Stock Restriction and Co-Sale Agreement

On December 20, 2007, we entered into the Fifth Amended and Restated Stock Restriction and Co-Sale Agreement with certain holders of our convertible preferred stock and our common stock, including America Online, Inc., certain funds affiliated with General Catalyst Partners, Sequoia Capital and Accel Partners, respectively, Oak Investment Partners, Mr. Slyngstad, Mr. Hafner, trusts of which Mr. Hafner is a trustee, Mr. English and trusts of which Mr. English is a trustee. The requisite stockholder parties to this agreement have agreed that this agreement will terminate upon the effectiveness of the registration statement of which this prospectus is a part. Among other things, the agreement provides for the following:

•

it gives us and the preferred stockholders party to the agreement a right of first refusal with respect to proposed sales by certain holders of KAYAK common stock listed in the agreement to third parties;

•	it establishes the composition of our board of directors;

•	It provides that, in the event of an approved sale of our company, the parties to the agreement shall also be obligated to vote in favor of the sale; and

•	it gives Oak Investment Partners the right to designate a board observer.

Investor Rights Agreement

On March 22, 2010, we entered into the Sixth Amended and Restated Investor Rights Agreement with certain of our investors referred to therein and our founders group, consisting of Mr. Hafner and trusts of which Mr. Hafner is a trustee and Mr. English and trusts of which Mr. English is a trustee. The investors include funds affiliated with General Catalyst Partners, funds affiliated with Sequoia Capital, funds affiliated with Accel Partners, Oak Investment Partners, Messrs. Slyngstad, Hafner and English. Among other things, the agreement provides for the following:

•

it establishes certain restrictions with respect to the transfer and issuance of our capital stock, including a right of first refusal in favor of certain investors and our founders group with respect to the issuance of certain securities by us; however, the requisite stockholder parties to this agreement have agreed that such provisions will terminate upon the effectiveness of the registration statement of which this prospectus is a part;

•	it provides certain holders of our convertible preferred stock and common stock with certain demand, “piggyback” and short-form registration rights, subject to lock-up arrangements;

•	it provides for indemnification for certain liabilities in connection with a registration of our securities; and

•	it limits our ability to incur debt, except for indebtedness under certain specified loan arrangements.

Services Agreement with ITA Software, Inc.

On March 3, 2005, we entered into a Services Agreement with ITA, of which Mr. Cutler was a director and funds affiliated with General Catalyst Partners are 10% stockholders, for the licensing to us of airline faring engine software. The agreement was subsequently amended on July 18, 2007, March 11, 2008 and January 1, 2009. We paid ITA an initial payment of $166,666 followed by a monthly service fee based on the number of queries performed, subject to a minimum of $83,333 per month, a software maintenance and operation fee of $225 per hour and a hardware fee per month of $1,450 per dual processor server used.

On March 11, 2008, in addition to our arrangement with ITA, we agreed to assume payment obligations of SideStep to ITA following our acquisition of SideStep. On January 1, 2009, we agreed to amend the fee schedule as follows: to increase the monthly service fee to a minimum of $500,000 for the period until January 1, 2010, and a minimum of $583,333 per month thereafter until our aggregate payments for 2012 equal certain agreed-upon amounts, following which we would cease such monthly minimum payments until January 1, 2013, whereupon we have agreed to pay a minimum monthly fee to be calculated based upon the number of queries performed in 2012. For the period from January 1, 2010 through December 31, 2012, we have an estimated minimum commitment of approximately $21 million related to this agreement. We are unable to estimate our calendar year 2013 minimum commitment at this time.

Indemnification of Officers and Directors

Our amended and restated certificate of incorporation and amended and restated by-laws that will be in effect upon completion of this offering will provide that we will indemnify our directors and officers to the fullest extent permitted by Delaware law. We have purchased directors’ and officers’ liability insurance that insures against the costs of defense, settlement or payment of a judgment under certain circumstances. We have also purchased employed lawyer’s insurance, under which our employees who are attorneys, including Ms. Klein, our General Counsel and Secretary, are insured against claims of legal malpractice in certain situations. In addition, our amended and restated certificate of incorporation provides that our directors will not be liable for monetary damages for breach of fiduciary duty.

In addition, on April 15, 2008, our board of directors approved a form of indemnification agreement to be entered into with each of our nonemployee directors. We subsequently entered into such an agreement with each of Messrs. Jones, Cutler, Moritz, Slyngstad and Nelis. The indemnification agreements provide the directors with contractual rights to indemnification, expense advancement and reimbursement, to the fullest extent permitted under Delaware law. We also expect our directors and executive officers to enter into a new form of indemnification agreement prior to completion of this offering. We may also enter into indemnification agreements with any new directors or certain of our executive officers that may be broader in scope than the specific indemnification provisions contained in the indemnification agreements described above or under Delaware law.

There is no pending litigation or proceeding naming any of our directors or officers to which indemnification is being sought, and we are not aware of any pending or threatened litigation that may result in claims for indemnification by any director or officer.

Procedures for Approval of Related Party Transactions

We do not currently have a formal, written policy or procedure for the review and approval of related party transactions. However, all related party transactions are currently reviewed and approved by a disinterested majority of our board of directors.

Our board of directors will adopt prior to completion of this offering a written policy for the review of any transaction, arrangement or relationship in which we are a participant, the amount involved exceeds $100,000 and one of our executive officers, directors, director nominees or 5% stockholders (or their immediate family members), each of whom we refer to as a related person, has a direct or indirect material interest.

If a related person proposes to enter into such a transaction, arrangement or relationship, which we refer to as a related person transaction, the related person must report the proposed related person transaction to the chairperson of our nominating and corporate governance committee. Additionally, in the case of 5% stockholders, we will solicit this information via an annual questionnaire. We expect the policy will call for the proposed related person transaction to be reviewed and, if deemed appropriate, approved by the nominating and corporate governance committee. Whenever practicable, the reporting, review and approval will occur prior to entering into the transaction. If advance review and approval is not practicable, the nominating and corporate governance committee will review and, in its discretion, may ratify the related person transaction. Any related person transactions that are ongoing in nature will be reviewed annually and the nominating and corporate governance committee may establish guidelines for our management to follow its ongoing dealings with the related person.

A related person transaction reviewed under the expected policy will be considered approved or ratified if it is authorized by the nominating and corporate governance committee after full disclosure of the related person’s interest in the transaction. We expect the written policy to also provide for the standing pre-approval of certain related person transactions, such as the employment compensation of executive officers, director compensation and certain charitable contributions, among other things. We expect that our board of directors will also adopt prior to completion of this offering a nepotism policy under which no immediate family member of a director or executive officer shall be hired until the employment arrangement is approved by the nominating and corporate governance committee or ratified by the committee if it is not practicable for us to wait until the next nominating and corporate governance committee meeting.

PRINCIPAL AND SELLING STOCKHOLDERS

The following table sets forth certain information regarding the beneficial ownership of our common stock as of December 31, 2010 with respect to:

•	each person known by us to beneficially own 5% or more of the outstanding shares of our common stock;

•	each member of our board of directors;

•	each named executive officer;

•	the members of our board of directors and our executive officers as a group; and

•	each selling stockholder.

Unless otherwise noted below, the address of each beneficial owner listed in the table below is c/o Kayak Software Corporation, 55 North Water Street, Suite 1, Norwalk, CT 06854.

We have determined beneficial ownership in accordance with the rules of the SEC. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons and entities named in the table below have sole voting and investment power with respect to all shares of common stock that he, she or it beneficially owns.

Applicable percentage ownership prior to the offering is based on 34,147,664 shares of common stock outstanding on December 31, 2010. For purposes of the table below, we have assumed that all outstanding shares of our convertible preferred stock have been converted to common stock and that             shares of common stock will be outstanding upon completion of the offering. In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of that person, we deemed outstanding shares of common stock subject to options held by that person that are currently exercisable or exercisable within 60 days of December 31, 2010. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person.

Name and Address of Beneficial Owner	Shares Beneficially Owned Prior to this Offering			Shares to be Sold in this Offering Assuming No Exercise of Over- Allotment Option	Shares to be Sold in this Offering Assuming Full Exercise of Over- Allotment Option	Shares Beneficially Owned After this Offering Assuming No Exercise of Over- Allotment Option		Shares Beneficially Owned After this Offering Assuming Full Exercise of Over-Allotment Option
	Number		Percent	Number	Number	Number	Percent	Number	Percent
5% Stockholders:
General Catalyst Partners	10,146,960	(1)	29.71%
Sequoia Capital	6,000,797	(2)	17.57%
Accel Funds	4,397,286	(3)	12.88%
Oak Investment Partners	2,985,272	(4)	8.74%

Directors and Named Executive Officers:
Daniel Stephen Hafner	3,087,865	(5)(6)	9.03%
Paul M. English	3,336,079	(5)(7)(8)	9.75%
Joel E. Cutler	10,146,960	(1)	29.71%
Michael Moritz	6,000,797	(2)	17.57%
Hendrik W. Nelis	4,397,286	(3)	12.88%

Name and Address of Beneficial Owner	Shares Beneficially Owned Prior to this Offering			Shares to be Sold in this Offering Assuming No Exercise of Over- Allotment Option	Shares to be Sold in this Offering Assuming Full Exercise of Over- Allotment Option	Shares Beneficially Owned After this Offering Assuming No Exercise of Over- Allotment Option		Shares Beneficially Owned After this Offering Assuming Full Exercise of Over-Allotment Option
	Number		Percent	Number	Number	Number	Percent	Number	Percent
Terrell B. Jones	242,718	(5)	*
Gregory E. Slyngstad	427,703	(5)	1.24%
Melissa H. Reiter	39,582	(5)	*
Karen Ruzic Klein	87,630	(5)	*
Robert M. Birge	96,510	(5)	*
All executive officers and directors as a group (15 individuals)	29,005,826		80.78%

Other Selling Stockholders:

*	Indicates ownership of less than one percent.

(1)	Consists of 10,146,960 shares of our common stock, representing 490,231 shares of outstanding common stock and 9,656,729 shares of common stock pursuant to the conversion of:
•	5,000,000 shares of Series A convertible preferred stock;
•	624,445 shares of Series A-1 convertible preferred stock;
•	1,229,508 shares of Series B convertible preferred stock;
•	705,309 shares of Series B-1 convertible preferred stock;
•	167,617 shares of Series C convertible preferred stock; and
•	1,929,850 shares of our Series D convertible preferred stock.
Such common stock is held by General Catalyst Partners as follows:
•	155,863 shares held by GC Entrepreneurs Fund II, L.P.
•	149,701 shares held by GC Entrepreneurs Fund III, L.P.
•	32,150 shares held by GC Entrepreneurs Fund V, LP
•	4,131,405 shares held by General Catalyst Group II, L.P.
•	4,137,570 shares held by General Catalyst Group III, L.P.
•	1,026,847 shares held by General Catalyst Group V Supplemental L.P.; and
•	513,424 shares held by General Catalyst Group V, L.P.
Each of David Fialkow, David Orfao, John Simon and Joel Cutler, our director, is a Managing Director of General Catalyst GP II, LLC, General Catalyst GP III, LLC and General Catalyst GP V, LLC and may be deemed to share voting and dispositive power over the shares held of record by General Catalyst Group II, L.P., General Catalyst Group III, L.P., General Catalyst Group V, L.P., General Catalyst Group V Supplemental, L.P., GC Entrepreneurs Fund II, L.P., GC Entrepreneurs Fund III, L.P., and GC Entrepreneurs Fund V, L.P. Each of the Managing Directors disclaims beneficial ownership of any such shares except to the extent of his proportionate pecuniary interest therein. The address for Mr. Cutler and General Catalyst Partners is 20 Cambridge Road, 4th Floor, Cambridge, MA 02138.
(2)	Consists of 6,000,797 shares of our common stock, representing 279,470 shares of outstanding common stock and 5,721,327 shares of common stock pursuant to the conversion of:
•	243,281 shares of Series A-1 convertible preferred stock;
•	3,047,042 shares of Series B convertible preferred stock;
•	333,539 shares of Series B-1 convertible preferred stock;
•	167,617 shares of Series C convertible preferred stock; and
•	1,929,848 shares of Series D convertible preferred stock.

Such common stock is held by Sequoia Capital as follows:
•	2,269,059 shares held by Sequoia Capital Growth Fund III
•	111,677 shares held by Sequoia Capital Growth III Principals Fund
•	22,338 shares held by Sequoia Capital Growth Partners III
•	3,154,842 shares held by Sequoia Capital XI
•	343,224 shares held by Sequoia Capital XI Principals Fund; and
•	99,657 shares held by Sequoia Technology Partners XI
SCGF III Management, LLC is the managing member of Sequoia Capital Growth Fund III, Sequoia Capital Growth Partners III and Sequoia Capital Growth Principals Fund III and has sole voting and investment power. SCXI Management, LLC is the managing member of Sequoia Capital XI, Sequoia Capital XI Principals Fund and Sequoia Technology Partners XI and has sole voting and investment power. Voting and investment power over the shares beneficially owned by SCGF III Management, LLC is shared by Michael Moritz, our director, Roelof Botha, James Goetz, Douglas Leone, Scott Carter, and Mike Goguen, its managing members. Voting and investment power over the shares beneficially owned by SCGF III Management, LLC is shared by Michael Moritz, our director, and Douglas Leone, and Mike Goguen, its managing members. The managing members disclaim beneficial ownership of such shares except to the extent of their respective proportionate pecuniary interests therein. The address for Mr. Moritz and Sequoia Capital is 3000 Sand Hill Road, 4-250, Menlo Park, CA 94025.
(3)	Consists of 4,397,286 shares of our common stock, representing 217,136 shares of outstanding common stock and 4,180,150 shares of common stock pursuant to the conversion of:
•	177,747 shares of Series A-1 convertible preferred stock;
•	3,519,946 shares of Series C convertible preferred stock; and
•	482,457 shares of Series D convertible preferred stock.
Such common stock is held by Accel Funds as follows:
•	4,307,142 shares held by Accel London II, L.P.; and
•	90,144 shares held by Accel London Investors 2006 L.P.

(Accel London II, L.P. and Accel London Investors 2006 L.P. being collectively the “Accel Funds”)

Accel London II Associates L.L.C. is the general partner of Accel London II Associates L.P., which is the general partner of Accel London II L.P. and has the sole voting and investment power. Accel London II Associates L.L.C. is the general partner of Accel London Investors 2006 L.P. and has the sole voting and investment power. Voting and investment power over the shares beneficially owned by Accel London II Associates L.L.C. is shared by the managers, Jonathan Biggs, Kevin Comolli, Bruce Golden and Hendrik W. Nelis. The general partner and managers disclaim beneficial ownership of the shares owned by the Accel Funds except to the extent of their proportionate pecuniary interest therein.
The address for Mr. Nelis is 16 St. James’s Street, London SW1A 1ER, United Kingdom. The address for the Accel Funds is 428 University Avenue, Palo Alto, CA 94301.
(4)	Consists of 2,985,272 shares of our common stock, representing 717,797 shares of outstanding common stock and 2,267,475 shares of common stock pursuant to the conversion of:
•	96,417 shares of Series A-1 convertible preferred stock; and
•	2,171,058 shares of Series D convertible preferred stock.
Oak Investment Partners XII, LP, a Delaware limited partnership, is controlled by Oak Associates XII, LLC, its General Partner. Voting and dispositive power over the shares held of record by Oak Investment Partners XII, LP may be deemed to be held by Bandel L. Carano, Edward F. Glassmeyer, Frederic W. Harman, Ann H. Lamont and Iftikar A. Ahmed, managing members of Oak Associates XII, LLC. The managing members disclaim beneficial ownership of the shares held by Oak Investment Partners XII, LP except to the extent of their respective proportionate pecuniary interests therein. The principal address for Oak Investment Partners XII, LP is One Gorham Island, Westport, Connecticut 06880.

(5)	Includes the following number of shares of common stock which a director or executive officer has the right to acquire upon the exercise of stock options that were exercisable as of December 31, 2010, or that will become exercisable within 60 days after that date:

Name	Number of Shares
Daniel Stephen Hafner	58,333
Paul M. English	58,333
Terrell B. Jones	232,718
Gregory E. Slyngstad	230,218
Melissa H. Reiter	39,582
Karen Ruzic Klein	85,416
Robert M. Birge	78,124

For purposes of computing the percentage of outstanding shares of common stock held by each person named above, we have given effect to such person’s options, each as noted above, and as if they were fully exercised.
(6)	Includes 3,029,532 shares of our common stock beneficially owned by Mr. Hafner as follows:
•

797,182 shares of outstanding common stock, and 1,607,350 shares of common stock pursuant to the conversion of: 750,000 shares of Series A convertible preferred stock, 322,781 shares of Series B convertible preferred stock and 534,569 shares of Series B-1 convertible preferred stock held directly by Mr. Hafner;

•	500,000 shares of common stock held by the DS Hafner Trust, which beneficial ownership Mr. Hafner disclaims;
•	100,000 shares of common stock held by Daniel Stephen Hafner, as trustee for the JM Hafner Trust, which beneficial ownership Mr. Hafner disclaims; and
•	25,000 shares of common stock held by Daniel Stephen Hafner as trustee for the McKane 2007 Grandchildren Trust, which beneficial ownership Mr. Hafner disclaims.
(7)	Includes 2,074,001 shares beneficially owned by Mr. English as follows:
•

179,632 shares of outstanding common stock, and 803,675 shares of common stock pursuant to the conversion of: 375,000 shares of Series A convertible preferred stock, 161,391 shares of Series B convertible preferred stock and 267,284 shares of Series B-1 convertible preferred stock held directly by Mr. English;

•	358,934 shares of common stock held by Paul M. English, as trustee for the Paul M. English 2006 Five-Year Annuity Trust;
•	100,000 shares of common stock held by Paul M. English, as trustee for The Paul M. English 2007 Irrevocable Family Trust;
•	315,880 shares of common stock held by Paul M. English as trustee for The Paul M. English 2009 Charitable Remainder Unitrust I, which beneficial ownership Mr. English disclaims; and
•	315,880 shares of common stock held by Paul M. English as trustee for The Paul M. English 2009 Charitable Remainder Unitrust II, which beneficial ownership Mr. English disclaims.
(8)	Includes 1,203,745 shares over which Mr. English has sole voting power pursuant to a proxy dated November 5, 2010. These shares are composed of 400,070 shares of outstanding common stock, and 803,675 shares of common stock pursuant to the conversion of 375,000 shares of Series A convertible preferred stock, 161,390 shares of Series B convertible preferred stock and 267,285 shares of Series B-1 convertible preferred stock. Mr. English disclaims beneficial ownership of such shares.

DESCRIPTION OF CAPITAL STOCK

General

The following is a summary of our capital stock and provisions of our amended and restated certificate of incorporation and amended and restated by-laws, as each will be in effect upon the completion of this offering, and certain provisions of Delaware law. This summary does not purport to be complete and is qualified in its entirety by the provisions of our amended and restated certificate of incorporation and amended and restated by-laws, copies of which will be filed as exhibits to this registration statement of which this prospectus is a part. References in this section to “we,” “us” and “our” refer to Kayak Software Corporation and not to any of its subsidiaries.

Authorized Capitalization

Upon completion of this offering, our authorized capital consists of              shares of common stock, $0.001 par value per share, and              shares of undesignated preferred stock, $0.001 par value per share. Immediately following the completion of this offering, there are expected to be              shares of common stock outstanding, and no shares of preferred stock will be outstanding.

As of                     , and assuming the conversion of all outstanding convertible preferred stock and the conversion of all outstanding warrants into warrants for common stock, which will occur immediately prior to completion of this offering, there were outstanding:

•	shares of our common stock held by approximately stockholders of record;

•	shares issuable upon exercise of outstanding stock options; and

•	shares issuable upon exercise of the warrants described above.

Common Stock

Voting Rights

Each holder of our common stock will be entitled to one vote on all matters submitted to a vote of stockholders. An election of directors by our stockholders shall be determined by a plurality of the votes cast by the stockholders entitled to vote on the election, meaning directors receiving the highest number of affirmative votes cast are elected. There are no cumulative voting rights for the election of directors, which means that the holders of a majority of the shares of our common stock voted will be entitled to elect all of our directors then standing for election.

Dividends

Holders of our common stock are entitled to receive proportionately any dividends of any of our funds legally available when, as and if declared by the board of directors, subject to any preferential dividend rights of any then outstanding shares of preferred stock.

Liquidation

Upon the dissolution, liquidation or winding up of KAYAK, holders of our common stock would be entitled to receive proportionately all assets available for distribution to stockholders after the payment of all of our debts and other liabilities and the satisfaction of any liquidation preference granted to the holders of any then outstanding shares of preferred stock.

Rights and Preferences

Holders of our common stock will have no preemptive, subscription, conversion or other rights, and there are no redemption or sinking fund provisions applicable to our common stock. The rights, preferences and privileges of holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future.

Preferred Stock

Under the terms of our amended and restated certificate of incorporation that will be in effect upon completion of this offering, our board of directors will have the authority, without further action by our stockholders, to issue up to              shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences that could dilute the voting power or rights of holders of our common stock.

The purpose of authorizing our board of directors to issue preferred stock and determine its rights and preferences is to eliminate delays associated with a stockholder vote on specific issuances. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions, future financings and other corporate purposes, could make it more difficult for a third party to acquire, or could discourage a third party from seeking to acquire, a majority of our outstanding voting stock. Upon completion of this offering, there will be no shares of preferred stock outstanding, and we have no present plans to issue any shares of preferred stock.

Warrants

Upon completion of this offering, all outstanding warrants to purchase an aggregate 41,904 shares of our Series C convertible preferred stock and an aggregate 62,000 shares of our Series D convertible preferred stock will convert to warrants to purchase an aggregate 103,904 shares of our common stock. These warrants are exercisable at the holder’s election. Subject to certain acceleration provisions, the warrants related to the Series C convertible preferred stock and the Series D convertible preferred stock expire on November 22, 2016 and December 31, 2017, respectively.

If at the time of expiration, the fair market value of the shares of our common stock issuable upon exercise of the warrants is greater than the warrant exercise price, then warrant automatically convert into a number of shares of our common stock determined by dividing the fair market value of our common stock divided by the fair market value minus the per share warrant exercise price. The warrant is also subject to adjustment for stock dividends and stock splits.

Registration Rights

Pursuant to the terms of an Investor Rights Agreement between us and certain holders of our stock, certain holders of our stock are entitled to require us to register any or all of their shares under the Securities Act at our expense, subject to certain limitations. The stockholders who are a party to the Investor Rights Agreement will hold an aggregate of approximately              shares, or approximately     %, of our common stock outstanding upon completion of this offering (assuming no exercise of the underwriters’ over-allotment option). See “Certain Relationships and Related Party Transactions—Investor Rights Agreement” for more information.

Antitakeover Provisions

Certain provisions of Delaware law and our amended and restated certificate of incorporation and amended and restated by-laws that will be in effect upon consummation of the offering could make the acquisition of KAYAK more difficult. These provisions, summarized below, may have the effect of deterring hostile takeovers, delaying or preventing changes in control of our management or our company, such as a merger, reorganization or tender offer. These provisions are intended to enhance the likelihood of continued stability in the composition of our board of directors and its policies and to discourage certain types of transactions that may involve an actual or threatened acquisition of us. These provisions are designed to reduce our vulnerability to an unsolicited acquisition proposal. The provisions also are intended to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for our shares and, as a consequence, they also may inhibit fluctuations in the market price of our shares that could result from actual or rumored takeover attempts. Such provisions may also have the effect of preventing changes in our management.

Amended and Restated Certificate of Incorporation and Amended and Restated By-laws to Be in Effect Upon the Completion of this Offering

Stockholder Meetings. Under our amended and restated certificate of incorporation and amended and restated by-laws to be in effect upon completion of this offering, only a majority of our board of directors, the chairperson of the board of directors or the Chief Executive Officer may call special meetings of stockholders.

Advance Notice of Stockholder Nominations and Proposals. Our amended and restated by-laws will establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of stockholders, including proposed nominations of candidates for election to our board of directors. Stockholders at an annual meeting will only be able to consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of our board of directors, or by a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has delivered timely written notice in proper form to our secretary of the stockholder’s intention to bring such business before the meeting. These provisions could have the effect of delaying stockholder actions until the next stockholder meeting that are favored by the holders of a majority of our outstanding voting securities.

Elimination of Stockholder Action by Written Consent. Pursuant to Section 228 of the Delaware General Corporation Law, any action required to be taken at any annual or special meeting of the stockholders may be taken without a meeting, unless the our amended and restated certificate of incorporation provides otherwise. Our amended and restated certificate of incorporation and amended and restated by-laws to be in effect upon completion of this offering eliminate the right of stockholders to act by written consent without a meeting and provide that all stockholder action must be effected at a duly called meeting of stockholders. This provision will make it more difficult for stockholders to take action opposed by the board of directors.

Undesignated Preferred Stock. The authorization of undesignated preferred stock makes it possible for the board of directors, without stockholder approval, to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to obtain control of us. These and other provisions may have the effect of deferring hostile takeovers or delaying changes in control or management of KAYAK.

Super-Majority Voting. Our amended and restated certificate of incorporation will require a 67% stockholder vote for the amendment, repeal or modification of certain provisions of our amended and restated certificate of incorporation and amended and restated by-laws relating to:

•	the required vote to amend or repeal the section of the certificate of incorporation providing for the right to amend or repeal provisions of the certificate of incorporation;

•	absence of the authority of stockholders to act by written consent;

•	authority to call a special meeting of stockholders;

•	absence of the necessity of directors to be elected by written ballot;

•	personal liability of directors to us and our stockholders and indemnification of our directors, officers, employees and agents;

•	amendment to our by-laws;

•	number of directors and their term of office and the election of directors; and

•	removal of directors and the filling of vacancies on the board of directors.

Section 203 of the Delaware General Corporation Law

We are subject to Section 203 of the Delaware General Corporation Law, which prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years after the date such stockholder became an interested stockholder, with the following exceptions:

•	before such date, our board of directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested holder;

•

upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction began, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned (i) by persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•

on or after such date, the business combination is approved by our board of directors and authorized at an annual or special meeting of the stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

In general, Section 203 defines business combination to include the following:

•	any merger or consolidation involving the corporation and the interested stockholder;

•	any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

•	subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

•

any transaction involving the corporation that has the effect of increasing the proportionate share of the stock or any class or series of the corporation beneficially owned by the interested stockholder; or

•	the receipt by the interested stockholder of the benefit of any loss, advances, guarantees, pledges or other financial benefits by or through the corporation.

Section 203 defines an “interested stockholder” as an entity or person who, together with the person’s affiliates and associates, beneficially owns, or within three years prior to the time of determination of interested stockholder status did own, 15% or more of the outstanding voting stock of the corporation.

Limitations of Liability and Indemnification Matters

Delaware law authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties as directors. Our amended and restated certificate of incorporation includes a provision that eliminates the personal liability of directors for monetary damages for actions taken as a director, except for liability:

•	for breach of duty of loyalty;

•	for acts or omissions not in good faith or involving intentional misconduct or knowing violation of law;

•	under Section 174 of the Delaware General Corporation Law (unlawful dividends or stock repurchases); or

•	for transactions from which the director derived improper personal benefit.

Our amended and restated by-laws provide that we must indemnify and advance expenses to our directors and officers to the fullest extent authorized by Delaware law. We are also expressly authorized to, and do, carry directors’ and officers’ insurance for our directors, officers and certain employees for some liabilities. We believe that these indemnification provisions and insurance are useful to attract and retain qualified directors and executive officers. If Delaware law is amended to authorize corporate action further eliminating or limiting the personal liability of a director, then the liability of our directors will be eliminated or limited to the fullest extent permitted by Delaware law, as so amended.

The limitation of liability and indemnification provisions in our amended and restated certificate of incorporation and amended and restated by-laws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. In addition, your investment may be adversely affected to the extent that, in a class action or direct suit, we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. There is currently no pending material litigation or proceeding involving any of our directors, officers or employees for which indemnification is sought.

In addition to the indemnification required in our amended and restated certificate of incorporation and amended and restated by-laws, we also expect our directors and executive officers to execute a new form of indemnification agreement prior to completion of this offering, the form of which we will file as an exhibit to our registration statement of which this prospectus is a part. These agreements provide for the indemnification of our directors and officers for all reasonable expenses and liabilities incurred in connection with any action or proceeding brought against them by reason of the fact that they are or were our agents. We believe that these bylaw provisions and indemnification agreements, as well as our maintaining directors’ and officers’ liability insurance, help to attract and retain qualified persons as directors and officers.

A stockholder’s investment may be harmed to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock will be             .

Listing

We intend to apply to list our common stock on The NASDAQ Stock Market under the trading symbol “KYAK.”

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS TO NON-U.S. HOLDERS

The following is a summary of material U.S. federal income tax consequences of the purchase, ownership and disposition of our common stock to a non-U.S. holder that purchases shares of our common stock for cash in this offering. For purposes of this summary, a “non-U.S. holder” means a beneficial owner of our common stock that is, for U.S. federal income tax purposes:

•	a nonresident alien individual;

•	a foreign corporation (or an entity treated as a foreign corporation for U.S. federal income tax purposes); or

•	a foreign estate or foreign trust.

In the case of a holder that is classified as a partnership for U.S. federal income tax purposes, the tax treatment of a partner in that partnership generally will depend upon the status of the partner and the activities of the partner and the partnership. If you are a partner in a partnership holding our common stock, then you should consult your own tax advisor.

This summary is based upon the provisions of the U.S. Internal Revenue Code of 1986, as amended, or the Code, the Treasury regulations promulgated thereunder and judicial and published administrative interpretations thereof, all as of the date hereof. Those authorities may be changed, perhaps retroactively, so as to result in U.S. federal income tax consequences different from those summarized below. We cannot assure you that a change in law, possibly with retroactive application, will not alter significantly the tax considerations that we describe in this summary. We have not sought, and do not plan to seek, any ruling from the U.S. Internal Revenue Service, or the IRS, with respect to statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS or a court will agree with our statements and conclusions.

This summary does not address all aspects of U.S. federal income taxes that may be relevant to non-U.S. holders in light of their personal circumstances, and does not deal with federal taxes other than the U.S. federal income tax or with non-U.S., state or local tax considerations. Special rules, not discussed here, may apply to certain non-U.S. holders, including:

•	U.S. expatriates and former long-term residents of the U.S.;

•	foreign governments or entities that they control;

•	controlled foreign corporations (and their stockholders);

•	passive foreign investment companies (and their stockholders); and

•	investors in pass-through entities that are subject to special treatment under the Code.

Such non-U.S. holders should consult their own tax advisors to determine the U.S. federal, state, local and non-U.S. tax consequences that may be relevant to them.

This summary applies only to a non-U.S. holder that holds our common stock as a capital asset (within the meaning of Section 1221 of the Code). Non-U.S. holders that hold our stock other than as capital assets should consult their own tax advisors to determine the U.S. federal, state, local and non-U.S. tax consequences that may be relevant to them.

If you are considering the purchase of our common stock, you should consult your own tax advisor concerning the particular U.S. federal income tax consequences to you of the purchase, ownership and disposition of our common stock, as well as the consequences to you arising under U.S. tax laws other than the federal income tax law or under the laws of any other taxing jurisdiction.

Dividends

If we make a distribution of cash or property (other than certain stock distributions) with respect to our common stock, or effect one of certain redemptions that are treated as distributions with respect to our common stock, any such distributions or redemptions will be treated as a dividend for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). Dividends paid to you generally will be subject to withholding of U.S. federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. However, dividends that are effectively connected with the conduct of a trade or business by you within the U.S. and, where a tax treaty applies, that are generally attributable to a permanent establishment or fixed base in the U.S., as defined under the applicable treaty, are not subject to the withholding tax, but instead are subject to U.S. federal income tax on a net income basis at the graduated individual or corporate U.S. federal income tax rates generally applicable to U.S. persons. Certain certification and disclosure requirements, including delivery of a properly executed IRS Form W-8ECI, must be satisfied for that effectively connected income to be exempt from withholding. Any such effectively connected dividends received by a foreign corporation may be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

If the amount of a distribution paid on our common stock exceeds our current and accumulated earnings and profits, such excess will be allocated ratably among the shares of common stock with respect to which the distribution is paid and treated first as a tax-free return of capital to the extent of your adjusted tax basis in each such share, and thereafter as capital gain from a sale or other disposition of such share that is taxed to you as described below under the heading “—Gain on Disposition of Common Stock.” Your adjusted tax basis in a share is generally the purchase price of the share, reduced by the amount of any such tax-free return of capital with respect to that share.

If you wish to claim the benefit of an applicable income tax treaty to avoid or reduce withholding of U.S. federal income tax on dividends, then you must (a) provide the withholding agent with a properly completed IRS Form W-8BEN (or other applicable form) and certify under penalties of perjury that you are not a U.S. person and are eligible for treaty benefits, or (b) if our common stock is held through one of certain foreign intermediaries, satisfy the relevant certification requirements of applicable U.S. Treasury regulations. Form W-8BEN must be provided to us or our paying agent prior to the payment of dividends and may be required to be updated periodically. Special certification and other requirements apply to certain non-U.S. holders that act as intermediaries (including partnerships).

If you are eligible for a reduced rate of U.S. federal income tax pursuant to an income tax treaty, then you may obtain a refund or credit of any excess amounts withheld by timely filing an appropriate claim with the IRS.

Gain on Disposition of Common Stock

You generally will not be subject to U.S. federal income tax with respect to gain realized on the sale, exchange or other taxable disposition of our common stock, unless:

•

the gain is effectively connected with a trade or business you conduct in the U.S., and, where a tax treaty applies, is attributable to a permanent establishment or fixed base in the U.S. as defined under the applicable treaty;

•	if you are an individual, you are present in the U.S. for 183 days or more in the taxable year of the sale, exchange or other taxable disposition, and certain other conditions are met; or

•

we are or have been during a specified testing period a “United States real property holding corporation” for U.S. federal income tax purposes, and, in the case where shares of our common stock are regularly traded on an established securities market, you have owned, directly or indirectly, more than 5% of our common stock at any time within the shorter of the five-year period preceding the disposition or your holding period for your shares of our common stock. There can be no assurance that our common stock will be treated as regularly traded on an established securities market for this purpose.

If your gain is described in the first or third bullet point above, you will be subject to tax on the net gain derived from the sale at the graduated individual or corporate U.S. federal income tax rates generally applicable to U.S. persons or at such lower rate as may be specified by an applicable income tax treaty. If you are a foreign corporation and your gain is described in the first bullet point above, you may also be subject to a branch profits tax at a rate of 30% or at such lower rate as may be specified by an applicable income tax treaty. If you are an individual described in the second bullet point above, you will be subject to a flat 30% tax on the gain derived from the sale, which may be offset by U.S.-source capital losses. The gross proceeds from transactions that generate gains described in the third bullet point above will generally be subject to a 10% withholding tax, which you may claim as a credit against your federal income tax liability.

We believe that we have not been and are not, and we do not anticipate becoming, a “United States real property holding corporation” for U.S. federal income tax purposes. Generally, we will be a “United States real property holding corporation” if the fair market value of our U.S. real property interests equals or exceeds 50% of the sum of the fair market values of our worldwide real property interests and other assets used or held for use in a trade or business, all as determined for U.S. federal income tax purposes.

Information Reporting and Backup Withholding

We must report annually to the IRS and to you the amount of dividends and other distributions paid to you and the amount of tax, if any, withheld with respect to those distributions. The IRS may make this information available to the tax authorities in the country in which you are resident.

In addition, you may be subject to information reporting requirements and backup withholding with respect to dividends paid on, and the proceeds of disposition of, shares of our common stock, unless, generally, you certify under penalties of perjury (usually on IRS Form W-8BEN) that you are not a U.S. person or you otherwise establish an exemption. The backup withholding rate is 28% and is scheduled to increase to 31% in 2013. Additional rules relating to information reporting requirements and backup withholding with respect to payments of the proceeds from the disposition of shares of our common stock are as follows:

•

If the proceeds are paid to or through the U.S. office of a broker, the proceeds generally will be subject to backup withholding and information reporting, unless you certify under penalties of perjury (usually on IRS Form W-8BEN) that you are not a U.S. person or you otherwise establish an exemption.

•

If the proceeds are paid to or through a non-U.S. office of a broker that is not a U.S. person and is not a foreign person with certain specified U.S. connections, which we refer to below as a “U.S.-related person,” information reporting and backup withholding generally will not apply.

•

If the proceeds are paid to or through a non-U.S. office of a broker that is a U.S. person or a U.S.-related person, the proceeds generally will be subject to information reporting (but not to backup withholding), unless you certify under penalties of perjury (usually on IRS Form W-8BEN) that you are not a U.S. person.

Backup withholding is not a tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against your U.S. federal income tax liability, provided the required information is timely furnished by you to the IRS.

Foreign Accounts

Legislation enacted in 2010 will impose withholding taxes on certain types of payments made to “foreign financial institutions” and other non-U.S. entities after December 31, 2012 unless those institutions and entities meet additional certification, information reporting and other requirements. The legislation will generally impose a 30% withholding tax on dividends on, or gross proceeds from the sale or other disposition of, our common stock paid to a foreign financial institution unless the foreign financial institution enters into an agreement with the U.S. Treasury to, among other things, (i) undertake to identify accounts held by certain U.S. persons (including certain equity and debt holders of such institution) or by U.S.-owned foreign entities, (ii) annually report certain information about such accounts, and (iii) withhold 30% on payments to account holders whose actions prevent it from complying with these reporting and other requirements. In addition, subject to certain exceptions, the legislation will impose a 30% withholding tax on the same types of payments to an entity that is not a foreign financial institution unless the entity certifies that it does not have any substantial U.S. owners (which generally include any U.S. persons who directly or indirectly own more than 10% of the entity) or furnishes identifying information regarding each such substantial U.S. owner. We will not pay any additional amounts to non-U.S. holders in respect of any amounts withheld. Prospective investors should consult their tax advisors regarding this legislation.

The summary of material U.S. federal income tax consequences above is included for general information purposes only. Potential purchasers of our common stock are urged to consult their own tax advisors to determine the U.S. federal, state, local and non-U.S. tax considerations of purchasing, owning and disposing of our common stock.

SHARES ELIGIBLE FOR FUTURE SALE

Before this offering, there has not been a public market for our common stock. As described below, only a limited number of shares currently outstanding will be available for sale immediately after this offering due to contractual and legal restrictions on resale. Nevertheless, future sales of substantial amounts of our common stock, including shares issued upon exercise of outstanding options, in the public market after the restrictions lapse, or the possibility of such sales, could cause the prevailing market price of our common stock to fall or impair our ability to raise equity capital in the future.

Based on the number of shares of common stock outstanding as of             , upon completion of this offering,              shares of common stock will be outstanding (assuming no options or warrants are exercised, including the underwriters’ over-allotment option). All of the shares sold in this offering will be freely tradable unless purchased by our affiliates. The remaining              shares of common stock outstanding after this offering will be restricted as a result of securities laws or lock-up agreements as described below. Following the expiration of the lock-up period, all shares will be eligible for resale in compliance with Rule 144 or Rule 701. “Restricted securities” as defined under Rule 144 were issued and sold by us in reliance on exemptions from the registration requirements of the Securities Act. These shares may be sold in the public market only if registered or pursuant to an exemption from registration, such as Rule 144 or Rule 701 under the Securities Act.

Rule 144

In general, pursuant to Rule 144 under the Securities Act, as in effect on the date of this prospectus, a person who is one of our affiliates and has beneficially owned shares of our common stock for at least six months would be entitled to sell within any three-month period a number of shares that does not exceed the greater of:

•	one percent of the number of shares of common stock then outstanding, which will equal approximately shares immediately after the completion of this offering; and

•	the average weekly trading volume of our common stock on The NASDAQ Stock Market during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales under Rule 144 are also subject to manner of sale provisions and notice requirements and to the availability of current public information about us. For a person who has not been deemed to have been one of our affiliates at any time during the 90 days preceding a sale, sales of our securities held longer than six months, but less than one year, will be subject only to the current public information requirement.

A person who is not deemed to have been one of our affiliates at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least one year, including the holding period of any prior owner other than an affiliate, is entitled to sell the shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144. All shares of our common stock will qualify for resale under Rule 144 within a minimum of 180 days of the date of this prospectus, subject to the lock-up agreements.

Rule 701

Any of our employees, officers or directors who purchased shares under a written compensatory plan or contract may be entitled to sell them in reliance on Rule 701. Rule 701 permits affiliates to sell their Rule 701 shares under Rule 144 without complying with the holding period requirements of Rule 144. Rule 701 further provides that nonaffiliates may sell these shares in reliance on Rule 144 without complying with the holding period, public information, volume limitation or notice provisions of Rule 144. All holders of Rule 701 shares are required to wait until 90 days after the date of this prospectus before selling those shares. However, all shares issued under Rule 701 are subject to lock-up agreements and will only become eligible for sale when the 180-day lock-up agreements expire or such shares are earlier released.

Lock-Up Agreements

In connection with this offering, we, the selling stockholders, all directors and officers and a significant majority of the holders of our outstanding stock, stock options and other equity awards, have agreed that, without the prior written consent of Morgan Stanley, on behalf of the underwriters, we and they will not, during the period ending 180 days after the date of this prospectus:

•

offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any shares of our common stock or any securities convertible into or exercisable or exchangeable for shares of common stock;

•	enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of our common stock; or

•

file any registration statement with the SEC relating to the offering of any shares of our common stock or any securities convertible into or exercisable or exchangeable for our common stock, except for the filing of a registration statement on Form S-8 relating to the offering of securities in accordance with the terms of a plan in effect on the date hereof and as described herein, whether any such termination described above is to be settled by delivery of our common stock or such other securities, in cash or otherwise.

The restrictions in the immediately preceding paragraph do not apply in certain circumstances as described in the section entitled “Underwriters.”

The 180-day restricted period described herein will be extended if:

•	during the last 17 days of the restricted period, we issue an earnings release or material news or a material event relating to us occurs; or

•	prior to the expiration of the restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the restricted period,

in which case the restrictions described above shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event unless Morgan Stanley waives such extension.

For additional information, see “Underwriters.”

Registration Rights

We are party to an Investor Rights Agreement, which provides that holders of our common stock issuable or issued upon conversion of our convertible preferred stock have the right to require us to register any or all of their shares under the Securities Act at our expense, subject to certain limitations. Registration of shares held by these stockholders under the Securities Act would result in these shares becoming freely tradable without restriction under the Securities Act immediately upon effectiveness of the registration, subject to the expiration of, or release from, the lock-up period. See “Certain Relationships and Related Party Transactions—Investor Rights Agreement” for more information.

Equity Plans

As soon as practicable after the completion of this offering, we intend to file a registration statement on Form S-8 under the Securities Act covering the shares of our common stock issuable upon exercise of outstanding options under our 2004 Stock Incentive Plan, Third Amended and Restated 2005 Equity Incentive Plan and 2011 Equity Incentive Plan. Such registration statement will become effective immediately upon filing, and shares covered by this registration statement will thereupon be eligible for sale in the public markets, subject to Rule 144 limitations applicable to affiliates and any lock-up agreements. For a more complete discussion of our stock plans, see “Executive Compensation—Compensation Discussion and Analysis—Equity-Based Compensation.”

UNDERWRITERS

Under the terms and subject to the conditions contained in an underwriting agreement dated the date of this prospectus, the underwriters named below, for whom Morgan Stanley & Co. Incorporated and Deutsche Bank Securities Inc., are acting as representatives, have severally agreed to purchase, and we and the selling stockholders have agreed to sell to them, severally, the number of shares indicated below:

Name	Number of Shares
Morgan Stanley & Co. Incorporated
Deutsche Bank Securities Inc.
Piper Jaffray & Co.
Stifel, Nicolaus & Company, Incorporated
Pacific Crest Securities LLC

Total

The underwriters and the representatives are collectively referred to as the “underwriters” and the “representatives,” respectively. The underwriters are offering the shares of common stock subject to their acceptance of the shares from us and the selling stockholders and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the shares of common stock offered by this prospectus are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated to take and pay for all of the shares of common stock offered by this prospectus if any such shares are taken. However, the underwriters are not required to take or pay for the shares covered by the underwriters’ over-allotment option described below.

The underwriters initially propose to offer part of the shares of common stock directly to the public at the offering price listed on the cover page of this prospectus and part to certain dealers. After the initial offering of the shares of common stock, the offering price and other selling terms may from time to time be varied by the representatives.

We and the selling stockholders have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus, to purchase up to an aggregate of             additional shares of common stock at the public offering price listed on the cover page of this prospectus, less underwriting discounts and commissions. The underwriters may exercise this option solely for the purpose of covering over-allotments, if any, made in connection with the offering of the shares of common stock offered by this prospectus. To the extent the option is exercised, each underwriter will become obligated, subject to certain conditions, to purchase about the same percentage of the additional shares of common stock as the number listed next to the underwriter’s name in the preceding table bears to the total number of shares of common stock listed next to the names of all underwriters in the preceding table.

The following table shows the per share and total public offering price, underwriting discounts and commissions and proceeds before expenses to us and the selling stockholders. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase up to an additional             shares of common stock from us and the selling stockholders.

	Per Share		Total
	Without Over-allotment	With Over-allotment	Without Over-allotment	With Over-allotment
Public offering price
Underwriting discounts and commissions to be paid by:
Kayak Software Corporation
The selling stockholders
Proceeds, before expenses, to us
Proceeds, before expenses, to the selling stockholders

The estimated offering expenses payable by us, exclusive of the underwriting discounts and commissions, are approximately $            . The underwriters have agreed to reimburse us for certain of our offering expenses.

The underwriters have informed us that they do not intend sales to discretionary accounts to exceed 5% of the total number of shares of common stock offered by them.

We intend to apply to list our common stock on The NASDAQ Stock Market under the trading symbol “KYAK.”

We, the selling stockholders, all directors and officers and a significant majority of the holders of our outstanding stock, stock options and other equity awards have agreed that, without the prior written consent of Morgan Stanley, on behalf of the underwriters, we and they will not, during the period ending 180 days after the date of this prospectus:

•

offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any shares of common stock or any securities convertible into or exercisable or exchangeable for shares of our common stock;

•	enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of our common stock; or

•

file any registration statement with the SEC relating to the offering of any shares of our common stock or any securities convertible into or exercisable or exchangeable for our common stock, except for the filing of a registration statement on Form S-8 relating to the offering of securities in accordance with the terms of a plan in effect on the date hereof and as described herein, whether any such transaction described above is to be settled by delivery of our common stock or such other securities, in cash or otherwise. In addition, each such person agrees that, without the prior written consent of Morgan Stanley, on behalf of the underwriters, it will not, during the restricted period, make any demand for, or exercise any right with respect to, the registration of any shares of our common stock or any security convertible into or exercisable or exchangeable for our common stock.

The restrictions described in the immediately preceding paragraph do not apply to:

•	the sale of shares to the underwriters;

•

the sale or transfer to us of any shares of our common stock or any security convertible into our common stock by certain of our employees pursuant to the terms of (i) any restricted stock award upon the termination of such employee’s employment with us or (ii) any contractual obligation of us to repurchase such shares arising from our acquisition of swoodoo, which obligation exists on the date of such agreement and is described herein;

•

the issuance of shares of our common stock upon the exercise of an option or warrant or the conversion of a security outstanding on the date hereof which the underwriters have been advised in writing (including any description thereof in the registration statement of which this prospectus is a part) or grants of stock options or restricted stock in accordance with the terms of a plan in effect upon completion of this offering and described herein or the issuance by us of shares of our common stock upon the exercise thereof; provided, that any recipient agrees to the restrictions set forth herein;

•

the sale or issuance of or entry into an agreement to sell or issue shares of our common stock (or options, warrants or convertible securities relating to shares of our common stock) in connection with bona fide mergers or acquisitions, joint ventures, commercial relationships or other strategic transactions; provided, that the aggregate number of shares of such common stock, options, warrants or convertible securities shall not exceed 10% of the total number of shares of our common stock (or options or warrants relating to shares of our common stock) issued and outstanding immediately following the completion of this offering and the recipients of such shares or other securities agree to the restrictions set forth herein;

•

transactions by persons other than us relating to shares of our common stock or other securities acquired in open market transactions after the completion of the offering of the shares, provided that no filing under Section 16(a) of the Exchange Act shall be required or shall be voluntarily made in connection with subsequent sales of our common stock or other securities acquired in such open market transactions;

•

transfers by any person other than us of shares of our common stock or any security convertible into our common stock as a bona fide gift, provided that each donee shall enter into a written agreement accepting the restrictions set forth herein and no filing under Section 16(a) of the Exchange Act, reporting a reduction in beneficial ownership of shares of our common stock, shall be required or shall be voluntarily made during the restricted period;

•

distributions by any persons other than us of shares of common stock or any security convertible into our common stock to partners, members, stockholders, affiliates or any entity which is directly or indirectly controlled by, or is under common control with, such person, provided that each distributee shall enter into a written agreement accepting the restrictions set forth herein and no filing under Section 16(a) of the Exchange Act, reporting a reduction in beneficial ownership of shares of our common stock, shall be required or shall be voluntarily made during the restricted period;

•

the establishment of a trading plan pursuant to Rule 10b5-1 under the Exchange Act for the transfer of shares of our common stock, provided that such plan does not provide for the transfer of our common stock during the restricted period and no public announcement or filing under the Exchange Act regarding the establishment of such plan shall be required of or voluntarily made by or on behalf of such person or us; or

•

transfers by certain officers and directors of shares of our common stock or any security convertible into common stock to any immediate family member (including any former spouse) or to a trust or other entity for the benefit of such family member to comply with the provisions of (i) any order or settlement resulting from any legal proceedings or (ii) any irrevocable trust, provided that each transferee shall enter into a written agreement accepting the restrictions set forth herein.

The 180-day restricted period described above will be extended if:

•	during the last 17 days of the restricted period, we issue an earnings release or material news or a material event relating to us occurs; or

•	prior to the expiration of the restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the restricted period,

in which case the restrictions described above shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event unless Morgan Stanley waives such extension.

In addition, each such person has agreed that it will not engage in any transaction that may be restricted during the 34-day period beginning on the last day of the 180-day restricted period unless it requests and receives prior written confirmation from us or Morgan Stanley that the restrictions described above have expired.

To facilitate the offering of the common stock, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the common stock. Specifically, the underwriters may sell more shares than they are obligated to purchase under the underwriting agreement, creating a short position. A short sale is covered if the short position is no greater than the number of shares available for purchase by the underwriters under the over- allotment option. The underwriters can close out a covered short sale by exercising the over-allotment option or purchasing shares in the open market. In determining the source of shares to close out a covered short sale, the underwriters will consider, among other things, the open market price of shares compared to the price available under the over-allotment option. The underwriters may also sell shares in excess of the over-allotment option, creating a naked short position. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in this offering. As an additional means of facilitating this offering, the underwriters may bid for, and purchase, shares of common stock in the open market to stabilize the price of the common stock. The underwriters also may impose a penalty bid. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the underwriters repurchase shares originally sold by that syndicate member in order to cover syndicate short positions or make stabilizing purchases. These activities may raise or maintain the market price of the common stock above independent market levels or prevent or retard a decline in the market price of the common stock. The underwriters are not required to engage in these activities and may end any of these activities at any time.

We, the selling stockholders and the underwriters have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act.

A prospectus in electronic format may be made available on websites maintained by one or more underwriters or selling group members, if any, participating in this offering. The representatives may agree to allocate a number of shares of common stock to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the representatives to underwriters that may make Internet distributions on the same basis as other allocations.

From time to time, certain of the underwriters or their respective affiliates may engage in transactions with us and have preformed and may perform investment banking and advisory services for us in the ordinary course of their business for which they have received or would receive customary fees and expenses.

Pricing of the Offering

Prior to this offering, there has been no public market for our common stock. The initial public offering price was determined by negotiations between us and the representatives. Among the factors considered in determining the initial public offering price were our future prospects and those of our industry in general, our sales, earnings and certain other financial and operating information in recent periods, and the price-earnings ratios, price-sales ratios, market prices of securities and certain financial and operating information of companies engaged in activities similar to ours. The estimated initial public offering price range set forth on the cover page of this prospectus is subject to change as a result of market conditions and other factors. We cannot assure you that the prices at which the shares will sell in the public market after this offering will not be lower than the initial public offering price or that an active trading market in our common stock will develop and continue after this offering.

European Economic Area

In relation to each Member State of the European Economic Area, which has implemented the Prospectus Directive, each representative has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Member State it has not made and will not make an offer of common stock to the public in that Member State, except that it may, with effect from and including such date, make an offer of common stock to the public in that Member State:

(a) at any time to legal entities, which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

(b) at any time to any legal entity, which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts; or

(c) at any time in any other circumstances, which do not require the publication by us of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of the above, the expression an “offer of common stock to the public” in relation to any common stock in any Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the common stock to be offered so as to enable an investor to decide to purchase or subscribe the common stock, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in that Member State.

United Kingdom

Each representative has represented and agreed that it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000) in connection with the issue or sale of the common stock in circumstances in which Section 21(1) of such Act does not apply to us and it has complied and will comply with all applicable provisions of such Act with respect to anything done by it in relation to any common stock in, from or otherwise involving the United Kingdom.

LEGAL MATTERS

The validity of the shares of our common stock offered in the offering will be passed upon for us by Bingham McCutchen LLP, Boston, Massachusetts. Davis Polk & Wardwell LLP, New York, New York is representing the underwriters in this offering.

EXPERTS

The consolidated financial statements of Kayak Software Corporation and subsidiaries as of December 31, 2008 and December 31, 2009, and for each of the three years in the period ended December 31, 2009, appearing in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in accounting and auditing.

This prospectus includes reference to a June 2010 market research study conducted by TNS Custom Research, Inc. TNS Custom Research, Inc. received a flat rate fee from us for completion of this study. TNS Custom Research, Inc. does not have any interest in the securities of KAYAK.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form S-1, including exhibits and schedules, under the Securities Act with respect to the common stock to be sold in this offering. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules that are part of the registration statement. Any statements made in this prospectus as to the contents of any contract, agreement or other document are not necessarily complete. You should refer to the registration statement and its exhibits for additional information. With respect to each such contract, agreement or other document filed as an exhibit to the registration statement, we refer you to the exhibit for a more complete description of the matter involved, and each statement in this prospectus shall be deemed qualified by this reference. You may read and copy all or any portion of the registration statement or any reports, statements or other information in the files at the following public reference facilities of the SEC:

Public Reference Room

100 F Street, NE

Washington, DC 20549

You can request copies of these documents upon payment of a duplicating fee by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities. When we complete this offering, we will also be required to file annual, quarterly and special reports, proxy statements and other information with the SEC. Our filings, including the registration statement, will also be available to you on the Internet website maintained by the SEC at www.sec.gov.

KAYAK SOFTWARE CORPORATION

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Page
Report of Independent Registered Public Accounting Firm	F-2

Consolidated Balance Sheets as of December 31, 2008 and December 31, 2009 and September 30, 2010 (unaudited)	F-3

Consolidated Statements of Operations for the Years Ended December 31, 2007, December 31, 2008 and December 31, 2009 and the Nine Months Ended September 30, 2009 and 2010 (unaudited)	F-4

Consolidated Statements of Changes in Stockholders’ (Deficit) Equity for the Years Ended December 31, 2007, December 31, 2008 and December 31, 2009 and the Nine Months Ended September 30, 2010 (unaudited)

F-5

Consolidated Statements of Cash Flows for the Years Ended December 31, 2007, December 31, 2008 and December 31, 2009 and the Nine Months Ended September 30, 2009 and 2010 (unaudited)	F-6

Notes to Consolidated Financial Statements	F-7

Financial Statement Schedule:

Schedule II - Consolidated Valuation and Qualifying Accounts	F-29

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of

Kayak Software Corporation:

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, of changes in stockholders deficit, and of cash flows present fairly, in all material respects, the financial position of Kayak Software Corporation and its subsidiaries at December 31, 2009 and 2008, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2009 in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the financial statement schedule listed in the accompanying index presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. These financial statements and financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As discussed in Note 3, the Company has restated its 2007, 2008 and 2009 consolidated financial statements.

/s/ PricewaterhouseCoopers LLP

Stamford, CT

November 17, 2010, except for

the effects of the restatement

as discussed in Note 3, as to which

the date is January 14, 2011

Kayak Software Corporation and Subsidiaries

Consolidated Balance Sheets

(In thousands, except share and per share amounts)

	December 31,		September 30, 2010	Pro forma at September 30, 2010(1)
	2008	2009
	Restated	Restated	(unaudited)	(unaudited)
			Restated
Assets
Current assets
Cash and cash equivalents	$23,609	$15,950	$30,554	$30,554
Marketable securities	10,743	1,506	3,835	3,835
Accounts receivable, net of allowance for doubtful accounts of $421 and $966 at December 31, 2008 and 2009, respectively and $1,362 at September 30, 2010	16,640	18,743	32,837	32,837
Deferred tax asset	5,574	9,616	371	371
Prepaid expenses and other current assets	2,045	2,939	3,567	3,567

Total current assets	58,611	48,754	71,164	71,164
Property and equipment, net	3,159	3,328	3,298	3,298
Intangible assets, net	26,033	22,707	34,448	34,448
Goodwill	142,982	142,982	152,475	152,475
Deferred tax asset	—	976	2,763	2,763
Other assets
Shareholder loans	1,118	3,686	—	—
Other noncurrent assets	639	390	198	198

Total other assets	1,757	4,076	198	198

Total assets	$232,542	$222,823	$264,346	$264,346

Liabilities and stockholders’ equity
Current liabilities
Accounts payable	$5,146	$6,805	$8,962	$8,962
Accrued expenses and other current liabilities	7,512	5,930	11,336	11,336
Current portion of long-term debt	7,500	—	—	—

Total current liabilities	20,158	12,735	20,298	20,298
Long-term debt	17,030	—	—	—
Warrant liability	412	1,081	1,163	1,163
Acquisition related put liability	—	—	3,424	3,424
Deferred tax liability	5,574	6,667	11,257	11,257
Other long-term liabilities	32	116	151	151

Total liabilities	43,206	20,599	36,293	36,293

Redeemable preferred stock
Series A Redeemable Convertible Preferred Stock, $.001 par value; 6,600,000 shares authorized and outstanding	8,514	8,910	9,207	—
Series A-1 Redeemable Convertible Preferred Stock, $.001 par value; 1,176,051 shares authorized and outstanding	2,058	2,157	2,231	—
Series B Redeemable Convertible Preferred Stock, $.001 par value; 4,989,308 shares authorized and outstanding	8,628	9,048	9,363	—
Series B-1 Redeemable Convertible Preferred Stock, $.001 par value; 2,138,275 shares authorized and outstanding	3,486	3,666	3,801	—
Series C Redeemable Convertible Preferred Stock, $.001 par value; 3,897,084 shares authorized and 3,855,180 shares outstanding	13,302	13,992	14,509	—
Series D Redeemable Convertible Preferred Stock, $.001 par value; 8,075,666 shares authorized and 8,008,842 shares outstanding	176,288	186,231	193,689	—

Total redeemable preferred stock	212,276	224,004	232,800	—

Commitments and contingencies (Note 12)
Stockholders’ (deficit) equity
Common stock, $.001 par value; 40,000,000 shares authorized; 5,127,443 and 5,394,196 shares issued and outstanding at December 31, 2008 and 2009, respectively and 45,000,000 shares authorized; 7,321,625 shares issued and outstanding at September 30, 2010	5	5	7	34
Additional paid-in capital	—	—	9,370	242,143
Accumulated other comprehensive income	—	—	1,503	1,503
Accumulated deficit	(22,945)	(21,785)	(15,627)	(15,627)

Total stockholders’ (deficit) equity	(22,940)	(21,780)	(4,747)	228,053

Total liabilities and stockholders’ (deficit) equity	$232,542	$222,823	$264,346	$264,346

(1)	The pro forma balance sheet gives effect to the conversion of the redeemable preferred stock into 26,767,656 shares of common stock upon the completion of an initial public offering.

See notes to consolidated financial statements

Kayak Software Corporation and Subsidiaries

Consolidated Statements of Operations

(in thousands, except share and per share amounts)

	Year Ended December 31,			Nine Months Ended September 30,
	2007	2008	2009	2009	2010
				(unaudited)
Revenues	$48,444	$112,018	$112,698	$86,567	$128,280

Costs and expenses
Cost of revenue	4,990	13,120	10,156	8,071	7,227
Marketing	33,624	56,841	57,389	36,020	69,139
Technology	4,292	10,382	10,708	8,077	9,723
Personnel	8,131	19,150	22,638	16,469	20,987
General and administrative	2,046	5,440	6,446	4,562	6,134

Total costs and expenses	53,083	104,933	107,337	73,199	113,210

(Loss) income from operations	(4,639)	7,085	5,361	13,368	15,070

Other income (expense)
Interest income	409	672	443	380	83
Interest expense	(200)	(2,835)	(322)	(322)	—
Realized gain (loss) on investment	62	85	—	—	—
Other income (expense), net	—	509	(1,346)	(1,408)	1,161

Total other income (expense)	271	(1,569)	(1,225)	(1,350)	1,244

Income before taxes	(4,368)	5,516	4,136	12,018	16,314
Income tax expense (benefit)	—	415	(2,776)	1,579	10,156

Net (loss) income	$(4,368)	$5,101	$6,912	$10,439	$6,158

Redeemable preferred stock dividends	(2,085)	(11,728)	(11,728)	(8,796)	(8,796)
Amounts allocated to participating preferred stockholders	—	—	—	(1,376)	—

Net income (loss) available to common stockholders	$(6,453)	$(6,627)	$(4,816)	$267	$(2,638)

Net (loss) income per common share
Basic	$(1.67)	$(1.37)	$(0.92)	$0.05	$(0.43)

Diluted	$(1.67)	$(1.37)	$(0.92)	$0.05	$(0.43)

Weighted average common shares
Basic	3,860,114	4,831,777	5,223,187	5,193,555	6,164,171

Diluted	3,860,114	4,831,777	5,223,187	5,866,565	6,164,171

Unaudited pro forma
Net income per common share
Basic			$0.22		$0.19
Diluted			$0.21		$0.17

Weighted average common shares
Basic			31,990,843		32,931,827
Diluted			33,304,117		35,443,786

See notes to consolidated financial statements

Kayak Software Corporation and Subsidiaries

Consolidated Statements of Changes in Stockholders’ Deficit

(In thousands, except share amounts)

	Common Stock		Additional Paid-In Capital	Accumulated Other Comprehensive Income	Accumulated Deficit	Total Stockholders’ Deficit
	Shares	Amount
December 31, 2006 (as previously reported)	3,729,107	$4	$2,037	$—	$(18,246)	$(16,205)
Prior period adjustment	—	—	(2,037)	—	(955)	(2,992)

Balance, December 31, 2006 (Restated)	3,729,107	4	—	—	(19,201)	(19,197)
Stock option expense	—	—	1,066	—	—	1,066
Issuance of common stock	281,500	—	302	—	—	302
Compensation expense related to restricted stock vesting	218,107	—	673	—	—	673
Dividends on preferred stock	—	—	(2,041)	—	(44)	(2,085)
Net loss	—	—	—	—	(4,368)	(4,368)

Balance, December 31, 2007 (Restated)	4,228,714	4	—	—	(23,613)	(23,609)
Stock option expense	—	—	4,303	—	—	4,303
Issuance of common stock	706,785	1	896	—	—	897
Compensation expense related to restricted stock vesting	191,944	—	2,096	—	—	2,096
Dividends on preferred stock	—	—	(7,295)	—	(4,433)	(11,728)
Net income	—	—	—	—	5,101	5,101

Balance, December 31, 2008 (Restated)	5,127,443	5	—	—	(22,945)	(22,940)
Stock option expense	—	—	5,159	—	—	5,159
Issuance of common stock	229,482	—	529	—	—	529
Compensation expense related to restricted stock vesting	37,271	—	288	—	—	288
Dividends on preferred stock	—	—	(5,976)	—	(5,752)	(11,728)
Net income	—	—	—	—	6,912	6,912

Balance, December 31, 2009 (Restated)	5,394,196	5	—	—	(21,785)	(21,780)

(unaudited)

Stock option expense	—	—	5,185	—	—	5,185
Issuance of common stock	1,927,435	2	12,981	—	—	12,983
Comprehensive income
Dividends on preferred stock	—	—	(8,796)	—	—	(8,796)
Foreign currency translation adjustment	—	—	—	1,503	—	1,503
Net income	—	—	—	—	6,158	6,158

Total comprehensive income						7,661

Balance, September 30, 2010 (unaudited)(Restated)	7,321,631	$7	$9,370	$1,503	$(15,627)	$(4,747)

See notes to consolidated financial statements

Kayak Software Corporation and Subsidiaries

Consolidated Statements of Cash Flows

(In thousands)

	Year Ended December 31,			Nine Months Ended September 30,
	2007	2008	2009	2009	2010
				(unaudited)
Cash flows from operating activities
Net income	$(4,368)	$5,101	$6,912	$10,439	$6,158
Adjustments to reconcile net income to net cash from operating activities:
Depreciation and amortization	1,485	5,214	5,380	4,023	4,923
Stock-based compensation expense	1,739	6,400	5,447	3,719	5,185
Deferred taxes	—	—	(3,925)	—	7,049
Mark to market adjustments	—	(336)	669	643	(702)
Loss on extinguishment of debt	—	—	1,005	1,005	—
Gain on sale of Travelpost	—	—	—	—	(459)
Other	50	59	(4)	11	47
Changes in assets and liabilities, net of effect of acquisitions:
Accounts receivable, net	(3,574)	(4,193)	(2,103)	244	(13,367)
Prepaid expenses and other assets	(99)	(1,345)	(925)	(2,135)	253
Accounts payable	1,157	(35)	1,658	(1,321)	1,437
Accrued liabilities and other liabilities	1,724	2,014	(1,498)	(291)	5,763

Net cash from operating activities	(1,886)	12,879	12,616	16,337	16,287

Cash flows from investing activities
Purchases of property and equipment	(1,043)	(986)	(2,267)	(1,939)	(1,612)
Purchase of domain names	(81)	(106)	(2)	—	—
Proceeds from sale of property and equipment	—	23	5	—	—
Purchase of marketable securities	(5,963)	(16,352)	(3,254)	(2,196)	(4,721)
Sale of marketable securities	9,462	9,045	12,482	12,481	2,350
Proceeds from sale of Travelpost	—	—	—	—	3,600
Cash paid for business combination—net of cash acquired	(174,818)	(784)	—	—	(6,781)

Net cash from investing activities	(172,443)	(9,160)	6,964	8,346	(7,164)

Cash flows from financing activities
Proceeds from issuance of common stock	302	897	529	359	1,637
Proceeds from issuance of redeemable convertible preferred stock	165,709	—	—	—	—
Payments on long-term debt	30,000	(5,000)	(25,268)	(25,268)	—
Cash paid for origination of loans	(429)	—	—	—	—
Loans to shareholders	—	(1,100)	(2,500)	(2,500)	3,686
Other	—	32	—	—	—

Net cash from financing activities	195,582	(5,171)	(27,239)	(27,409)	5,323

Effect of exchange rate changes on cash and cash equivalents	—	—	—	—	158
Increase (decrease) in cash and cash equivalents	21,253	(1,452)	(7,659)	(2,726)	14,604
Cash and cash equivalents, beginning of period	3,808	25,061	23,609	23,609	15,950

Cash and cash equivalents, end of period	$25,061	$23,609	$15,950	$20,883	$30,554

Supplemental disclosures of cash flow information
Cash paid during the year for:
Interest	$—	$2,541	$532
Income taxes	$—	$400	$2,692

See notes to consolidated financial statements

Kayak Software Corporation and Subsidiaries

Notes to Consolidated Financial Statements

(In thousands, except share and per share amounts)

(Amounts as of or for the nine months ended September 30, 2009 and 2010 are unaudited)

1. Organization

The Company was incorporated in Delaware on January 14, 2004 under the name of Travel Search Company, Inc. On August 17, 2004, we officially changed our name to Kayak Software Corporation (the Company). We operate KAYAK.com and other travel websites and mobile applications that allow users to search for rates and availability for airline tickets, hotel rooms, rental cars, and other travel-related services across hundreds of websites.

2. Summary of Significant Accounting Policies

Significant Estimates and Judgments

The preparation of financial statements in conformity with generally accepted accounting principles in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Significant estimates relied upon in preparing these financial statements include the provision for uncollectible accounts, estimates used to determine the fair value of our common stock and preferred stock warrants, recoverability of our net deferred tax assets and the fair value of long lived assets and goodwill. Changes in estimates are recorded in the period in which they become known. We base estimates on historical experience and various other assumptions that we believe to be reasonable under the circumstances. Actual results may differ from our estimates.

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries, and have been prepared in accordance with accounting principles generally accepted in the United States of America. Operating results of acquired businesses are included in the Consolidated Statements of Operations from the date of acquisition. All intercompany accounts and transactions have been eliminated.

Segments

We have one operating segment for financial reporting purposes: travel search. We have no organizational structure dictated by product lines, geography or customer type.

Revenue Recognition

Our services are free for travelers. We earn revenues from both referrals to travel suppliers and online travel agencies (OTAs) (distribution revenues) and from advertising placements on our websites and mobile applications (advertising revenues). We recognize revenue upon completion of the referral or placement of advertisement, provided that our fees are fixed and determinable, there is persuasive evidence of the arrangement and collection is reasonably assured, as follows:

Distribution Revenues: Revenue is recognized either when a user clicks on a link that refers them to a travel supplier or OTA or when the user completes a purchase with the travel supplier or OTA, depending on terms of the contract. For certain hotels and car rental companies, revenue is not earned until the user consumes the travel, in which case we recognize the revenue when notified of the amount earned by the travel supplier or OTA. Generally, travel suppliers and OTAs report user consumption to us on a monthly basis in the month following the month in which travel was consumed.

Advertising Revenue: Advertising revenue is recognized either via a cost per click model (CPC) which results in revenue when a user clicks on an advertisement that a customer has placed within our website, or through a cost per thousand impression (CPM) model which results in revenue being earned when we display an advertiser’s advertisement within our search results, regardless if the user clicks on the advertisement.

Concentrations of Credit Risk

Substantially all of our revenues are derived from customers and users located in the United States of America. Financial instruments that subject the Company to significant concentrations of credit risk consist primarily of cash, cash equivalents, marketable securities and accounts receivable. The Company’s cash and cash equivalents and marketable securities are primarily held in one financial institution that we believe to be of high credit quality.

Significant customers accounted for the following percentages of total revenues:

	For the year ended December 31,			For the nine months ended September 30,
	2007	2008	2009	2009	2010
Customer A	11%	13%	16%	16%	25%
Customer B	32%	27%	23%	23%	19%
Customer C	18%	15%	13%	14%	8%

Amounts due from these significant customers were:

	At December 31,		At September 30,
	2008	2009	2010
Customer A	$2,176	$3,376	$7,978
Customer B	3,883	4,610	5,045
Customer C	—	850	1,025

We believe significant customer amounts outstanding at December 31, 2009 and September 30, 2010 are collectible.

Cost of Revenue

Cost of revenue consists primarily of expenses incurred related to airfare and hotel search database costs and related bandwidth charges. All costs of revenue are expensed as incurred.

Marketing

Marketing expenses are comprised primarily of costs of search engine marketing, brand advertising, affiliate referral fees, and public relations. All marketing costs are expensed as incurred.

Stock-Based Compensation

We estimate the value of stock option awards on the date of grant using the Black-Scholes option-pricing model (the Black-Scholes model). The determination of the fair value of stock option awards on the date of grant is affected by our estimated stock price as well as assumptions regarding a number of complex and subjective variables. These variables include our expected stock price volatility over the term of the awards, expected term, risk-free interest rate, expected dividends and expected forfeiture rates. The forfeiture rate is estimated using historical option cancellation information, adjusted for anticipated changes in exercise and employment termination behavior. We separate employees into groups that have similar characteristics for purposes of making forfeiture estimates. Outstanding awards do not contain market or performance conditions and therefore, we recognize stock-based compensation expense on a straight-line basis over the requisite service period.

Fair Value of Financial Instruments

The carrying amounts of the Company’s cash and cash equivalents, accounts receivable, accounts payable and accrued liabilities, approximate fair value because of their short maturities.

Cash Equivalents and Marketable Securities

Cash equivalents include all highly liquid investments maturing within 90 days from the date of purchase.

Marketable securities are classified as held-to-maturity as we have the intent and ability to hold these investments to maturity. Marketable securities are reported at amortized cost. Cash equivalents and marketable securities are invested in instruments we believe to be of high-quality, primarily money market funds, U.S. Government obligations, State and Municipality obligations and corporate bonds with remaining contractual maturities of less than one year.

Accounts Receivable and Allowance for Doubtful Accounts

We review accounts receivable on a regular basis and estimate an amount of losses for uncollectible accounts based on our historical collections experience, age of the receivable and knowledge of the customer. We record changes in our estimate to the allowance for doubtful accounts through bad debt expense and relieve the allowance when accounts are ultimately determined to be uncollectible.

Property and Equipment

Property and equipment are stated at cost less accumulated depreciation and amortization. Depreciation of property and equipment is computed on a straight-line basis over the estimated useful lives of the assets or, when applicable, the life of the lease, whichever is shorter.

Software and Website Development Costs

Certain costs to develop internal use computer software are capitalized provided these costs are expected to be recoverable. These costs are included in property and equipment and are amortized over three years beginning when the asset is substantially ready for use. Costs incurred during the preliminary project stage, as well as maintenance and training costs are expensed as incurred. We capitalized software and website development costs of $538, $329 and $621 during the years ended December 31, 2007, 2008 and 2009, respectively, and $418 and $1,068 for the nine months ended September 30, 2009 and 2010, respectively. Amortization expense for software and website development costs were $676, $517 and $466 for the years ended December 31, 2007, 2008 and 2009, respectively and $342 and $434 for the nine months ended September 30, 2009 and 2010, respectively.

Impairment of Long-Lived Assets

Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. When such events occur, we compare the carrying amounts of the assets to their undiscounted expected future cash flows. If this comparison indicates that there is impairment, the amount of the impairment is calculated as the difference between the carrying value and fair value.

Goodwill

Goodwill represents the excess of the cost of acquired business over the fair value of the assets acquired at the date of acquisition. Goodwill is tested for impairment at least annually and whenever events or changes in circumstances indicate that goodwill may be impaired. At December 31, 2009 and September 30, 2010 goodwill is not deductible for tax purposes.

We assess goodwill for possible impairment using a two-step process. The first step identifies if there is potential goodwill impairment. If step one indicates that an impairment may exist, a second step is performed to measure the amount of the goodwill impairment, if any. Goodwill impairment exists when the estimated fair value of goodwill is less than its carrying value. If impairment exists, the carrying value of the goodwill is reduced to fair value through an impairment charge in our consolidated statements of operations.

For purposes of goodwill impairment testing, we estimate the fair value of the company using generally accepted valuation methodologies, including market and income based approaches, and relevant data available through and as of the testing date. The market approach is a valuation method in which fair value is estimated based on observed prices in actual transactions and on asking prices for similar assets. Under the market approach, the valuation process is essentially that of comparison and correlation between the subject asset and other similar assets. The income approach is a method in which fair value is estimated based on the cash flows that an asset could be expected to generate over its useful life, including residual value cash flows. These cash flows are then discounted to their present value using a rate of return that accounts for the relative risk of not realizing the estimated annual cash flows and for the time value of money.

Warrant liability

Warrants to purchase redeemable preferred stock are accounted for on the balance sheets at fair value as liabilities. Changes in fair value are recognized in earnings in the period of change.

Put liability

In connection with our acquisition of swoodoo AG, we issued a put option on 825,000 shares of our common stock. The fair value of this option was estimated to be $4,208 at the date of the acquisition and recorded as a liability on our balance sheet. Changes in fair value are recognized in earnings in the period of change.

Accumulated Other Comprehensive Income

Accumulated other comprehensive income consists of foreign currency translation adjustments. The financial statements of swoodoo AG are translated from its functional currency, Euros, into U.S. dollars. Assets and liabilities are translated at period end rates of exchange and revenue and expenses are translated using average rates of exchange. The resulting gain or loss is included in accumulated other comprehensive income on the balance sheet.

Income Taxes

We record income taxes under the liability method. Deferred tax assets and liabilities reflect our estimation of the future tax consequences of temporary differences between the carrying amounts of assets and liabilities for book and tax purposes. We determine deferred income taxes based on the differences in accounting methods and timing between financial statement and income tax reporting. Accordingly, we determine the deferred tax asset or liability for each temporary difference based on the enacted tax rates expected to be in effect when we realize the underlying items of income and expense. We consider many factors when assessing the likelihood of future realization of our deferred tax assets, including our recent earnings experience by jurisdiction, expectations of future taxable income, and the carryforward periods available to us for tax reporting purposes, as well as other relevant factors. We may establish a valuation allowance to reduce deferred tax assets to the amount we believe is more likely than not to be realized. Due to inherent complexities arising from the nature of our businesses, future changes in income tax law, tax sharing agreements or variances between our actual and anticipated operating results, we make certain judgments and estimates. Therefore, actual income taxes could materially vary from these estimates.

Effective January 1, 2007, we adopted the authoritative guidance for uncertainty in income taxes. This guidance requires that we recognize a tax benefit from an uncertain position only if it is more likely than not that the position is sustainable, based solely on its technical merits and consideration of the relevant taxing authority’s widely understood administrative practices and precedents. If this threshold is met, we would measure the tax benefit as the largest amount of benefit that is greater than fifty percent likely of being realized upon ultimate settlement. The adoption of this guidance did not have a material impact on our financial statements.

Recent Accounting Pronouncements

In 2006, the FASB issued guidance regarding fair value measurements which defines fair value, establishes a market-based framework or hierarchy for measuring fair value and expands disclosures about fair value measurements. This guidance is applicable whenever another accounting pronouncement requires or permits assets and liabilities to be measured at fair value. It does not expand or require any new fair value measures. This guidance became effective January 1, 2008 and was applied prospectively to fair value measurements and disclosures of (i) financial assets and financial liabilities and (ii) nonfinancial assets and nonfinancial liabilities which are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually). In February 2008, the FASB delayed the effective date regarding fair value measurements and disclosures of nonfinancial assets and nonfinancial liabilities, except those that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually), to January 1, 2009. The application of this guidance did not have a material effect on the consolidated financial statements.

In 2009, the FASB issued an amendment to its guidance on fair value measurements and disclosures to provide guidance on the fair value measurement of liabilities. This update provides clarification for circumstances in which a quoted price in an active market for the identical liability is not available. This was effective in 2009 and did not have a material effect on our consolidated financial statements.

In 2010, the FASB issued an amendment to guidance on the disclosure of fair value measurements. This update requires a gross presentation of activities within the Level 3 roll forward and adds a new requirement to disclose transfers in and out of Level 1 and 2 measurements. The update also clarifies the following existing disclosure requirements regarding: (i) the level of disaggregation of fair value measurements; and (ii) the disclosures regarding inputs and valuation techniques. This update is effective for our fiscal year beginning January 1, 2010 except for the gross presentation of the Level 3 roll forward information, which is effective for our fiscal year beginning January 1, 2011. The principle impact from this update was expanded disclosures regarding our fair value measurements.

On January 1, 2009, we adopted the revised FASB guidance regarding business combinations which was required to be applied to business combinations on a prospective basis. The revised guidance requires that the acquisition method of accounting be applied to a broader set of business combinations, amends the definition of a business combination, provides a definition of a business, requires an acquirer to recognize an acquired business at its fair value at the acquisition date and requires the assets and liabilities assumed in a business combination to be measured and recognized at their fair values as of the acquisition date (with limited exceptions). There was no impact upon adoption and the effects of this guidance will depend on the nature and significance of business combinations occurring after the effective date.

In May 2009, the FASB issued guidelines on subsequent event accounting which sets forth: (i) the period after the balance sheet date during which management of a reporting entity should evaluate events or transactions that may occur for potential recognition or disclosure in the financial statements; (ii) the circumstances under which an entity should recognize events or transactions occurring after the balance sheet date in its financial statements; and (iii) the disclosures that an entity should make about events or transactions that occurred after the balance sheet date. These guidelines were effective for annual periods ending after June 15, 2009. There was no impact on the consolidated financial results. We have evaluated subsequent events through November 17, 2010, the date of issuance of our consolidated financial statements. Additionally, we have evaluated subsequent events through January 14, 2011, the date of our revised consolidated financial statements.

3. Restatement of Consolidated Balance Sheets and Statements of Changes in Shareholders’ Deficit

Background

On January 11, 2011, management determined that the previously issued consolidated balance sheets as of December 31, 2008 and 2009 and September 30, 2010 are no longer reliable because they failed to state the redeemable convertible preferred stock at redemption value. As a result, these consolidated financial statements have been restated.

Impact of Restatement

The cumulative impact of the misstatement was to understate the value of redeemable convertible preferred stock and overstate total stockholders’ equity by $28.5 million as of December 31, 2009. There was no impact on reported net income, earnings per share or cash flows.

The effects of the restatement on the consolidated balance sheets are summarized in the tables below:

December 31, 2008	Originally Reported	Adjustments	As Restated
Series A Redeemable Convertible Preferred Stock	$6,600	$1,914	$8,514
Series A-1 Redeemable Convertible Preferred Stock	1,650	408	2,058
Series B Redeemable Convertible Preferred Stock	7,000	1,628	8,628
Series B-1 Redeemable Convertible Preferred Stock	3,000	486	3,486
Series C Redeemable Convertible Preferred Stock	11,500	1,802	13,302
Series D Redeemable Convertible Preferred Stock	165,721	10,567	176,288

Total redeemable convertible preferred stock	$195,471	$16,805	$212,276
Additional paid-in capital	$11,373	$(11,373)	$—
Accumulated deficit	$(17,513)	$(5,432)	$(22,945)
Total stockholders’ equity (deficit)	$(6,135)	$(16,805)	$(22,940)

December 31, 2009	Originally Reported	Adjustments	As Restated
Series A Redeemable Convertible Preferred Stock	$6,600	$2,310	$8,910
Series A-1 Redeemable Convertible Preferred Stock	1,650	507	2,157
Series B Redeemable Convertible Preferred Stock	7,000	2,048	9,048
Series B-1 Redeemable Convertible Preferred Stock	3,000	666	3,666
Series C Redeemable Convertible Preferred Stock	11,500	2,492	13,992
Series D Redeemable Convertible Preferred Stock	165,721	20,510	186,231

Total redeemable convertible preferred stock	$195,471	$28,533	$224,004
Additional paid-in capital	$17,349	$(17,349)	$—
Accumulated deficit	$(10,601)	$(11,184)	$(21,785)
Total stockholders’ equity (deficit)	$6,753	$(28,533)	$(21,780)

September 30, 2010	Originally Reported	Adjustments	As Restated
Series A Redeemable Convertible Preferred Stock	$6,600	$2,607	$9,207
Series A-1 Redeemable Convertible Preferred Stock	1,650	581	2,231
Series B Redeemable Convertible Preferred Stock	7,000	2,363	9,363
Series B-1 Redeemable Convertible Preferred Stock	3,000	801	3,801
Series C Redeemable Convertible Preferred Stock	11,500	3,009	14,509
Series D Redeemable Convertible Preferred Stock	165,721	27,968	193,689

Total redeemable convertible preferred stock	$195,471	$37,329	$232,800
Additional paid-in capital	$35,515	$(26,145)	$9,370
Accumulated deficit	$(4,443)	$(11,184)	$(15,627)
Total stockholders’ equity (deficit)	$32,582	$(37,329)	$(4,747)

4. Acquisitions

On May 6, 2010, the Company acquired 100% of the outstanding share capital in swoodoo AG, a German entity that is similar in nature to us for a total purchase price of $24,384, consisting of $9,451 in cash, 825,000 shares of common stock valued at $13.00 per share on the date of the acquisition. Upon the occurrence of certain events, including the closing of a qualified initial public offering (IPO), during the thirty business days following our giving notice of such event, or at June 30, 2011, we will be obligated, at the holder’s request, to repurchase any or all of the shares held by such holder at a price of €13.33 ($18.14 at September 30, 2010) per share. We recorded a liability for the estimated fair value of this obligation at $4,208 at the time of acquisition. This amount was recorded as contingent consideration and is included in the purchase price above. During the nine months ended September 30, 2010, the fair value of the obligation decreased by $784. The decrease in the liability was recorded as a gain and is included in other income (expense), net.

We recognized $419 of acquisitions-related expenses for the nine months ended September 30, 2010 that were included in general and administrative expenses.

The following table summarizes the consideration paid for swoodoo AG and the amounts of the assets acquired and liabilities assumed at the acquisition date.

Fair value of consideration transferred:

Cash paid	$8,777
Cash paid for working capital adjustment	674
Fair value of common stock	10,725
Fair value of put options issued	4,208

Total purchase consideration	$24,384

The table below sets forth the final purchase price allocation.

Assets acquired:
Cash and cash equivalents	$2,670
Other assets	1,320
Identifiable intangible assets (1)
Customer relationships (useful life - 8 years)	4,900
Trade & domain names (useful life - 11 years)	5,400
Current technology (useful life - 5 years)	3,900
Non-compete Agreements (useful life - 3 years)	700
Goodwill	11,144

Total assets	30,034

Liabilities assumed:
Deferred tax liability	4,714
Other liabilities	936

Total net assets acquired	$24,384

(1)	The weighted average useful life of the identifiable intangible assets acquired is 8 years.

The pro forma impact on revenues and net income was immaterial.

On December 22, 2007, the Company completed the acquisition of SideStep, Inc. an online travel search engine to obtain SideStep’s user base and brand name. Total consideration for the acquisition, net of cash acquired, was $175,603. Included in this amount was cash consideration of $784 representing post-closing purchase price adjustments that were paid during 2008.

5. Marketable Securities

The following tables summarize the investments in marketable securities:

	December 31, 2008
	Amortized Cost	Gross Unrealized Gains	Estimated Fair Value
Agency bonds	$801	$9	$810
Government bonds	1,200	—	1,200
Certificate of deposit	675	—	675
Commercial paper	4,210	6	4,216
Corporate debentures/bonds	3,857	2	3,859

	$10,743	$17	$10,760

	December 31, 2009
	Amortized Cost	Gross Unrealized Gains	Estimated Fair Value
Certificate of deposit	$601	$—	$601
Commercial paper	749	—	749
Corporate debentures/bonds	156	—	156

	$1,506	$—	$1,506

	September 30, 2010
	Amortized Cost	Gross Unrealized Gains	Estimated Fair Value
Agency bonds	$479	$—	$479
Agency discount notes	1,249	—	1,249
U.S. government bonds	200	—	200
Non-U.S. government bonds	126	—	126
Certificate of deposit	150	—	150
Commercial paper	150	—	150
Corporate debentures/bonds	1,481	1	1,482

	$3,835	$1	$3,836

6. Property and Equipment

Property and equipment at December 31, 2008 and 2009 and September 30, 2010 consisted of the following:

	Estimated Life	December 31,		September 30, 2010
		2008	2009
Computer equipment	3 years	$1,793	$2,364	$2,654
Furniture and fixtures	5 years	156	306	383
Leasehold improvements	Life of lease	159	921	993
Office equipment	5 years	61	35	35
Software	3 years	12	35	97
Vehicle	5 years	53	53	105
Website development	3 years	4,884	5,505	6,500

		7,118	9,219	10,767
Accumulated depreciation		(3,959)	(5,891)	(7,469)

Net property and equipment		$3,159	$3,328	$3,298

Depreciation expense was $1,196, $1,890 and $2,052 for the years ended December 31, 2007, 2008 and 2009, respectively and $1,527 and $2,157 for the nine months ended September 30, 2009 and 2010, respectively.

7. Intangible Assets

The following tables detail our intangible asset balances by major asset class:

	At December 31, 2008
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Intangible asset class
Domain and trade names	$26,359	$(2,876)	$23,483
Customer relationships	3,300	(750)	2,550

Total	$29,659	$(3,626)	$26,033

	At December 31, 2009
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Intangible asset class
Domain and trade names	$26,361	$(5,512)	$20,849
Customer relationships	3,300	(1,442)	1,858

Total	$29,661	$(6,954)	$22,707

	At September 30, 2010
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Intangible asset class
Domain and trade names	$31,294	$(7,470)	$23,824
Customer relationships	8,209	(2,044)	6,165
Technology	4,146	(332)	3,814
Non-compete agreements	744	(99)	645

Total	$44,393	$(9,945)	$34,448

Amortization expense was $289, $3,324 and $3,328 for the years ended December 31, 2007, 2008 and 2009, respectively and $2,496 and $2,766 for the nine months ended September 30, 2009 and 2010, respectively. Amortization related to domain and trade names is included in technology expense and amortization related to customer relationships is included in general and administrative expense. Intangible assets are amortized on a straight-line basis over their estimated economic lives. We believe that the straight-line method of amortization reflects an appropriate allocation of the cost of the intangible assets to earnings in proportion to the amount of economic benefits obtained.

As of December 31, 2009, future amortization expense for the next 5 years and after is expected to be:

2010	$3,321
2011	3,248
2012	3,197
2013	2,636
2014 and after	10,305

Total	$22,707

8. Goodwill

There were no changes in the carrying amount of goodwill in 2008 or 2009. Changes for the nine months ended September 30, 2010 were as follows:

Balance, December 31, 2009	$142,982
Acquisition of swoodoo AG	11,144
Sale of Travelpost, Inc.	(2,353)
Foreign currency translation	702

Balance, September 30, 2010	$152,475

9. Accrued Expenses

Accrued expenses consisted of the following:

	December 31,		September 30, 2010
	2008	2009
Accrued bonus	$1,657	$3,405	$3,157
Taxes payable	612	—	3,105
Accrued search fees	1,921	40	1,179
Accrued marketing	240	—	1,176
Accrued affiliate payments	1,463	1,101	549
Other accrued expenses	1,619	1,384	2,170

	$7,512	$5,930	$11,336

10. Long-Term Debt

There was no outstanding long-term debt as of December 31, 2009 or September 30, 2010. Long-term debt as of December 31, 2008 consisted of the following:

December 31, 2008
Senior term loan	$15,000
Subordinated term loan	10,200
Discount—Warrants	(510)
Discount—Final payment fee	(160)

24,530
Less current portion of long-term debt	(7,500)

$17,030

In December 2007, the Company entered into $20,000 of senior term loans and $10,000 of subordinated term loans with Silicon Valley Bank and Gold Hill Capital, respectively. These loans were repaid during 2009.

At the inception of the loan, we recorded commitment fees of $350 which were being amortized over the term of the loans. Upon repayment of the debt, these fees were expensed in full and included as part of the early extinguishment expense discussed below.

In conjunction with these loans, the Company issued warrants to purchase Series D Convertible Preferred Stock. Proceeds have been allocated to the warrants using the residual method based on the estimated fair value of the warrants at the date of the loans. Refer to Note 12—Redeemable Convertible Preferred Stock for further information on the warrants. Amounts related to the debt discount of the Series D warrants were being amortized over 5 years, which was the term of the debt. Upon repayment of the debt, these fees were expensed in full.

At the time of repayment we incurred $1,005 of expense in connection with the early extinguishment of debt. This amount was included in other income (expense), for the year ended December 31, 2009 and the nine months ended September 30, 2009.

11. Income Taxes

The significant components of the provision for income taxes are as follows:

	December 31,			September 30,
	2007	2008	2009	2009	2010
Current:
Federal	$—	$238	$141	$355	$482
State	—	177	1,008	1,224	2,580

Total current	—	415	1,149	1,579	3,062

Deferred
Federal	—	—	(3,098)	—	7,094
State	—	—	(827)	—	—

Total deferred	—	—	(3,925)	—	7,094

Income tax expense (benefit)	$—	$415	$(2,776)	$1,579	$10,156

Provisions for income taxes compared with income taxes based on the federal statutory tax rate of 35% were as follows:

	December 31,
	2008	2009
U.S. Statutory federal income tax rate	35.0%	35.0%
State income taxes, net of federal benefits	3.2%	15.8%
Compensation related to incentive stock options	26.6%	27.0%
Warrants	(2.1)%	5.7%
Change to valuation allowance	(55.8)%	(94.9)%
NOL utilization	—	(54.2)%
Other	0.7%	(1.5)%

Effective income tax rate	7.5%	(67.1)%

Significant components of the Company’s deferred tax assets and liabilities at December 31, 2008 and 2009 were as follows:

	December 31,
	2008	2009
Deferred tax assets:
Net operating loss carryforward	$15,734	$10,256
Start-up and organizational costs	113	—
Accruals and reserves	253	456
Stock options	—	1,633
Research and development credits	751	1,003

Total gross deferred tax assets	16,851	13,348
Valuation allowance	(6,139)	—

Total deferred tax assets	10,712	13,348

Deferred tax liabilities:
Restricted stock	(15)	—
Depreciation and amortization	(10,697)	(9,423)

Total deferred tax liabilities	(10,712)	(9,423)

Net deferred tax asset	$—	$3,925

Realization of the future tax benefits is dependent on many factors, including the Company’s ability to continue to generate taxable income within the net operating loss (NOL) carryforward period. Prior to 2009, the Company did not have sufficient history of generating taxable income to support the assumption that it was more likely than not that future tax benefits would be realized and as such, a full valuation reserve was recorded against the related deferred tax assets. During the fourth quarter of 2009, based on historical and expected operating results, we determined that it was more likely than not that future tax benefits would be realized and released the valuation allowance of $3,925.

At December 31, 2009 and September 30, 2010, the Company had approximately $33,141 and $24,111, respectively, of federal and state tax NOLs that expire beginning in 2027 and 2014, respectively. This includes the effect of Section 382 limitations on the Company’s federal NOL due to certain ownership changes in prior years. Additionally, this NOL includes $9,276 at December 31, 2009 and $9,276 and September 30, 2010 attributable to the excess tax deductions on stock option activity which is not included in the above deferred tax schedule. The tax benefit of this deduction will be recorded through additional paid in capital at such time as the NOL is used to reduce income taxes payable.

As of September 30, 2010, the Company had gross unrecognized tax benefits of $513 and no accrued interest or penalties. Included in the additions for tax positions taken for prior years, are amounts related to the Company’s acquisition of swoodoo.

We had unrecognized tax benefits of $231 at December 31, 2007. There were no changes in 2008 or 2009. The following table summarizes the changes in the balance of gross unrecognized tax benefits from December 31, 2009:

Unrecognized tax benefits at December 31, 2009	$231
Additions for tax positions of acquired companies	282

Unrecognized tax benefits at September 30, 2010	$513

The total amount of unrecognized tax benefits, if recognized, that would impact effective tax rate is $478. The Company does not currently anticipate that the total amount of unrecognized tax benefits will significantly change within the next 12 months.

All years are open for examination by federal and state taxing authorities. There are no tax audits currently ongoing. Management believes it has adequately reserved for all uncertain tax positions. The assessment relies on estimates and assumptions and may involve a series of complex judgments about future events.

12. Commitments and Contingencies

Operating Leases

We lease our office and data center facilities under noncancelable leases that expire at various points through January 2016. We are also responsible for certain real estate taxes, utilities and maintenance costs on our office facilities. Rent expense was approximately $528, $1,120 and $1,307 for the years ended December 31, 2007, 2008 and 2009, respectively and $998 and $786 for the nine months ended September 30, 2009 and 2010, respectively. Future minimum payments under non cancelable operating lease agreements as of December 31, 2009 are as follows:

2010	$1,366
2011	1,140
2012	826
2013	676
2014	556
Thereafter	480

Total	$5,044

In addition, we have various content licensing and technology agreements that if not renewed, will expire at various times through 2010 and 2011. Content licensing and technology expense for the years ended December 31, 2007, 2008 and 2009 was approximately $4,330, $7,076 and $6,514, respectively and for the nine months ended September 30, 2009 and 2010 was $4,569 and $5,788, respectively.

Future minimum payments under content licensing and technology agreements are as follows at December 31, 2009:

2010	$7,431
2011	7,200

Total	$14,631

Legal Matters

We are involved in various legal proceedings, including, but not limited to, actions relating to breach of contract and intellectual property infringement that involve claims for substantial amounts of money or for other relief or that might necessitate changes to our business or operations. If any legal proceedings were to result in an unfavorable outcome, it could have a material adverse effect on our business, financial position and results of operations; however, at this time, we are unable to estimate the potential range of loss, if any, and it is too early to determine the likelihood of whether or not any of these claims will ultimately result in a loss. As such, we have not recorded any accrual for potential loss as of December 31, 2009 or September 30, 2010.

13. Redeemable Convertible Preferred Stock

The Company has authorized 26,876,384 shares of redeemable convertible preferred stock, and has designated six series as of December 31, 2009: 6,600,000 shares of Series A Preferred, 1,176,051 shares of Series

A-1 Preferred, 4,989,308 shares of Series B Preferred, 2,138,275 shares of Series B-1 Preferred, 3,897,084 shares of Series C Preferred and 8,075,666 Series D Preferred.

Series A Preferred

In March and June 2004, the Company issued an aggregate of 6,600,000 shares of Series A Preferred at $1.00 per share for gross proceeds of $6,600.

Series A-1 Preferred

In November 2004, the Company issued an aggregate of 825,000 shares of Series A-1 Preferred at $2.00 per share for gross proceeds of $1,650. The purchase price of the shares was subject to adjustment based on any dilution occurring as a result of any subsequent stock offering that occurred prior to February 1, 2006 at a price per share lower than $2.00. Consequently, in March 2005, an additional 351,051 shares were issued to Series A-1 holders to adjust the stock purchase price to $1.403 per share, the per-share price of the Series B Preferred Stock.

Series B Preferred

In February 2005, the Company issued 4,989,308 shares of its Series B Preferred at $1.403 per share for gross proceeds of $7,000.

Series B-1 Preferred

In April 2006, the Company issued 2,138,275 shares of its Series B-1 Preferred at $1.403 per share for gross proceeds of $3,000.

Series C Preferred

In May 2006, the Company issued 3,855,180 shares of its Series C Preferred at $2.983 per share for gross proceeds of $11,500.

Series D Preferred

In December 2007, the Company issued 8,008,842 shares of its Series D Preferred at $20.727 per share for gross proceeds of $166,000 and $278 in issuance costs.

A summary of the current rights and preferences of the Series A, A-1, B, B-1, C and D Preferred are as follows:

Voting

Series A, A-1, B, B-1, C and D Preferred stockholders are entitled to one vote per common share equivalent on all matters voted on by holders of common stock.

Dividends

Series A, A-1, B, B-1, C and D Preferred stockholders are entitled to receive dividends that are paid on common stock of the Company equal to an amount of the largest number of whole shares of common stock into which the shares of preferred stock are convertible into. In addition, Series A, A-1, B, B-1, C and D preferred stockholders are entitled to receive, out of funds legally available, dividends at the rate of 6% per annum of the adjusted original issue price per share and are accumulated regardless if declared. Accumulated and unpaid dividends totaled $28,242 at December 31, 2009 and $37,051 September 30, 2010. Dividends are payable upon a liquidation event, redemption or if declared by the Board of Directors.

Liquidation Rights

In the event of a liquidation, dissolution or winding up of the Company, a sale of all or substantially all of the Company’s assets, and certain mergers, before any distribution payments to common stockholders, the holders of Series A, A-1, B, B-1, C and D Preferred are entitled to an amount equal to the liquidation preference payment. The liquidation preference payment is equal to the original stock price paid per share multiplied by 1.5 for the Series A holders ($1.50 per share), Series A-1 holders ($2.104 per share), Series B holders ($2.104 per share), Series B-1 holders ($2.104 per share), Series C holders ($4.475 per share) and Series D holders ($31.09 per share) plus unpaid dividends (whether or not declared).

Conversion

Each share of Series A, A-1, B, B-1, C and D preferred is convertible into one share of common stock, adjusted for certain anti-dilutive events. Conversion is at the option of the holder but becomes automatic upon (i) the completion of an initial public offering involving net proceeds of at least $25,000 at a price per share that equals or exceeds $31.09 per share, subject to certain adjustments, or (ii) upon the election of the holders of shares of preferred stock representing 58% of the votes applicable to such preferred stock, provided that with respect to Series D Preferred, such election must also include at least two-thirds of the Series D holders (Requisite Holders). Upon a conversion event holders are not entitled to receive any previously accumulated and unpaid dividends.

Redemption

At any time on or after December 21, 2012, upon the written request of the Requisite Holders, the Company shall redeem, in three equal annual installments, all outstanding Series A, A-1, B, B-1, C and D Preferred, in cash, at an amount equal to the adjusted original issue price plus unpaid dividends.

Preferred Stock Warrants

In connection with the issuance of subordinated term loans in 2007, the lender received warrants to purchase 62,000 shares of Series D preferred stock at an exercise price of $20.73 per share. The warrants expire on the tenth anniversary of the loan closing date (December 2017). In connection with the transaction the Company recorded a separate warrant liability based on the estimated fair value at the issuance date by allocating proceeds first to the warrants and the remaining to the loans (the residual method). Warrants are valued at each reporting period with changes recorded in the statement of operations. The fair value of these warrants was $297, $681 and $650 as of December 31, 2008 and 2009 and September 30, 2010, respectively, based on the following assumptions using the Black-Scholes model:

	December 31,		September 30, 2010
	2008	2009
Risk free interest rate	1.6%	2.2%	1.1%
Expected volatility	55.1%	54.5%	51.0%
Expected life (in years)	5	4	4
Dividend yield	0.0%	0.0%	0.0%

The mark to market gain (loss) on these warrants was $348 and $(384) for the years ended December 31, 2008 and 2009 and $361 and $(31) for the nine months ended September 30, 2009 and 2010, respectively.

In November 2006, under the terms of a loan and security agreement, the Company issued warrants for the purchase of 41,904 shares of Series C preferred. The warrants are exercisable at $2.983 per share and expire on November 22, 2016. The Company recorded a warrant liability based on the fair value of the warrants at the issuance date. Using the Black-Scholes model at December 31, 2008 and 2009 and September 30, 2010, the fair value of these warrants was $115, $400 and $514, respectively, based on the following assumptions:

	December 31,		September 30, 2010
	2008	2009
Risk free interest rate	1.6%	1.9%	0.6%
Expected volatility	55.1%	54.8%	52.7%
Expected life (in years)	5	3	3
Dividend yield	0.0%	0.0%	0.0%

The mark to market gain (loss) on these warrants was $(12) and $(285) for the years ended December 31, 2008 and 2009, respectively, and $282 and $114 for the nine months ended September 30, 2009 and 2010, respectively.

14. Stockholders’ Equity

Common Stock

A summary of the current rights and preferences of common stock are as follows:

Voting

Common stockholders are entitled to one vote per share of common stock held on all matters on which such common stockholder is entitled to vote.

Dividends

Common stockholders are eligible to receive dividends on common stock held when funds are available and as approved by the Board of Directors.

Liquidation Rights

In the event of liquidation, dissolution or winding up of the Company, a sale of all or substantially all of the Company’s assets, and certain mergers, common stockholders are entitled to receive all assets of the Company available for distribution, subject to the preferential rights of any outstanding shares of preferred stock.

15. Stock Options and Restricted Stock

The Board of Directors adopted the 2004 Stock Option Plan (Plan) and the Third Amended and Restated 2005 Equity Incentive Plan, which permits the sale or award of restricted common stock or grant of incentive and nonqualified stock options for the purchase of common stock to employees, directors and consultants up to a maximum of 2,180,000 shares under the Plan and up to 6,034,496 shares under the Third Amended and Restated 2005 Equity Incentive Plan. At December 31, 2009 and September 30, 2010, 335,724 and 715,451 shares, respectively, were available under the 2005 Equity Incentive Plan for future issuances of restricted common stock or grants of stock options.

Restricted Stock

The Company has issued shares of restricted common stock to employees, directors and consultants, which are subject to repurchase agreements and generally either vest over a four-year period from date of grant or immediately at the time of the grant. If the holder ceases to have a business relationship with the Company, the Company may repurchase any unvested shares of restricted common stock held by these individuals at their original purchase price, ranging from $1.00 to $15.50 per share for the period ended September 30, 2010.

Restricted stock is subject to transfer restrictions and contains the same rights and privileges as unrestricted shares of common stock. Shares of restricted stock are presented as outstanding as of the date of issuance. As of December 31, 2009 and September 30, 2010, there were 345 and no shares subject to repurchase, respectively. The Company granted restricted stock shares to employees totaling 153,413 and 25,000 for the years ended December 31, 2008 and 2009 respectively, and 54,898 for the nine months ended September 30, 2010. Grants made during 2008, 2009 and 2010 all vested immediately as of the date of the grant.

The following table summarizes the activity of restricted stock:

	Number of Shares	Weighted- Average Grant Date Fair Value
Outstanding – December 31, 2006	498,639	$1.28
Issued	218,107	3.02
Repurchased	(50,000)	1.00

Outstanding – December 31, 2007	666,746	$1.87
Issued	153,413	13.54
Repurchased	(39,637)	2.59

Outstanding – December 31, 2008	780,522	4.13
Issued	25,000	7.50

Outstanding – December 31, 2009	805,522	4.42
Issued	54,898	11.29

Outstanding – September 30, 2010	860,420	$4.86

Vested restricted common stock – December 31, 2008	768,251	$4.13

Vested restricted common stock – December 31, 2009	805,177	$4.42

Vested restricted common stock – September 30, 2010	860,420	$4.86

Stock Options

Stock options generally have terms of ten years. Stock options granted under the stock plans will typically vest 25% after the first year of service and ratably each month over the remaining 36-month period contingent upon employment with the Company on the date of vesting.

The Company utilizes the Black-Scholes model to determine the fair value of stock options. Management is required to make certain assumptions with respect to selected model inputs, including anticipated changes in the underlying stock price (i.e., expected volatility) and option exercise activity (i.e., expected term). The Company bases its expected volatility on the historical volatility of comparable publicly traded companies for a period that is equal to the expected term of the options. The expected term of options granted is derived using the “simplified” method as allowed under the provisions of the Securities and Exchange Commission’s Staff Accounting Bulletin No. 107 and represents the period of time that options granted are expected to be outstanding. The risk-free rate is based on the U.S. Treasury yield in effect at the time of the grant period for a period commensurate with the estimated expected life.

The following table summarizes stock option activity:

	Number of Shares	Exercise Price Per Share	Weighted- Average Exercise Price	Aggregate Intrinsic Value
Outstanding—December 31, 2006	2,604,500	$1.00 - $1.40	$1.38
Issued	2,173,170	2.98 - 14.00	6.22
Exercised	(281,500)	1.00 - 2.98	1.80	$1,290
Forfeited	(250,000)	1.00 - 2.98	2.43

Outstanding—December 31, 2007	4,246,170	$1.00 - $14.00	$3.81
Issued	2,483,000	15.50	15.50
Exercised	(706,785)	1.00 - 5.00	1.27	$10,058
Forfeited	(487,117)	1.00 - 15.50	12.59

Outstanding—December 31, 2008	5,535,268	1.00 - 15.50	8.61
Issued	3,269,000	7.5 - 15.50	8.15
Exercised	(229,482)	1.00 - 5.00	2.31	$1,425
Cancelled	(2,044,000)	12.50 - 15.50	14.96
Forfeited	(826,210)	1.403 - 15.50	13.48

Outstanding—December 31, 2009	5,704,576	1.00 - 15.50	5.62
Issued	1,595,000	11.29 - 13.00	12.66
Exercised	(85,225)	1.00 - 7.50	3.36	$745
Forfeited	(352,125)	1.403 - 7.50	7.46

Outstanding—September 30, 2010	6,862,226	$1.00 - 15.50	$7.19

Vested stock options—December 31, 2008	2,393,460	$1.00 - 15.50	$3.55	$9,369

Vested stock options—December 31, 2009	2,064,444	$1.00 - 15.50	$3.48	$18,827

Vested stock options—September 30, 2010	3,197,305	$1.00 - 15.50	$4.39	$33,383

The fair value of vested shares was $3,467 and $2,689 at December 31, 2008 and 2009, respectively and $2,810 at September 30, 2010.

The weighted-average fair value of options granted during the years ended December 31, 2008 and 2009 was $6.54 and $4.21 per share, respectively, and $6.41 at September 30, 2010 based on the Black-Scholes model. The following weighted-average assumptions were used for grants:

	December 31,		September 30,
	2008	2009	2010
Risk-free interest rate	3.0%	2.5%	2.7%
Expected volatility	58.9%	57.4%	49.1%
Expected life (in years)	6	6	6
Dividend yield	0.0%	0.0%	0.0%

The following table summarizes information concerning outstanding and exercisable options as of December 31, 2009:

	Options Outstanding			Options Exercisable
Range of Exercise Prices	Number of Shares	Weighted Average Remaining Contractual Life (Years)	Weighted- Average Exercise Price	Number of Shares	Weighted- Average Exercise Price
$ 1.00	617,039	4.26	$1.00	617,039	$1.00
$ 1.40	441,464	5.82	$1.40	435,909	$1.40
$ 2.98	258,740	6.70	$2.98	226,187	$2.98
$ 5.00	1,402,500	7.44	$5.00	871,006	$5.00
$ 7.50	2,904,833	8.87	$7.50	213,319	$7.50
$15.50	80,000	8.48	$15.50	30,000	$15.50

The weighted average remaining contractual term for options exercisable as of December 31, 2009 and September 30, 2010 was 6.3 and 6.2 years, respectively.

The fair value of the common stock has been determined by the Board of Directors at each award grant date based on a variety of factors, including arm’s length sales of the Company’s capital stock (including redeemable convertible preferred stock), valuations of comparable public companies, the Company’s financial position and historical financial performance, the status of technological developments within the Company’s products, the composition and ability of the technology and management team, an evaluation of and benchmark to the Company’s competition, the current climate in the marketplace, the illiquid nature of the common stock, the effect of rights and preferences of preferred shareholders, and the prospects of a liquidity event, among others. In addition, at least annually the Company obtains an independent third party valuation to assist in determining the current market value of the stock.

In 2009, the Company offered employees the ability to modify their stock options that were previously granted at an exercise price in excess of the valuation that was obtained at December 31, 2008. In return for adjusting the fair market value of the options, the vesting on the awards would reset as of July 7, 2009. Employees would then vest in equal monthly installments over the next four years. 2,044,000 options relating to 49 employees were reset at July 7, 2009 with an exercise price of $7.50. In connection with this modification, the Company incurred additional noncash compensation expense of $2,565 for the incremental value of the modified options. This expense will be recognized on a straight-line basis over the vesting period of the new grant.

During 2008, the Company accelerated options related to two terminated employees. Total options accelerated were 30,625 shares which resulted in additional compensation of $300.

At December 31, 2009 and September 30, 2010, total unrecognized estimated compensation expense related to non-vested stock options granted prior to that date was approximately $11,380 and $22,847, respectively. This expense will be recognized on a straight-line basis over the weighted average remaining vesting period of 3.7 years as of December 31, 2009 and 3.8 years as of September 30, 2010.

16. Earnings per Share

The following table sets forth the computation of basic and diluted earnings per share of common stock for the three years ended December 31, 2007, 2008 and 2009 and the nine months ended September 30, 2009 and 2010:

	Year Ended December 31,			Nine Months Ended September 30,
	2007	2008	2009	2009	2010
Basic Earnings per Share:
Net income	$(4,368)	$5,101	$6,912	$10,439	$6,158
Redeemable preferred stock dividends	(2,085)	(11,728)	(11,728)	(8,796)	(8,796)
Amounts allocated to participating preferred stockholders	—	—	—	(1,376)	—

Net income available to common shareholders—basic	$(6,453)	$(6,627)	$(4,816)	$267	$(2,638)

Weighted average common shares outstanding	3,860,114	4,831,777	5,223,187	5,193,555	6,164,171

Basic earnings per share	$(1.67)	$(1.37)	$(0.92)	$0.05	$(0.43)

Diluted earnings per share:
Net income	$(4,368)	$5,101	$6,912	$10,439	$6,158
Redeemable preferred stock dividends	(2,085)	(11,728)	(11,728)	(8,796)	(8,796)
Amounts allocated to participating preferred stockholders	$—	$—	$—	$(1,376)	$—

Net income available to common shareholders—diluted	$(6,453)	$(6,627)	$(4,816)	$267	$(2,638)

Weighted average common shares outstanding	3,860,114	4,831,777	5,223,187	5,866,565	6,164,171

Diluted (loss) earnings per share	$(1.67)	$(1.37)	$(0.92)	$0.05	$(0.43)

The weighted average effect of potentially dilutive securities that have been excluded from the calculation of diluted net loss per common share because the effect is anti-dilutive is as follows:

	Year Ended December 31,			Nine Months Ended September 30,
	2007	2008	2009	2009	2010
Options to purchase common stock and common stock subject to repurchase	4,246,170	5,535,268	5,696,346	4,868,590	6,862,226
Convertible preferred stock (as converted basis)	26,767,656	26,767,656	26,767,656	26,767,656	26,767,656
Convertible preferred stock warrants (as converted basis)	103,904	103,904	103,904	103,904	103,904

Unaudited Pro Forma Net Income Per Share

The following table sets forth the computation of basic and diluted earnings per share of common stock assuming that 26,767,656 shares of redeemable preferred stock were converted at January 1, 2009:

	Year Ended December 31, 2009	Nine Months Ended September 30, 2010
Pro forma basic earnings per share:
Net income	$6,912	$6,158
Weighted average common shares outstanding	5,223,187	6,164,171
Pro forma adjustment for redeemable preferred stock	26,767,656	26,767,656

Weighted average shares outstanding used to compute basic pro forma earnings per share	31,990,843	32,931,827

Pro forma basic earnings per share	$0.22	$0.19

Pro forma diluted earnings per share:
Net income	$6,912	$6,158
Weighted average shares outstanding used to compute basic pro forma earnings per share	31,990,843	32,931,827
Options to purchase common stock	1,286,167	2,100,811
Warrants to purchase common stock	27,107	31,848
Put option to repurchase common stock	—	379,300

Weighted average shares outstanding used to compute diluted pro forma earnings per share	33,304,117	35,443,786

Pro forma diluted earnings per share	$0.21	$0.17

The weighted average effect of potentially dilutive securities that have been excluded from the calculation of diluted net income per common share because the effect is anti-dilutive is as follows:

Options to purchase common stock	2,984,833	1,825,000
Convertible preferred stock warrants (as converted basis)	62,000	62,000

	3,046,833	1,887,000

17. Fair Value Measurements

Generally accepted accounting principles set forth a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. The three tiers are Level 1, defined as observable inputs such as quoted prices in active markets; Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable; and Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions.

Our preferred stock warrants and common stock put options are measured at fair value on a recurring basis. The preferred stock warrants are valued using the Black-Scholes model with the following assumptions: share price, exercise price, expected term, volatility, risk-free interest rate and dividend yield as described in Note 12—Redeemable Convertible Preferred Stock.

Using the Black-Scholes model, the common stock put options are valued at $3,424 based on the following assumptions at September 30, 2010:

Risk free interest rate	0.2%
Expected volatility	37.7%
Expected life (in years)	1
Dividend yield	0.0%

Changes in valuation during the years ended December 31, 2008 and 2009 and the nine months ended September 30, 2010 were as follows:

	Level 3 Stock Put Option	Level 3 Warrant Instruments
Balance, December 31, 2007	$—	$748
Mark to market adjustment	—	(336)

Balance, December 31, 2008	—	412
Mark to market adjustment	—	669

Balance, December 31, 2009	—	1,081
Fair value at issuance	4,208	—
Mark to market adjustment	(784)	82

Balance, September 30, 2010	$3,424	$1,163

18. Employee Benefit Plan

In June 2004, the Company established a defined contribution savings plan under Section 401(k) of the Internal Revenue Code. This plan covers substantially all employees who meet minimum age and service requirements and allows participants to defer a portion of their annual compensation on a pre-tax basis, subject to legal limitations. Company contributions to the plan may be made at the discretion of the Board of Directors. The Company has made no contributions to the 401(k) plan to date.

19. Related Party Transactions

In March 2010, we sold Travelpost, a website that was acquired in 2007, to a corporation affiliated with certain members of our Board of Directors. In return, we received 800,000 shares of common stock in the new company and $3,600 in cash. We recorded a gain on the sale of $465 which is included in other income expense, net. In addition we entered into a commercial agreement pursuant to which we granted the new company a three-year license to reproduce and publicly display hotel reviews and hotel related information in exchange for a monthly license fee of $50 for the term of the license.

In July 2008, the Company loaned two stockholders a combined $1,100 under secured promissory notes bearing interest at 3.2% in connection with restricted stock grants of 150,000 shares of common stock. In 2009, one stockholder borrowed an additional $1,000 and the other borrowed an additional $1,500 under new secured promissory notes bearing interest at a rate per annum of 2.06%. These agreements replaced the previous agreements. These notes, including interest, were repaid in full in March 2010.

SCHEDULE II—CONSOLIDATED VALUATION AND QUALIFYING ACCOUNTS

(In thousands)

	Balance at Beginning of Period	Additions Charged to Expense	Deductions	Additions Acquired from Business Combinations	Balance at End of Period
Allowance for doubtful accounts:
Year Ended December 31, 2007	$64	$122	$(113)	$99	$172
Year Ended December 31, 2008	172	420	(171)	—	421
Year Ended December 31, 2009	421	1,030	(485)	—	966
Nine Months Ended September 30, 2010	$966	$568	$(172)	$—	$1,362

Allowance for deferred tax assets:
Year Ended December 31, 2007	$7,758	$58	$—	$—	$7,816
Year Ended December 31, 2008	7,816	—	1,677	—	6,139
Year Ended December 31, 2009	6,139	—	6,139	—	—
Nine Months Ended September 30, 2010	$—	$—	$—	$—	$—

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution

The following table sets forth the fees and expenses, other than underwriting discounts and commissions, payable in connection with the registration of the common stock hereunder. All amounts are estimates except the SEC registration fee, the FINRA filing fee and The NASDAQ Stock Market listing fee.

Securities and Exchange Commission registration fee		$3,565
FINRA filing fee		$5,500
The NASDAQ Stock Market listing fee		*
Accounting fees and expenses		*
Legal fees and expenses		*
Transfer agent fees and expenses		*
Printing and engraving expenses		*
Miscellaneous expenses		*
Total expenses	$	*

*	To be provided by amendment.

Item 14.	Indemnification of Directors and Officers

Section 102 of the Delaware General Corporation Law permits a corporation in its certificate of incorporation or an amendment to eliminate or limit the personal liability of its directors or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his or her duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of law or obtained an improper personal benefit. Our amended and restated certificate of incorporation, that will be in effect upon completion of this offering, provides that no director shall be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duty as a director, notwithstanding any provision of law imposing such liability, except to the extent that Delaware law prohibits the elimination or limitation of liability of directors for breaches of fiduciary duty.

Section 145 of the Delaware General Corporation Law provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by the person in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the corporation, to which he or she is a party by reason of such position, if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful, except that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnify for such expenses which the Court of Chancery or such other court shall deem proper. Section 145(g) of the Delaware General Corporation Law further authorizes a corporation to purchase and maintain insurance on behalf of any indemnified person against any liability asserted against and incurred by such person in any indemnified capacity, or arising out of such person’s status as such, regardless of whether the corporation would otherwise have the power to indemnify under Delaware law.

Our amended and restated certificate of incorporation that will be in effect upon completion of this offering will provide that we must indemnify our directors and officers to the fullest extent authorized by Delaware law and may also pay expenses incurred in defending any such proceeding in advance of its final disposition upon delivery of an undertaking, by or on behalf of an indemnified person, to repay all amounts so advanced if it should be determined ultimately that such person is not entitled to be indemnified under this section or otherwise.

Our amended and restated by-laws that will be in effect upon completion of this offering will provide that it will indemnify each person who was or is a party or threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative by reason of the fact that he or she is or was, or has agreed to become, its director or officer, or is or was serving, or has agreed to serve, at its request as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise, an “indemnitee,” or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding and any appeal therefrom.

We expect our directors and executive officers to execute a new form of indemnification agreement prior to completion of this offering. In general, these agreements provide that we will indemnify the director or executive officer to the fullest extent permitted by law for claims arising in his or her capacity as a director or officer or in connection with his or her service at our request for another corporation or entity. We also maintain a general liability insurance policy that covers certain liabilities of our directors and officers arising out of claims based on acts or omissions in their capacities as directors or officers.

The indemnification rights set forth above shall not be exclusive of any other right which an indemnified person may have or hereafter acquire under any statute, provision of our amended and restated certificate of incorporation, our amended and restated by-laws, agreement, vote of stockholders or disinterested directors or otherwise.

We expect to maintain standard policies of insurance that provide coverage (1) to our directors and officers against loss rising from claims made by reason of breach of duty or other wrongful act and (2) to us with respect to indemnification payments that we may make to such directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

Item 15.	Recent Sales of Unregistered Securities

Set forth below is information regarding shares of common stock and preferred stock issued and options and warrants granted by us within the past three years that were not registered under the Securities Act. Also included is the consideration, if any, received by us for such securities and information relating to the section of the Securities Act, or rule of the SEC, under which exemption from registration was claimed.

(a) Issuances of Capital Stock

On January 31, 2008, we issued an aggregate of 3,413 restricted shares of our common stock, par value $0.001, to certain employees in lieu of a portion of their 2007 cash bonus, all of which were fully vested on the date of issuance.

On June 26, 2008, we granted an aggregate of 150,000 shares of our common stock, par value $0.001, to our founders and executives as part of their compensation at a price per share of $15.50.

On November 13, 2009, we issued 25,000 restricted shares of our common stock, par value $0.001 per share, to a consultant for services rendered to us, all of which were fully vested on the date of issuance.

On February 11, 2010, we issued an aggregate of 54,986 restricted shares of our common stock, par value $0.001, to 27 of our employees in lieu of a portion of their 2009 cash bonus all of which were fully vested on the date of issuance.

On May 6, 2010, in connection with the acquisition of swoodoo, we issued an aggregate of 825,000 shares of our common stock, par value $0.001, to the former holders of the outstanding equity of swoodoo AG, and paid an additional €6,000,000 in cash.

On July 30, 2010, we issued to AOL Inc. 962,224 shares of our common stock, pursuant to the exercise of a warrant dated February 25, 2005 to purchase common stock at an exercise price of $1.403 per share, for an aggregate purchase price of $1,350,000.27.

(b) Stock Option Grants

During the three year period ended December 31, 2010, we have granted to employees, consultants and directors options to purchase 7,897,590 shares of our common stock under our Third Amended and Restated 2005 Equity Incentive Plan. The exercise price per share ranged from $7.50 to $16.50. Options to purchase shares of our common stock pursuant to our Third Amended and Restated 2005 Equity Incentive Plan generally vest either 25% on the first anniversary of the vesting start date, with the remainder vesting in 36 equal monthly installments, or in 48 equal monthly installments.

During the three year period ended December 31, 2010, an aggregate of 1,079,875 shares of our common stock were issued upon exercise of outstanding stock options, with exercise prices ranging from $1.00 to $7.50 per share; of that amount, 682,919 shares of our common stock were issued under our 2004 Equity Incentive Plan and 396,956 shares of our common stock were issued under our Third Amended and Restated 2005 Equity Incentive Plan.

No underwriters were involved in the foregoing issuances of securities. The offers, sales and issuances of the securities described above were deemed to be exempt from registration under the Securities Act in reliance upon Rule 701 or Regulation S under the Securities Act or Section 4(2) of the Securities Act. The offers, sales and issuances of the securities that were deemed to be exempt in reliance on Rule 701 were transactions under compensatory benefit plans and contracts relating to compensation as provided under Rule 701. The transactions in the securities that were deemed to be exempt in reliance on Regulation S were offers and sales that occurred outside the U.S. as provided under Regulation S. The offers, sales and issuances of the securities that were deemed to be exempt in reliance upon Section 4(2) were each transactions not involving any public offering, and all recipients of these securities were accredited investors within the meaning of Rule 501 of Regulation D of the Securities Act who were acquiring the applicable securities for investment and not distribution and had represented that they could bear the risks of the investment. Each of the recipients of securities in these transactions had adequate access, through employment, business or other relationships, to information about us.

Item 16.	Exhibits and Financial Statement Schedules

(a) Exhibits

Exhibit Index

Exhibit No.	Description

1.1*	Form of Underwriting Agreement.

3.1**	Amended and Restated Certificate of Incorporation of the Company, as currently in effect.

3.2**	Amendment to Amended and Restated Certificate of Incorporation of the Company, as currently in effect.

3.3**	Second Amendment to Amended and Restated Certificate of Incorporation of the Company, as currently in effect.

3.4**	Third Amendment to Amended and Restated Certificate of Incorporation of the Company, as currently in effect.

3.5**	Fourth Amendment to Amended and Restated Certificate of Incorporation of the Company, as currently in effect.

3.6**	Fifth Amendment to Amended and Restated Certificate of Incorporation of the Company, as currently in effect.

3.7*	Form of Amended and Restated Certificate of Incorporation of the Company, to be in effect upon completion of the offering.

3.8**	Amended and Restated By-Laws of the Company, as currently in effect.

3.9*	Form of Amended and Restated By-Laws of the Company, to be in effect upon completion of the offering.

4.1*	Form of Registrant’s Common Stock Certificate.

4.2**	Fifth Amended and Restated Stock Restriction and Co-Sale Agreement, dated December 20, 2007, between the Company and the holders and investors named therein.

4.3**	Sixth Amended and Restated Investor Rights Agreement, dated March 22, 2010, between the Company and the certain investors and founders named therein.

4.4**	First Amendment to the Sixth Amended and Restated Investor Rights Agreement, dated October 1, 2010, between the Company and certain investors and founders named therein.

4.5**	Stockholders’ Agreement, dated May 6, 2010, between the Company and the holders and investors named therein.

5.1*	Form of Opinion of Bingham McCutchen LLP.

10.1**	2004 Stock Incentive Plan.

10.2**	Third Amended and Restated 2005 Equity Incentive Plan, amended by First Amendment, dated January 31, 2008, Second Amendment, dated February 28, 2008, Third Amendment, dated August 27, 2008, Fourth Amendment, dated July 22, 2009, Fifth Amendment, dated December 9, 2009 and Sixth Amendment, dated September 17, 2010.

10.3*	Form of 2011 Equity Incentive Plan, to be in effect upon completion of the offering.

10.4**^	Services Agreement, dated March 3, 2005, between the Company and ITA Software, Inc.

10.5**^	Amendment to Services Agreement, dated July 18, 2007, between the Company and ITA Software, Inc.

10.6**^	Letter Agreement, dated March 11, 2008, between the Company, SideStep, Inc. and ITA Software, Inc.

10.7**^	Second Amendment to Services Agreement, dated January 1, 2009, between the Company and ITA Software, Inc.

Exhibit No.	Description

10.8**	Lease Agreement, dated August 7, 2008 between the Company and Jefferson at Maritime, L.P.

10.9**	Office Lease Agreement, dated September 26, 2008, between the Company and Normandy Concord Acquisition, LLC.

10.10***^	Amended and Restated Promotion Agreement, dated April 23, 2009, between the Company and Orbitz Worldwide, LLC.

10.11**	Letter Agreement, dated November 24, 2009 by Jefferson at Maritime L.P. to the Company.

10.12**	Office Lease, dated November 25, 2009, between the Company and SPF Mathilda, LLC.

10.13^	Google Services Agreement, dated November 1, 2010 between the Company and Google Inc.

10.14**^	KAYAK Insertion Order: IO02703, dated December 16, 2009, between the Company and Expedia.

10.15**^	KAYAK Insertion Order: IO03294, dated April 12, 2010, between the Company and Expedia.

10.16**^	KAYAK Insertion Order: IO03886, dated August 31, 2010, between the Company and Expedia.

10.17**^	KAYAK Insertion Order: IO03850, dated August 19, 2010, between the Company and Expedia UK.

10.18**^	KAYAK Insertion Order: IO03927, dated September 16, 2010, between the Company and Expedia UK.

10.19**^	KAYAK Insertion Order: IO03934, dated September 17, 2010, between the Company and Expedia UK.

10.20**	Standard Terms and Conditions for Internet Advertising for Media Buys One Year or Less v 2.0.

10.21**	Form of Insertion Order under Standard Terms and Conditions for Internet Advertising for Media Buys One Year or Less v 2.0.

10.22†	Executive Employment Agreement, dated March 2, 2004, between the Company and Daniel Stephen Hafner.

10.23†	First Amendment to Executive Employment Agreement and Restricted Stock Agreement, dated March 1, 2007, between the Company and Daniel Stephen Hafner.

10.24†	Second Amendment to Executive Employment Agreement, dated June 26, 2008 between the Company and Daniel Stephen Hafner.

10.25†	Executive Employment Agreement, dated March 2, 2004, between the Company and Paul M. English.

10.26†	First Amendment to Executive Employment Agreement and Restricted Stock Agreement, dated March 1, 2007, between the Company and Paul M. English.

10.27†	Second Amendment to Executive Employment Agreement, dated June 26, 2008, between the Company and Paul M. English.

10.28†	Offer Letter, dated October 22, 2007, from the Company to Karen Ruzic Klein.

10.29†	Offer Letter, dated April 9, 2009, from the Company to Robert M. Birge.

10.30†	Offer Letter, dated September 30, 2009, from the Company to Melissa H. Reiter.

10.31†	Stock Option Agreement, dated April 29, 2010, between the Company and Daniel Stephen Hafner.

10.32†	Stock Option Agreement, dated April 29, 2010, between the Company and Paul M. English.

10.33†	Stock Option Agreement, dated November 1, 2007, between the Company and Karen Ruzic Klein.

10.34†	Option Amendment Agreement, dated July 7, 2009, between the Company and Karen Ruzic Klein.

Exhibit No.	Description

10.35†	Stock Option Agreement, dated October 1, 2010, between the Company and Karen Ruzic Klein.

10.36†	Stock Option Agreement, dated May 19, 2009, between the Company and Robert M. Birge.

10.37†	Stock Option Agreement, dated October 1, 2010, between the Company and Robert M. Birge.

10.38†	Stock Option Agreement, dated February 11, 2010, between the Company and Melissa H. Reiter.

10.39†	Stock Option Agreement, dated October 1, 2010, between the Company and Melissa H. Reiter.

10.40†	Stock Option Agreement, dated June 1, 2007, between the Company and Terrell B. Jones.

10.41†	Stock Option Agreement, dated May 19, 2009, between the Company and Terrell B. Jones.

10.42†	Stock Option Agreement, dated March 1, 2004, between the Company and Terrell B. Jones.

10.43†	Stock Option Agreement, dated March 1, 2004, between the Company and Gregory E. Slyngstad.

10.44†	Stock Option Agreement, dated June 1, 2007, between the Company and Gregory E. Slyngstad.

10.45†	Stock Option Agreement, dated May 19, 2009, between the Company and Gregory E. Slyngstad.

10.46†	Restricted Stock Agreement, dated as of March 2, 2004, by and between the Company and Paul M. English.

10.47†	Restricted Stock Grant Agreement, dated as of March 15, 2007, between the Company and Paul M. English.

10.48†	Restricted Stock Grant Agreement, dated as of February 11, 2010, between the Company and Paul M. English.

10.49†	Restricted Stock Agreement, dated as of March 2, 2004, by and between the Company and Daniel Stephen Hafner.

10.50†	Restricted Stock Grant Agreement, dated as of March 15, 2007, between the Company and Daniel Stephen Hafner.

10.51†	Restricted Stock Grant Agreement, dated as of February 11, 2010, between the Company and Daniel Stephen Hafner.

10.52†	Restricted Stock Grant Agreement, dated as of February 11, 2010, between the Company and Karen Ruzic Klein.

10.53†	Restricted Stock Grant Agreement, dated as of February 11, 2010, between the Company and Robert M. Birge.

10.54†	Director Indemnification Agreement, dated April 15, 2008, between the Company and Terrell B. Jones.

10.55†	Director Indemnification Agreement, dated April 15, 2008, between the Company and Joel E. Cutler.

10.56†	Director Indemnification Agreement, dated April 15, 2008, between the Company and Michael Moritz.

10.57†	Director Indemnification Agreement, dated April 15, 2008, between the Company and Hendrik W. Nelis.

10.58†	Director Indemnification Agreement, dated April 15, 2008, between the Company and Gregory E. Slyngstad.

10.59†*	Form of Indemnification Agreement between the Company and certain of its directors and executive officers, to be in effect upon completion of this offering.

10.60**	Commencement Date Agreement, dated March 12, 2009, between the Company and Normandy Concord Acquisition, LLC.

Exhibit No.	Description

10.61	Amendment No. 1 to Google Services Agreement, dated November 1, 2010, between the Company and Google Inc.

10.62*	Employment Agreement, dated November 1, 2010, between the Company and Melissa H. Reiter.

14.1*	Code of Business Conduct and Ethics.

21.1**	List of Subsidiaries.

23.1*	Form of Consent of Bingham McCutchen LLP (included in Exhibit 5.1).

23.2	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm.

23.3	Consent of TNS Custom Research, Inc.

24.1**	Power of Attorney (included on signature page).

*	To be filed by amendment.
**	Previously filed with the initial Registration Statement on Form S-1 filed on November 17, 2010.
***	Previously filed with Amendment No. 1 to the Registration Statement on Form S-1 filed on December 7, 2010
†	Indicates a management contract or compensatory plan or arrangement.
^	Portions of this exhibit have been omitted pursuant to a confidential treatment request. This information has been filed separately with the Securities and Exchange Commission.

(b) Financial Statement Schedules

Refer to the financial statement schedule provided on page F-27 of the prospectus. All other schedules have been omitted because the information required to be set forth therein is not applicable.

Item 17.	Undertakings.

The undersigned Registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denomination and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned Registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of the registration statement as of the time it was declared effective.

(2) For purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Norwalk, State of Connecticut on January 14, 2011.

KAYAK SOFTWARE CORPORATION

By:	/s/ Daniel Stephen Hafner
Name:	Daniel Stephen Hafner
Title:	President, Chief Executive Officer and Director

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities held on the dates indicated.

Signature	Title	Date

/s/ Daniel Stephen Hafner Daniel Stephen Hafner	President and Chief Executive Officer and Director (Principal Executive Officer)	January 14, 2011

/s/ Melissa H. Reiter Melissa H. Reiter	Vice President Finance (Principal Financial Officer and Accounting Officer)	January 14, 2011

/s/ Paul M. English Paul M. English	Chief Technology Officer and Director	January 14, 2011

* Joel E. Cutler	Director	January 14, 2011

* Terrell B. Jones	Director	January 14, 2011

* Michael Moritz	Director	January 14, 2011

* Hendrik W. Nelis	Director	January 14, 2011

* Gregory E. Slyngstad	Director	January 14, 2011

*By:	/s/ Daniel Stephen Hafner
Name: Daniel Stephen Hafner
Title: Attorney-in-fact

Exhibit Index

Exhibit No.	Description

1.1*	Form of Underwriting Agreement.

3.1**	Amended and Restated Certificate of Incorporation of the Company, as currently in effect.

3.2**	Amendment to Amended and Restated Certificate of Incorporation of the Company, as currently in effect.

3.3**	Second Amendment to Amended and Restated Certificate of Incorporation of the Company, as currently in effect.

3.4**	Third Amendment to Amended and Restated Certificate of Incorporation of the Company, as currently in effect.

3.5**	Fourth Amendment to Amended and Restated Certificate of Incorporation of the Company, as currently in effect.

3.6**	Fifth Amendment to Amended and Restated Certificate of Incorporation of the Company, as currently in effect.

3.7*	Form of Amended and Restated Certificate of Incorporation of the Company, to be in effect upon completion of the offering.

3.8**	Amended and Restated By-Laws of the Company, as currently in effect.

3.9*	Form of Amended and Restated By-Laws of the Company, to be in effect upon completion of the offering.

4.1*	Form of Registrant’s & Common Stock Certificate.

4.2**	Fifth Amended and Restated Stock Restriction and Co-Sale Agreement, dated December 20, 2007, between the Company and the holders and investors named therein.

4.3**	Sixth Amended and Restated Investor Rights Agreement, dated March 22, 2010, between the Company and the certain investors and founders named therein.

4.4**	First Amendment to the Sixth Amended and Restated Investor Rights Agreement, dated October 1, 2010, between the Company and certain investors and founders named therein.

4.5**	Stockholders’ Agreement, dated May 6, 2010, between the Company and the holders and investors named therein.

5.1*	Form of Opinion of Bingham McCutchen LLP.

10.1**	2004 Stock Incentive Plan.

10.2**	Third Amended and Restated 2005 Equity Incentive Plan, amended by First Amendment, dated January 31, 2008, Second Amendment, dated February 28, 2008, Third Amendment, dated August 27, 2008, Fourth Amendment, dated July 22, 2009, Fifth Amendment, dated December 9, 2009 and Sixth Amendment, dated September 17, 2010.

10.3*	Form of 2011 Equity Incentive Plan, to be in effect upon completion of the offering.

10.4**^	Services Agreement, dated March 3, 2005, between the Company and ITA Software, Inc.

10.5**^	Amendment to Services Agreement, dated July 18, 2007, between the Company and ITA Software, Inc.

10.6**^	Letter Agreement, dated March 11, 2008, between the Company, SideStep, Inc. and ITA Software, Inc.

10.7**^	Second Amendment to Services Agreement, dated January 1, 2009, between the Company and ITA Software, Inc.

10.8**	Lease Agreement, dated August 7, 2008 between the Company and Jefferson at Maritime, L.P.

10.9**	Office Lease Agreement, dated September 26, 2008, between the Company and Normandy Concord Acquisition, LLC.

Exhibit No.	Description
10.10***^	Amended and Restated Promotion Agreement, dated April 23, 2009, between the Company and Orbitz Worldwide, LLC.
10.11**	Letter Agreement, dated November 24, 2009 by Jefferson at Maritime L.P. to the Company.
10.12**	Office Lease, dated November 25, 2009, between the Company and SPF Mathilda, LLC.
10.13^	Google Services Agreement, dated November 1, 2010 between the Company and Google Inc.
10.14**^	KAYAK Insertion Order: IO02703, dated December 16, 2009, between the Company and Expedia.
10.15**^	KAYAK Insertion Order: IO03294, dated April 12, 2010, between the Company and Expedia.
10.16**^	KAYAK Insertion Order: IO03886, dated August 31, 2010, between the Company and Expedia.
10.17**^	KAYAK Insertion Order: IO03850, dated August 19, 2010, between the Company and Expedia UK.
10.18**^	KAYAK Insertion Order: IO03927, dated September 16, 2010, between the Company and Expedia UK.
10.19**^	KAYAK Insertion Order: IO03934, dated September 17, 2010, between the Company and Expedia UK.
10.20**	Standard Terms and Conditions for Internet Advertising for Media Buys One Year or Less v 2.0.
10.21**	Form of Insertion Order under Standard Terms and Conditions for Internet Advertising for Media Buys One Year or Less v 2.0.
10.22†	Executive Employment Agreement, dated March 2, 2004, between the Company and Daniel Stephen Hafner.
10.23†	First Amendment to Executive Employment Agreement and Restricted Stock Agreement, dated March 1, 2007, between the Company and Daniel Stephen Hafner.
10.24†	Second Amendment to Executive Employment Agreement, dated June 26, 2008 between the Company and Daniel Stephen Hafner.
10.25†	Executive Employment Agreement, dated March 2, 2004, between the Company and Paul M. English.
10.26†	First Amendment to Executive Employment Agreement and Restricted Stock Agreement, dated March 1, 2007, between the Company and Paul M. English.
10.27†	Second Amendment to Executive Employment Agreement, dated June 26, 2008, between the Company and Paul M. English.
10.28†	Offer Letter, dated October 22, 2007, from the Company to Karen Ruzic Klein.
10.29†	Offer Letter, dated April 9, 2009, from the Company to Robert M. Birge.
10.30†	Offer Letter, dated September 30, 2009, from the Company to Melissa H. Reiter.
10.31†	Stock Option Agreement, dated April 29, 2010, between the Company and Daniel Stephen Hafner.
10.32†	Stock Option Agreement, dated April 29, 2010, between the Company and Paul M. English.
10.33†	Stock Option Agreement, dated November 1, 2007, between the Company and Karen Ruzic Klein.
10.34†	Option Amendment Agreement, dated July 7, 2009, between the Company and Karen Ruzic Klein.
10.35†	Stock Option Agreement, dated October 1, 2010, between the Company and Karen Ruzic Klein.
10.36†	Stock Option Agreement, dated May 19, 2009, between the Company and Robert M. Birge.
10.37†	Stock Option Agreement, dated October 1, 2010, between the Company and Robert M. Birge.
10.38†	Stock Option Agreement, dated February 11, 2010, between the Company and Melissa H. Reiter.
10.39†	Stock Option Agreement, dated October 1, 2010, between the Company and Melissa H. Reiter.

Exhibit No.	Description
10.40†	Stock Option Agreement, dated June 1, 2007, between the Company and Terrell B. Jones.
10.41†	Stock Option Agreement, dated May 19, 2009, between the Company and Terrell B. Jones.
10.42†	Stock Option Agreement, dated March 1, 2004, between the Company and Terrell B. Jones.
10.43†	Stock Option Agreement, dated March 1, 2004, between the Company and Gregory E. Slyngstad.
10.44†	Stock Option Agreement, dated June 1, 2007, between the Company and Gregory E. Slyngstad.
10.45†	Stock Option Agreement, dated May 19, 2009, between the Company and Gregory E. Slyngstad.
10.46†	Restricted Stock Agreement, dated as of March 2, 2004, by and between the Company and Paul M. English.
10.47†	Restricted Stock Grant Agreement, dated as of March 15, 2007, between the Company and Paul M. English.
10.48†	Restricted Stock Grant Agreement, dated as of February 11, 2010, between the Company and Paul M. English.
10.49†	Restricted Stock Agreement, dated as of March 2, 2004, by and between the Company and Daniel Stephen Hafner.
10.50†	Restricted Stock Grant Agreement, dated as of March 15, 2007, between the Company and Daniel Stephen Hafner.
10.51†	Restricted Stock Grant Agreement, dated as of February 11, 2010, between the Company and Daniel Stephen Hafner.
10.52†	Restricted Stock Grant Agreement, dated as of February 11, 2010, between the Company and Karen Ruzic Klein.
10.53†	Restricted Stock Grant Agreement, dated as of February 11, 2010, between the Company and Robert M. Birge.
10.54†	Director Indemnification Agreement, dated April 15, 2008, between the Company and Terrell B. Jones.
10.55†	Director Indemnification Agreement, dated April 15, 2008, between the Company and Joel E. Cutler.
10.56†	Director Indemnification Agreement, dated April 15, 2008, between the Company and Michael Moritz.
10.57†	Director Indemnification Agreement, dated April 15, 2008, between the Company and Hendrik W. Nelis.
10.58†	Director Indemnification Agreement, dated April 15, 2008, between the Company and Gregory E. Slyngstad.
10.59†*	Form of Indemnification Agreement between the Company and certain of its directors and executive officers, to be in effect upon completion of this offering.
10.60**	Commencement Date Agreement, dated March 12, 2009, between the Company and Normandy Concord Acquisition, LLC.
10.61	Amendment No. 1 to Google Services Agreement, dated November 1, 2010, between the Company and Google Inc.
10.62*	Employment Agreement, dated November 1, 2010, between the Company and Melissa H. Reiter.
14.1*	Code of Business Conduct and Ethics.
21.1**	List of Subsidiaries.
23.1*	Form of Consent of Bingham McCutchen LLP (included in Exhibit 5.1).
23.2	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm.
23.3	Consent of TNS Custom Research, Inc.
24.1**	Power of Attorney (included on signature page).

*	To be filed by amendment.
**	Previously filed with the initial Registration Statement on Form S-1 filed on November 17, 2010.
***	Previously filed with Amendment No. 1 to the Registration Statement on Form S-1 filed on December 7, 2010.
†	Indicates a management contract or compensatory plan or arrangement.
^	Portions of this exhibit have been omitted pursuant to a confidential treatment request. This information has been filed separately with the Securities and Exchange Commission.